Exhibit 4.10

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMERICAN WELL CORPORATION,

CONVERSA HEALTH, INC.,

COPERNICUS MERGER SUBSIDIARY, Inc.,

COPERNICUS MERGER Sister SubSIDIARY, LLC,

AND

FORTIS ADVISORS, LLC

THE SECURITYHOLDER REPRESENTATIVE NAMED HEREIN

Dated as of July 27, 2021

-i-

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

-ii-

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

-iii-

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

-iv-

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

-v-

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

EXHIBITS

EXHIBIT
A	List of Key Employees
B	Accounting Principles
C	Form of Escrow Agreement
D	R&W Insurance Policy
E	Parties to Restrictive Covenant Agreements

ANNEXES

ANNEX
I	Net Working Capital Calculation Schedule
II	Deliberately Omitted
III	Sample Calculations of the Earn-Out Payment
IV	Integration Plan
V	Business Plan

-vi-

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of July 27, 2021, by and among: American Well Corporation, a Delaware corporation (“Parent”), Copernicus Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Copernicus Merger Sister Subsidiary, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sister Subsidiary”), Conversa Health, Inc., a Delaware corporation (the “Company”) and Fortis Advisors LLC, a Delaware limited liability company (the “Securityholder Representative”).

recitals

WHEREAS, in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”). Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent;

WHEREAS, immediately following the Merger, and in accordance with this Agreement and the Limited Liability Company Act of the State of Delaware (the “DLLCA”), the Company will be merged with and into Sister Subsidiary (the “Subsequent Merger”). Upon the consummation of the Subsequent Merger, the Company will cease to exist, and Sister Subsidiary will survive as a wholly owned subsidiary of Parent;

WHEREAS, the respective boards of directors of Parent and Merger Sub have approved this Agreement and the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) approved and declared advisable this Agreement and the other Ancillary Agreements, the Merger, and the other transactions contemplated by this Agreement and approved the execution, delivery and performance of this Agreement and the other Ancillary Agreements, (ii) determined that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and (iii) recommended that the Company’s stockholders adopt this Agreement and give the Requisite Stockholder Approval, to the extent required by Legal Requirements;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger (as defined above) will be treated as a single integrated transaction (collectively, the “Mergers”) and will qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder and that this Agreement will be, and is, adopted as a plan of reorganization;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement for Parent and Merger Sub to enter into this Agreement, Murray Brozinsky is entering into an employment agreement with Parent or its Affiliate (the “Key Employee Employment Agreement”), which will become effective at the Effective Time; and

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the individuals listed on Exhibit E (collectively, the “Restricted Parties”) is entering into a restrictive covenant agreement with Parent or its Affiliate (each, a “Restrictive Covenant Agreement”), each of which will become effective at the Closing.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

agreement

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties to this Agreement hereby agree as follows:

Article I
DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

Section 1.01 Definitions. In addition to the other terms defined throughout this Agreement, the following terms shall have the following meanings when used in this Agreement:

“1933 Act” means the Securities Act of 1933.

“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date and, to the extent consistent with GAAP, using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in the preparation of the Net Working Capital Calculation Schedule set forth on Annex I, and in the preparation of the Most Recent Balance Sheet including those set forth on Exhibit B.

“Action” means any claim, controversy, action, charge, cause of action, suit, litigation, arbitration, mediation, governmental audit or investigation, opposition, interference, assessment, hearing, complaint, demand or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil, criminal, judicial or investigative and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or mediator.

“Additional Merger Consideration” means, as of any date of determination, the sum of (i) the portion of the Escrow Fund paid or payable to Effective Time Holders, plus (ii) any Payment Shortfall paid or payable to Effective Time Holders, plus (iii) the portion of the Securityholder Representative Reserve distributed to Effective Time Holders, plus (iv) the portion of the PPP Escrow Amount paid or payable to Effective Time Holders.

“Additional Per Share Merger Consideration” means, as of any date of determination, the quotient determined by dividing (i) the Additional Merger Consideration, by (ii) the Fully Diluted Company Share Number.

“Adjustable Amounts” means Closing Cash, Company Transaction Expenses, Closing Indebtedness and Closing Net Working Capital.

“Adjustment Calculation Time” means 11:59 p.m. (Eastern Time) on the day immediately prior to the Closing Date.

“Adjustment Escrow Amount” means $500,000.

“Adjustment Escrow Fund” means an escrow fund established pursuant to the Escrow Agreement, comprising of the Adjustment Escrow Amount.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, (a) a Person shall be deemed to control a specified Person if such Person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other Person is at such time a direct or indirect beneficial holder of at least 10% of any class of the Equity Interests of such specified Person.

“Aggregate Consideration” has the meaning given to such term in Section 5.18.

“Aggregate Stock Consideration” has the meaning given to such term in Section 5.18.

“Aggregate Option Exercise Amount” means a dollar amount representing the aggregate exercise price of all In-The-Money Options (without giving effect to any cancellation thereof effected by any Option Cancellation Agreement).

“Aggregate Warrant Exercise Amount” means a dollar amount representing the aggregate exercise price of all In-The-Money Warrants (without giving effect to any cancellation thereof effected by any Warrant Cancellation Agreement).

“Ancillary Agreements” means each of the agreements, certificates, instruments and documents to be executed and delivered by the parties in connection with the Contemplated Transactions, other than this Agreement.

“Anti-Bribery Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (as amended), (b) the United Kingdom Bribery Act (as amended), and (c) other Legal Requirements concerning anti-bribery, anti-corruption, and anti-money laundering applicable to the Company Group and its operations from time to time.

“Applicable Share Price” means $11.81, which is equal to the volume weighted average price of Parent Class A Common Stock on the New York Stock Exchange (“NYSE”) over the thirty-day calendar period prior to and including the date of this Agreement.

“Business” means the businesses conducted by the Company Group as of the date hereof.

“Business Day” means any day other than a Saturday or a Sunday or a weekday on which banks in Boston, Massachusetts are authorized or required to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor legislation or executive order or executive memo relating to the COVID-19, as well as any applicable guidance issued thereunder or relating thereto (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020) in any U.S. jurisdiction, and any subsequent legislation intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Cash” means (i) cash and cash equivalents, (ii) all inbound deposited but uncleared bank deposits, checks, drafts and wires and (iii) cash and cash receipts in transit, in each case of the Company less the sum of Company (x) outbound checks, wires and drafts issued and uncleared by the bank and (y) all amounts that are not freely usable because they are subject to restrictions, limitations or Taxes on use or distribution by Legal Requirement, Contractual Obligation or otherwise, including without limitation, restrictions on dividends and repatriations or any other form of restriction (including cash posted to support letters of credit, performance bonds, or other similar obligations and deposits with third parties), in each case determined in accordance with the Accounting Principles. Notwithstanding the foregoing, the Company shall receive credit for its lease deposit in an amount not to exceed $15,693.

“Change of Control” means (a) any acquisition or purchase by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than fifty (50%) of the total number of outstanding voting securities of Parent, (b) a tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) having beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the total number of outstanding voting securities of Parent, (c) a merger, consolidation, business combination, reorganization or similar transaction involving the Company, (d) a sale, lease, exchange, transfer or license (other than in the Ordinary Course of Business) of over fifty percent (50%) of the consolidated assets of Parent and (e) a liquidation or dissolution of Parent.

“Change of Control Payment” means any transaction, change of control, retention, bonus, severance or other similar payment or form of Compensation that is created, accelerated, accrues or becomes payable by any member of the Company Group or any of its Affiliates (for the avoidance of doubt, excluding an such payments or Compensation that is created, accelerated, accrued or becomes payable as a result of the actions or omissions of Parent, including but not limited to any such obligations with respect to a termination of employment or service made at the express written request of Parent, and excluding any such amounts with respect to plans of Parent payable to Company employees) to any present or former director, manager, officer, stockholder, employee or independent contractor thereof, including pursuant to any employment agreement, benefit plan or any other Contractual Obligation, including the employer portion of any Taxes payable on or triggered by any such payment, without regard to the ability of any member of the Company Group to defer such Taxes under the CARES Act.

“Closing Cash” means Cash as of the Adjustment Calculation Time.

“Closing Cash Consideration” means an amount equal to (a) Fifty Five Million and no/100 Dollars ($55,000,000.00), plus (b) Closing Cash, minus (c) Closing Indebtedness, minus (d) Company Transaction Expenses, plus (e) the Net Working Capital Excess (if any), minus (f) the Net Working Capital Shortfall (if any), minus (g) the Escrow Amount, and minus (h) the Securityholder Representative Reserve.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Closing Common Per Share Merger Consideration” means, in respect of each share of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time, a portion of the Closing Common Stock Merger Consideration determined by dividing (i) the sum of (a) the Closing Common Stock Merger Consideration, plus (b) the Aggregate Option Exercise Amount, plus (c) the Aggregate Warrant Exercise Amount, by (ii) the Fully Diluted Company Share Number.

“Closing Common Stock Merger Consideration” means an amount equal to the Closing Merger Consideration.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as of the Adjustment Calculation Time.

“Closing Merger Consideration” means (a) Fifty Five Million and no/100 Dollars ($55,000,000.00), plus (b) Estimated Closing Cash, plus (c) the Stock Consideration, minus (d) Estimated Closing Indebtedness, minus (e) Estimated Company Transaction Expenses, plus (f) the Estimated Net Working Capital Excess (if any), minus (g) the Estimated Net Working Capital Shortfall (if any), minus (h) the Escrow Amount, and minus (i) the Securityholder Representative Reserve.

“Closing Net Working Capital” means the (a) the combined current assets of the Company reflected in the line items included in the Net Working Capital Calculation Schedule minus (b) the combined current liabilities of the Company reflected in the line items included in the Net Working Capital Calculation Schedule, in each case, calculated as of the close of business on the day immediately preceding the Closing Date in accordance with the Accounting Principles; provided that Closing Net Working Capital shall not take into account any amounts in respect of Taxes, Tax assets (including the R&D Tax Credit) or Pre-Closing Taxes, or any accrued liabilities that constitute Indebtedness, Company Transaction Expenses or Change of Control Payments. For the avoidance of doubt, the PPP Loan shall not impact the calculation of Closing Net Working Capital.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent contemporaneously with this Agreement. The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement.

“Company Fundamental Representations” means the representations and warranties contained in Section 3.01 (Organization; No Subsidiaries), Section 3.02 (Power and Authorization), Section 3.04(b)(i) (Breach of Organizational Documents), Section 3.05

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(Capitalization of the Company), Section 3.08 (Indebtedness; Guarantees) Section 3.15 (Tax Matters) and Section 3.25 (No Brokers).

“Company Group” means the Company and its Subsidiaries.

“Company Group Intellectual Property Rights” means all Intellectual Property Rights owned or purported to be owned by or exclusively licensed or purported to be exclusively licensed to the Company Group or used in Company Products by the Company Group, including all Intellectual Property Rights in and to Company Group Technology.

“Company Group’s Knowledge,” “Knowledge of the Company Group” and similar formulations means, with respect to the Company Group, the actual knowledge, after reasonable investigation, of Murray Brozinsky, Todd Grant, Cam Ough, Becky James, Chris Edwards, Phil Marshall and West Shell III.

“Company Group Technology” means any and all Technology owned or purported to be owned by the Company Group.

“Company Options” means options to purchase shares of Company Common Stock granted by the Company pursuant to the Equity Plan or otherwise and that are outstanding and unexercised immediately prior to the Effective Time.

“Company Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Company.

“Company Products” means all products and services provided, performed, distributed, sold or licensed by or on behalf of the Company or its Subsidiaries.

“Company Revenue” means revenue of the Parent and its affiliated entities (including the Company) in accordance with GAAP and as calculated by the Company in the Latest Company Balance Sheet, relating to the sale and license of Company products and derivatives thereof by Parent and its affiliated entities (including the Company), including on a pro rata basis if bundled.

“Company Transaction Expenses” means without duplication all costs, fees and expenses incurred solely in connection with the negotiation, execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the Contemplated Transactions by or payable by the Company, in each case which remain unpaid as of the Closing, including, (a) (i) all fees and expenses payable to the Company’s financial advisors and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of the Company’s legal and accounting advisors and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred, (iii) any Change of Control Payments; (iv) any Taxes payable on or triggered by payments at Closing in respect of the cash or Equity Interests under or as described in Article II of this Agreement, other than pursuant to Section 2.09 and those Taxes contemplated by the first sentence of Section 10.06; (v) if the Closing occurs, an amount equal to 50% of the fees, costs and expenses of the D&O Insurance not to exceed $500,000; (vi)

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the Company’s portion of those Taxes, fees and charges contemplated by the first sentence of Section 10.06; and (vii) an amount equal to 50% of the fees of the Paying Agent.

“Company Warrant” means warrants to purchase shares of Company Common Stock granted by the Company that are outstanding and unexercised prior to the Effective Time.

“Compensation” means, with respect to any Person, all wages, salaries, compensation, remuneration, commissions, consulting fees, bonuses or benefits of any kind or character whatsoever (including issuances or grants of Equity Interests), made directly or indirectly by any member of the Company Group to or for the benefit of such Person or any Family Member of such Person.

“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the Merger and the other transactions described in the recitals to this Agreement, (b) the execution, delivery and performance of the Ancillary Agreements, and (c) the payment of fees and expenses relating to such transactions.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, note, bond, indenture, insurance policy, mortgage, lease, sublease, license, sublicense, joint venture or other legally enforceable commitment, promise, undertaking, obligation, arrangement, instrument or understanding, in each case whether written or oral, to which or by which such Person is a party or otherwise subject or bound.

“Earn-Out Date” means, as applicable, the Integration Date and the Revenue Earn-Out Date.

“Earn-Out Payments” means together, the Integration Earn-Out Payment and Revenue Earn-Out Payment.

“Earn-Out Period” means the period from January 1, 2022 to December 31, 2022.

“Effective Time Holders” mean those Persons who held shares of Company Capital Stock, In-The-Money Options and In-The-Money Warrants immediately prior to the Effective Time.

“Employee Option” means each Company Option granted to the holder in the holder’s capacity as, or that had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes.

“Employee Plan” means any plan, program, policy, agreement, arrangement or Contractual Obligation, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that (a) is an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (b) relates to a stock bonus, stock ownership, stock purchase, equity or equity-based incentive or (c) is any other deferred-compensation, employment (including offer letters), independent contractor, retirement, severance, vacation or paid time-off, transaction, retention, change in control, welfare-benefit, reimbursement, cash incentive,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

commission, bonus, profit-sharing, pension, employee loan, health, welfare, cafeteria, incentive or fringe-benefit plan, program, policy, agreement, arrangement or Contractual Obligation.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien (statutory or other), license, sublicense, option, pledge, hypothecation, security interest, mortgage, deed of trust, right of way, encumbrance, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant of any kind with respect to, or condition governing the use, construction, voting (in the case of any security or Equity Interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Enforceable” means, with respect to any Contractual Obligation stated to be Enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, restricted stock, restricted stock unit, profits interest, equity appreciation right, phantom equity interest, warrant, purchase right, conversion right, exchange right or other Contractual Obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“Equity Plan” means the Company’s 2014 Equity Incentive Plan, as amended.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Acquiom Clearinghouse LLC.

“Escrow Agreement” means the Escrow Agreement among Parent, the Securityholder Representative and the Escrow Agent substantially in the form of Exhibit C.

“Escrow Amount” means the Indemnity Escrow Amount and the Adjustment Escrow Amount.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Escrow Fund” means the escrow fund established pursuant to the Escrow Agreement comprising of the Adjustment Escrow Fund and the Indemnity Escrow Fund.

“Estimated Closing Cash Consideration” means an amount equal to (a) Fifty Five Million and no/100 Dollars ($55,000,000.00), plus (b) Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) Estimated Company Transaction Expenses, plus (e) the Estimated Net Working Capital Excess (if any), minus (f) the Estimated Net Working Capital Shortfall (if any), minus (g) the Escrow Amount, and minus (h) the Securityholder Representative Reserve.

“Facilities” means any buildings, plants, improvements or structures located on the Leased Real Property.

“Family Member” means, with respect to any individual, any child, stepchild, parent, stepparent, spouse, or sibling of such Person, and any individual sharing the household of such Person and any trust created for the benefit of such Person or Persons.

“FDA” means the U.S. Food and Drug Administration.

“FDA Laws” means all Legal Requirements applicable to the operation of each member of the Company Group’s business related to the research, investigation, development, production, testing, packaging, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. Section 321 et seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, those requirements relating to the FDA’s Quality System Regulation at 21 C.F.R. Part 820, investigational use, premarket notification and premarket approval and applications to market new medical devices, establishment registration and listing, and reporting of corrections and removals, (d) Legal Requirements governing the development, conduct, monitoring, subject informed consent, auditing, analysis and reporting of clinical trials including the Good Clinical Practices regulations contained in 21 C.F.R. Parts 11, 50, 54, 56 and 812, (e) Legal Requirements governing the conduct of non-clinical laboratory studies, including Good Laboratory Practices regulations contained in 21 C.F.R. Part 58, (f) Legal Requirements governing data-gathering activities relating to the detection, assessment, and understanding of adverse events (including adverse event and malfunction reporting regulations of FDA and ICH) and (g) all comparable state, federal or foreign Legal Requirements relating to any of the foregoing, including ISO 13485:2016 and applicable ICH and the International Organization for Standardization requirements.

“Fully Diluted Company Share Number” means, as of any date of determination, the sum, without duplication, of: (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than shares of Company Common Stock which are to be canceled and retired in accordance with Sections 2.02(d)(vi) and 2.02(d)(vii)); (b) the aggregate number of shares of Company Common Stock issuable upon conversion of Company Preferred Stock outstanding immediately prior to the Effective Time; (c) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

all In-The-Money Options issued and outstanding as of immediately prior to the Effective Time (without giving effect to any cancellation thereof effected by any Option Cancellation Agreement and, for the avoidance of doubt, excluding any Company Options that remain unvested as of immediately prior to the Closing, after taking into consideration the Vesting Acceleration); and (d) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all In-The-Money Warrants issued and outstanding as of immediately prior to the Effective Time (without giving effect to any cancellation thereof effected by any Warrant Cancellation Agreement).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the economic sanctions rules and regulations administered by OFAC; U.S. Customs Regulations, EU Council Regulations on export controls, including Nos. 428/2009, 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; United Nations sanctions policies; the Buy American Act of 1933; all relevant regulations made under any of the foregoing; and other applicable economic sanctions, export control, or customs laws imposed by a relevant Governmental Authority.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, decision, verdict, determination or award made, issued or entered by or with any Governmental Authority.

“Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority, or any other authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any mediator, arbitrator or arbitral body.

“Government Sponsored Health Care Program” means any United States federal, state or local health care, reimbursement or waiver programs administered or funded by a Governmental Authority under Title XVIII of the Social Security Act (the Medicare statute), Title XIX of the Social Security Act (the Medicaid statute), TRICARE, or any other government sponsored health care program or health care payment program financed in whole or in part by any United States federal, state or local government, including any federal managed Medicaid or Medicare programs.

“Guarantee” means, with respect to any Person, (a) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, (b) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (i) to pay the Indebtedness or other Liability of such obligor, (ii) to purchase any obligation owed by such obligor, (iii) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations or (iv) to maintain the capital, working capital, solvency or general financial condition of such obligor and (c) any liability as a general partner of a partnership or as

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

a venturer in a joint venture in respect of Indebtedness or other Liabilities of such partnership or venture.

“Hazardous Substance” means any pollutant, petroleum, or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste.

“Healthcare Laws” means all Legal Requirements pertaining to healthcare regulatory matters applicable to the Company, including, but not limited, to Legal Requirements relating to: (a) the licensure, certification, qualification or authority to transact the Business; (b) the solicitation or acceptance of improper incentives involving persons operating in the health care industry; (c) the administration of health care claims or benefits or processing or payment for health care services or products, including billing, coding, coding validation, reimbursement, claims submission, collections and payment related to health insurance providers, health maintenance organizations and Payment Programs; (d) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (e) any state insurance, health maintenance organization or managed care Legal Requirements (including Legal Requirements relating to Medicaid programs); (f) state Legal Requirements related to the corporate practice of medicine or other health care professions and professional fee-splitting; (g) the Medicare Program Legal Requirements at Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh, including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; (h) Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v; (i) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); (j) the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); (k) the Program Fraud Civil Remedies Act of 1986, 31 U.S.C. §§ 3801-3812; (l) the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; (m) the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; (n) the Exclusion Laws, 42 U.S.C. § 1320a-7; (o) the Federal Health Care Fraud Law (18 U.S.C. § 1347); (p) TRICARE, 10 U.S.C. § 1071; (q) the so-called federal “sunshine” law or Open Payments law (42 U.S.C. § 1320a-7h), as well as any corollary state Legal Requirements governing disclosure of payments by pharmaceutical or medical device manufacturers to health care professionals; (r) all state Legal Requirements governing the offer, payment, solicitation or receipt of any remuneration in exchange for a referral, furnishing, arranging for the furnishing, lease, purchase, order, or recommendation of any health care product or service; (s) the Patient Protection and Affordable Care Act 42 U.S.C. § 18001 et seq., as amended by the Health Care and Education Reconciliation Act of 2010 (42 U.S.C. § 1305 et seq.); (t) HIPAA and applicable Privacy Obligations; (u) the 21st Century Cures Act (Pub. L. No. 114-255) and its implementing regulations; (v) the CARES Act and (w) FDA Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, including the Standards for Privacy of Individually Identifiable Health Information (45 CFR Part 160 and Part 164, Subparts A, D and E), the Transactions and Code Set Standards (45 CFR Part 162), and Security Standards for the Protection of Electronic Protected Health Information (45 CFR Part 164, Subparts A and C), and all other implementing regulations in effect, and the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009 set forth at 42 USC § 17931 et seq., and all implementing regulations thereof.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Indebtedness” means, with respect to any Person, and without duplication (including without duplication with Company Transaction Expenses), all Liabilities, including all obligations in respect of principal, accrued interest, penalties, fees, guarantees, reimbursements, damages, costs of unwinding and premiums, of such Person (a) for borrowed money, whether current or funded, fixed or contingent, secured or unsecured (including amounts outstanding under overdraft facilities, but excluding for all purposes under this definition, the PPP Loan), (b) evidenced by notes, bonds, debentures, mortgages or other similar debt securities or Contractual Obligations, (c) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business and other than deferred revenue in the Ordinary Course of Business), (d) for the capitalized liability under all capital leases of such Person (determined in accordance with GAAP, as generally applied for private companies and, for the avoidance of doubt, excluding any real property leases), (e) in respect of letters of credit and bankers’ acceptances, (f) Pre-Closing Taxes, (g) for Contractual Obligations relating to interest rate protection, hedging agreements, swap agreements and collar agreements, in each case, to the extent payable if such Contractual Obligation is terminated at the Closing, (h) for outstanding severance or termination obligations to any current or former employee, officer, manager, director or independent contractor of the Company whose employment or engagement was terminated by the Company (and not at the request of Parent) prior to the Closing or whose termination of employment was effectuated by the Company (and not at the request of Parent) prior to the Closing (together with the employer portion of all Taxes arising therefrom), other than, for the avoidance of doubt, any Change of Control Payments, (i) fifty percent (50%) of any earned, accrued or otherwise payable cash incentives, bonuses, commissions or other incentive compensation owed to any current or former employee, officer, director or independent contractor of the Company with respect to any period prior to the Closing (together with the employer portion of all Taxes arising therefrom without regard to the ability to defer such Taxes under the CARES Act), (j) any unpaid payroll Tax obligations for a period or portion thereof ending on or before the Closing that are deferred under the CARES Act or otherwise in connection with the COVID-19, (k) in respect of unfunded deferred compensation obligations, (l) accounts payable aged over ninety (90) days, (m) accrued obligations under any 401K plan of the Company, (n) all earned personal time off (PTO) (whether accrued or not) for such Person’s employees, (o) in the nature of Guarantees, whether direct or indirect, of the obligations described in clauses (a) through (n) above of any other Person.

“Indemnified Person” means, with respect to any Indemnity Claim, each Parent Indemnified Person or Effective Time Holder Indemnified Person asserting the Indemnity Claim (or on whose behalf the Indemnity Claim is asserted) under Section 9.01 or Section 9.02, as the case may be (it being understood that, as contemplated by Section 11.04, the Securityholder Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Effective Time Holders for all purposes of asserting Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof and controlling and otherwise making all decisions in connection with each Indemnity Claim brought on behalf of any Effective Time Holders under Section 9.02, and the term “Indemnified Person” shall mean the Securityholder Representative to the extent that it is acting in such capacity on behalf of any Effective Time Holders).

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Indemnifying Party” means, with respect to any Indemnity Claim, the party or parties against whom such Indemnity Claim may be or has been asserted (it being understood that, without in any way limiting the Effective Time Holders’ payment and other obligations under any Contractual Obligation or Government Order arising out of, relating to, or resulting from any Indemnity Claim, as contemplated by Section 11.04, the Securityholder Representative will be the sole and exclusive agent, representative and attorney-in-fact for each of the Effective Time Holders for all purposes of responding to and defending Indemnity Claims, receiving and giving notices and service of process in respect thereof, making filings with any court or other Governmental Authority in respect thereof, controlling and otherwise making all decisions on behalf of each of the Effective Time Holders in connection with each Indemnity Claim brought against any of the Effective Time Holders under Section 9.01, and the term “Indemnifying Party” shall mean the Securityholder Representative when it is acting in such capacity on behalf of any or all of the Effective Time Holders (with the exception of any provisions relating to an obligation to make or a right to receive any payments)).

“Indemnity Claim” means a claim for indemnity under Section 9.01 or Section 9.02, as the case may be.

“Indemnity Escrow Amount” means $550,000.

“Indemnity Escrow Fund” means an escrow fund established pursuant to the Escrow Agreement, comprising of the Indemnity Escrow Amount.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing.

“Integration Plan” means the criteria governing the necessary integration work as set forth on Annex IV hereto.

“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, whether registered or unregistered, throughout the world, including:

(a)       patents, copyrights, mask work rights, confidential information, trade secrets, database rights, data rights and all other proprietary rights in Technology;

(b)       trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

(c)       domain names, rights of privacy and publicity, and moral rights;

(d)       any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, and contractual rights relating to any of the foregoing; and

(e)       all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IT Assets” means computers, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment.

“Legal Requirement” means any United States federal, state or local or any foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any Permit granted under any of the foregoing, or any similar provision having the force or effect of law.

“Liability” means, with respect to any Person, any liability, commitment, or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether directly incurred or consequential, whether due or to become due, whether arising in the past, present or future and whether or not required under GAAP to be accrued on the financial statements of such Person, including those arising under any Contractual Obligation, Action or Government Order.

“Material Adverse Effect” means any event, change, fact, condition, circumstance, development, occurrence, result or effect (each, an “Effect”) that, when considered either individually or in the aggregate together with any other Effect, has had or would reasonably be expected to have a material adverse effect on (A) the business, operations, results of operations, properties, assets (tangible or intangible) or condition (financial or otherwise) of any member of the Company Group or (B) the ability of the Company, or any member of the Company Group, to perform its obligations hereunder or consummate the Contemplated Transactions on a timely basis other than Effects resulting from the following: (i) Effects after the date hereof generally affecting the Company’s industry in the United States, (ii) Effects generally affecting the United States economy or the United States debt, credit or securities markets (including any decline in the price of any security or any market index), (iii) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, or any epidemic, pandemic or disease outbreak (including, but not limited to, the COVID-19 pandemic), (iv) changes or proposed changes in Legal Requirements or Privacy Obligations, (v) changes or proposed changes in GAAP (or interpretations thereof), (vi) Effects resulting from actions taken by the Company which Parent has expressly requested in writing, to which Parent has expressly consented in writing or which are required (or prohibited) by the express terms of this Agreement; (vii) any failure of the Company to meet projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such failure may, to the extent applicable, be considered in determining whether there has been, or is reasonably be expected to be, a Material Adverse Effect), or (viii) resulting from the announcement of this Agreement or pendency of the transactions contemplated hereby; but only to the extent, in the case of the foregoing clauses (i), (ii), (iii), (iv), and (v), such Effects do not have a materially disproportionate effect on the Company as compared to other industry participants.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Merger Consideration” means (a) Fifty Five Million and no/100 Dollars ($55,000,000.00), plus (b) Closing Cash, plus (c) the Stock Consideration, minus (d) Closing Indebtedness, minus (e) Company Transaction Expenses, plus (f) the Net Working Capital Excess (if any), minus (g) the Net Working Capital Shortfall (if any), minus (h) the Escrow Amount, minus (i) the Securityholder Representative Reserve, minus (j) the PPP Escrow Amount.

“Net Working Capital Calculation Schedule” means the calculation of Closing Net Working Capital attached as Annex I hereto.

“Net Working Capital Excess” means the amount by which the Closing Net Working Capital exceeds the Net Working Capital Target.

“Net Working Capital Shortfall” means the amount by which the Closing Net Working Capital is less than the Net Working Capital Target.

“Net Working Capital Target” means negative $798,000.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Option Cancellation Agreement” means an agreement signed by a holder of Vested Options acknowledging cancellation of all Vested Options held by such holder and an agreement to be bound by the indemnification obligations set forth herein in form and substance to be mutually agreed by the Company and Parent (acting reasonably).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parent Change of Control Transaction” shall mean (i) any merger or consolidation in which Parent is a constituent party and, as a result of such merger or consolidation: (A) all of the capital stock of Parent is converted into or exchanged for cash or securities of the surviving entity in such merger or consolidation or other property and (B) the stockholders of Parent as of immediately prior to such merger or consolidation hold less than a majority of the capital stock of the surviving entity in such merger or consolidation; (ii) the sale by Parent of all or substantially all the assets of Parent and its subsidiaries taken as a whole; or (iii) a transfer by the stockholders

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

of Parent of all of the capital stock of Parent to a single Person or a group of related Persons in exchange for cash, securities of another Person or other property.

“Parent Class A Common Stock” means the Class A Common Stock of the Parent, par value $0.01 per share.

“Parent Fundamental Representations” means the representations and warranties contained in Section 4.01 (Organization), Section 4.02 (Power and Authorization), Section 4.05(b)(iii) (Breach of Organizational Documents) and Section 4.06 (No Brokers).

“Paying Agent” means Acquiom Financial LLC.

“Paying Agent Agreement” means the Paying Agent Agreement among Parent, the Securityholder Representative and the Paying Agent in customary form mutually agreed by the parties thereto (acting reasonably).

“Payment Programs” means any Government Sponsored Health Care Program, and any successor program, and all other third-party health care benefit plans and programs (including those offered or administered by health maintenance organizations, preferred provider organizations, managed care organizations, commercial payors and any Medicaid or state waiver programs and health insurance providers).

“Permits” means, with respect to any Person, any license, franchise, permit, consent, certification, product listing, clearance, approval, right, privilege, accreditation, registration, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business the existence of which would not constitute an event of default under, or breach of, a Real Property Lease and the Liabilities of any member of the Company Group in respect of which are not overdue or otherwise in default, (c) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent such member of the Company Group is not in default under such lease or rental agreement), (d) non-exclusive licenses of Intellectual Property Rights.

“Person” means any individual or any corporation, association, general or limited partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, Union, unincorporated organization, firm, organization, Governmental Authority or other entity of any kind (whether or not a legal entity).

“Personal Information” means any data or information in any form that, alone or in combination with other information reasonably accessible to the Company, may be linked or

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

relates to an identifiable natural individual, household, browser, or device, and any other information that constitutes personal data or personal information under any Privacy Obligation, including without limitation Protected Health Information under HIPAA.

“PPP Escrow Agent” means the PPP Lender in its capacity as the escrow agent.

“PPP Lender” means JPMorgan Chase Bank, N.A.

“PPP Loan” means the loan disbursed to the Company in connection with the “Paycheck Protection Program,” as established by section 1102 of the CARES Act, pursuant to that certain U.S. Small Business Administration Paycheck Protection Program Note dated as of April 14, 2020 made by the Company in favor of the PPP Lender.

“PPP Loan Amount” means the principal amount of $634,750 under the PPP Loan.

“Pre-Closing Taxes” means unpaid Taxes of the Company Group for Pre-Closing Tax Periods. For the avoidance of doubt, Pre-Closing Taxes (i) shall be determined as of the end of the day on the Closing Date, (ii) shall take into account the R&D Tax Credit to the extent it actually reduces, but not below zero, such unpaid Taxes and (iii) shall exclude the impact of any Taxes resulting from actions by Parent or its Affiliates (including the Company on the Closing Date) following the Closing (other than actions contemplated by this Agreement or a contract entered into by the Company prior to the Closing Date).

“Predecessor” means, with respect to any specified Person, (a) any other Person that has ever merged or consolidated with or into such specified Person or (b) any other Person all or substantially all of whose assets has ever been acquired by such specified Person (whether by purchase, upon liquidation or otherwise).

“Privacy Obligations” means all applicable Legal Requirements, Contractual Obligations, self-regulatory standards that are applicable to the Company, or written policies or terms of use of the Company Group that are related to privacy, information security, data protection, breach, or Processing of Personal Information, including without limitation HIPAA, the European Union General Data Protection Regulation (Regulation (EU) 2016/679), the European Union ePrivacy Directive (Directive 2002/58/EC) and applicable implementing laws, the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Identity Theft Red Flags Rule, state data security laws, state unfair or deceptive trade practices laws, state biometric privacy acts, state social security number protection laws, state data breach notification laws, and Canada’s Personal Information Protection and Electronic Documents Act, the Payment Card Industry Data Security Standards, the Payment Application Data Security Standards, any Legal Requirements concerning requirements for website and mobile application privacy policies and practices, data or web scraping, cybersecurity disclosures in public filings, call or electronic monitoring or recording or any outbound communications, and any Legal Requirements requiring a Person to be notified of any situation

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

where there is, or there is reason to believe there has been, a loss, misuse, unauthorized access, or unauthorized acquisition of Personal Information, in each case as and to the extent applicable to the operation of the Company’s Business.

“Pro Rata Portion” means, with respect to a particular Effective Time Holder, an amount equal to the quotient obtained by dividing (a) the sum of (i) the number of shares of Company Common Stock held by such Effective Time Holder immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion); (ii) the number of shares of Company Common Stock issuable upon exercise of the In-The-Money Options (excluding, for the avoidance of doubt, any Company Options that remain unvested as of immediately prior to the Closing, after taking into consideration the Vesting Acceleration) held by such Effective Time Holder immediately prior to the Effective Time (calculated on a treasury stock basis); and (iv) the number of shares of Company Common Stock issuable upon exercise of the In-The-Money Warrants held by such Effective Time Holder immediately prior to the Effective Time (calculated on a treasury stock basis), by (b) the Fully Diluted Company Share Number.

“Processing” means any operation or set of operations which is performed on Personal Information or other data, whether or not by automated means, and includes receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation, alteration, retrieval, consultation, use, disclosure, transfer, transmission, dissemination, making available, alignment or combination, restriction, disposal, erasure or destruction.

“R&D Tax Credit” means the Research and Development tax credit to which the Company is entitled.

“R&W Insurance Policy” means the policy of representations and warranties insurance that is underwritten and administered by Euclid Transactional, LLC and obtained by Parent, bound as of the date hereof. The R&W Insurance Policy is attached hereto as Exhibit D in substantially final form.

“Representative” means, with respect to any Person, any director, officer, employee, agent, manager, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by the United States within the past five years (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region).

“Restricted Party” means any (a) Person on one or more of the Restricted Party Lists, or (b) any Person owned or controlled by, or acting on behalf of, a Person on one or more of the Restricted Party Lists.

“Restricted Party Lists” include the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

U.S. Department of Commerce; the consolidated list of Persons subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy; and similar lists of restricted parties maintained by other relevant Governmental Authorities.

“Security Breach” means any (a) unauthorized access, acquisition, interruption of access or other processing, alteration or modification, loss, theft, corruption or other unauthorized processing of Personal Information or Sensitive Data; (b) inadvertent, unauthorized or unlawful sale or rental of Personal Information that is not in compliance with applicable Privacy Obligations; (c) a breach as defined under HIPAA (45 C.F.R. § 164.402); (d) a phishing, ransomware, denial of service (DoS) or other cyberattack that results in a monetary loss or a material business disruption; or (e) other material unauthorized access to, use of, or interruption of any IT Asset.

“Securityholder Representative Reserve” means $250,000.

“Sensitive Data” means (a) all Personal Information and (b) other confidential or proprietary Business information or trade secret information.

“Series A Preferred Stock” means, collectively, the Company’s Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock and Series A-4 Preferred Stock, in each case, par value $0.0001 per share.

“Series B Preferred Stock” means the Company’s Series B Preferred Stock, par value $0.0001 per share.

“Stock Consideration” means that number of shares of Parent Class A Common Stock equal to Fifty Five Million and no/100 Dollars ($55,000,000.00) divided by the Applicable Share Price, which the parties agree has an aggregate value of Fifty Five Million and no/100 Dollars ($55,000,000.00).

“Stock Consideration Pro Rata Portion” means, with respect to a particular Accredited Effective Time Holder, an amount equal to the quotient obtained by dividing (a) the aggregate amount payable to such Accredited Effective Time Holder under Sections 2.05(a)(i) and 2.05(a)(ii), by (b) the aggregate amount payable to all Accredited Effective Time Holders under Sections 2.05(a)(i) and 2.05(a)(ii).

“Subscription Agreement” means the Subscription Agreement between Parent and each of the Accredited Effective Time Holders in form and substance mutually agreed by the Company and Parent (acting reasonably).

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the Board of Directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

“Systems” means all software, applications, hardware, networks, electronics, platforms, servers, interfaces, websites and related Technology and services that are owned or purported to be owned by the Company or used by the Company Group.

“Tax” or “Taxes” means (a) any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, escheat, abandoned or unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s taxes as a transferee or successor, by Contractual Obligation or otherwise.

“Tax Return” means any return, notice, form, election, estimate, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Cancellation Agreement” means an agreement signed by a holder of In-The-Money Warrants acknowledging cancellation of all In-The-Money Warrants held by such holder and an agreement to be bound by the indemnification obligations set forth herein in form and substance to be mutually agreed by the Company and Parent (acting reasonably).

Section 1.02 Certain Matters of Construction.

(a)       The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(b)       Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content of the Sections or subsections of this Agreement and shall not affect the construction hereof.

(c)       Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation, (v) any reference to “$” or “dollars” means United States dollars, (vi) any reference to a “day” or a number of “days” (without explicit qualification by “Business”) shall mean a calendar day or number of calendar days and (vii) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

(d)       Only that information which has been made available to Parent in the “virtual data room” created for purposes of this Agreement and the Contemplated Transactions (the “Data Room”) as such Data Room existed as of one (1) Business Day prior to the date hereof shall be considered to have been “delivered” or “made available” to Parent for purposes of this Agreement.

(e)       Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(f)       The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which Boston, Massachusetts is located.

(g)       For the convenience of the parties an index of additional terms defined throughout this Agreement has been included at the end of this Agreement but does not form a part of this Agreement.

Article II
DESCRIPTION OF TRANSACTION.

Section 2.01 Merger of Merger Sub into the Company; Subsequent Merger.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 2.02(b)). Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger and a wholly owned subsidiary of Parent (the “Initial Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

(b)       Immediately following the Effective Time and in accordance with the DGCL and the DLLCA, Parent will cause the Initial Surviving Corporation to merge with and into Sister Subsidiary, an entity taxed for federal income tax purposes as a disregarded entity, and the separate corporate existence of the Initial Surviving Corporation shall thereupon cease, and Sister Subsidiary shall be the surviving entity in the Subsequent Merger, and shall succeed to and shall by virtue of the Subsequent Merger continue its existence under the laws of the State of Delaware as a direct wholly-owned subsidiary of Parent. Sister Subsidiary, as the surviving entity of the Subsequent Merger, is referred to herein as the “Final Surviving Entity.”

(c)       Effect of the Merger and Subsequent Merger.

(i)       At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Initial Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Initial Surviving Corporation.

(ii)       At the effective time of the Subsequent Merger, the effect of the Subsequent Merger shall be as set forth in this Agreement and as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Subsequent Merger all the property, rights, privileges, powers and franchises of the Initial Surviving Corporation and the Sister Subsidiary shall vest in the Final Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Initial Surviving Corporation and the Sister Subsidiary shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Final Surviving Entity.

(d)       Organizational Documents.

(i)       The certificate of incorporation of the Initial Surviving Corporation shall be amended and restated as of the Effective Time to conform to the certificate of incorporation of the Merger Sub as in effect immediately prior to the Effective Time and the bylaws of the Initial Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, in each case, until thereafter changed or amended as provided therein or by applicable

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Legal Requirements. The directors and officers of the Initial Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent in its sole discretion until each such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(ii)       The certificate of formation of Sister Subsidiary as in effect immediately prior to the effective time of the Subsequent Merger shall be the certificate of formation of the Final Surviving Entity in the Subsequent Merger until thereafter amended in accordance with the applicable provisions of the DLLCA and such certificate of formation. The limited liability company agreement of Sister Subsidiary as in effect immediately prior to the effective time of the Subsequent Merger, shall be the limited liability company agreement of the Final Surviving Entity until thereafter amended in accordance with the applicable provisions of the DLLCA, the certificate of formation of the Final Surviving Entity and such limited liability company agreement. The directors and officers of the Initial Surviving Corporation immediately after the effective time of the Subsequent Merger shall be the initial directors and officers of the Final Surviving Entity until each such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

Section 2.02 Closing; Effective Time.

(a)       The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be conducted remotely via the electronic exchange of documents and signatures no later than five (5) Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date and time as mutually agreed upon by Parent and the Company. The date on which the Closing is held is herein referred to as the “Closing Date.”

(b)       On the Closing Date and subject to the terms of this Agreement, the Company and Merger Sub shall (i) execute a certificate of merger in a form mutually acceptable to Parent and the Company (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

(c)       Immediately following the Effective Time, Parent shall cause the Subsequent Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA, and the Subsequent Merger shall become effective upon such filing of such certificate of merger with the Secretary of State of the State of Delaware.

(d)       At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(i)       except as provided in clauses “(iii)” and “(iv)” below, each share of Company Common Stock (after giving effect to the Preferred Stock Conversion) outstanding immediately prior to the Effective Time that is not a Dissenting Share shall be converted into the right to receive the Closing Common Per Share Merger Consideration and the Additional Per Share Merger Consideration, if any, and such share of Company Common Stock after such conversion shall automatically be canceled and retired and shall cease to exist;

(ii)       each share of the common stock, $0.01 par value, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, $0.01 par value, of the Initial Surviving Corporation and such shares, as converted, shall constitute the only outstanding shares of capital stock of the Initial Surviving Corporation;

(iii)       each share of Company Capital Stock held by the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(iv)       each share of Company Capital Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(e)       At the effective time of the Subsequent Merger, by virtue of the Subsequent Merger and without any further action on the part of the Initial Surviving Corporation, Parent, Sister Subsidiary or any holder of any capital stock of the Initial Surviving Corporation, Parent or Sister Subsidiary, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the effective time of the Subsequent Merger shall continue as one limited liability company interest of the Final Surviving Entity, which shall constitute the only outstanding equity of the Final Surviving Entity. At the effective time of the Subsequent Merger, any other equity of the Sister Subsidiary shall automatically be canceled and retired and shall cease to be outstanding, and no consideration shall be delivered or deliverable in exchange therefor.

(f)       Fractional Shares. No certificates or scrip representing fractional shares of Parent Class A Common Stock shall be issued upon the conversion of Company Capital Stock pursuant Section 2.02(d) and Section 2.05(b), the cancellation of In-The-Money Options pursuant to Section 2.02(i) and Section 2.05(b) or the cancellation of In-The-Money Warrants pursuant to Section 2.02(j) and Section 2.05(b), and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Class A Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Capital Stock converted or In-The-Money Options canceled pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class A Common Stock in accordance with Section 2.05(b) (after taking into account all shares of Company Capital Stock exchanged or In-The-Money Options canceled by such holder) shall in lieu thereof, receive in cash (rounded to

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the Applicable Share Price.

(g)       Accredited Effective Time Holder Shares. Each Effective Time Holder that has delivered to the Paying Agent at least three (3) Business Days prior to Closing an Accredited Investor Questionnaire in which such Effective Time Holder has confirmed, to Parent’s reasonable satisfaction, that such Effective Time Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the 1933 Act shall be an “Accredited Effective Time Holder.” Each Effective Time Holder who is not an Accredited Effective Time Holder shall be an “Unaccredited Effective Time Holder.” Upon the terms and subject to the conditions set forth herein, at the Closing, each Accredited Effective Time Holder shall receive the number of shares of Parent Class A Common Stock indicated across from such Accredited Effective Time Holder’s name on the Consideration Spreadsheet, the aggregate number of shares of which shall be equal to the Stock Consideration (provided that such number of shares may be less than the Stock Consideration due to the payment of cash in lieu of fractional shares pursuant to Section 2.01(f)) (collectively, the “Accredited Effective Time Holder Shares”). With respect to the Accredited Effective Time Holder Shares, each of the Accredited Effective Time Holders will be subject to the applicable terms of and have the applicable rights provided in a Subscription Agreement.

(h)       Treatment of Company Options.

(i)       In-The-Money Options. Pursuant to the terms of the Equity Plan, the Company Board has approved the accelerated vesting as of immediately prior to the Effective Time of certain Company Options set forth on Schedule 2.02(h)(i) of the Company Disclosure Schedule that are outstanding and exercisable, but not fully vested, as of such time (the “Vesting Acceleration”). Each Company Option or a portion thereof outstanding immediately prior to the Effective Time that is vested, outstanding and exercisable immediately prior to the Effective Time (after giving effect to the Vesting Acceleration) shall be a “Vested Option”. Each Vested Option with an exercise price per share that is less than the Closing Common Per Share Merger Consideration (each, an “In-The-Money Option”) and in respect of which an Option Cancellation Agreement has been delivered shall be converted with respect to each share of Company Common Stock subject to such In-The-Money Option into the right to receive, upon delivery of a duly executed and completed Option Cancellation Agreement in the manner provided in Section 2.05(a) and Section 2.05(b), the Closing Common Per Share Merger Consideration (less the applicable exercise price of such In-The-Money Option) and the Additional Per Share Merger Consideration, if any. After such conversion such Company Option shall automatically be canceled and retired and shall cease to exist. The aggregate amount paid or payable in respect of the cancellation of the In-The-Money Options as set forth in this Section 2.02(i)(i) is referred to herein as the “Option Consideration.”

(ii)       Out-Of-The-Money Options. Each Company Option or a portion thereof outstanding immediately prior to the Effective Time that is not then an In-The-Money Option (including, for the avoidance of doubt, any Company Option that is unvested as of immediately prior to the Effective Time, after giving effect to the Vesting Acceleration)

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

shall be canceled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration therefor.

(i)       Treatment of Company Warrants.

(i)       In-The-Money Warrants. Each Company Warrant or a portion thereof outstanding immediately prior to the Effective Time that is vested, outstanding and exercisable immediately prior to the Effective Time shall be a “Vested Warrant”. Each Vested Warrant with an exercise price per share that is less than the Closing Common Per Share Merger Consideration (each, an “In-The-Money Warrant”) and in respect of which a Warrant Cancellation Agreement has been delivered or is delivered within 30 days of the Closing shall be converted with respect to each share of Company Common Stock subject to such In-The-Money Warrant into the right to receive, upon delivery of a duly executed and completed Warrant Cancellation Agreement in the manner provided in Section 2.05(a) and Section 2.05(b), the Closing Common Per Share Merger Consideration (less the applicable exercise price of such In-The-Money Warrant) and the Additional Per Share Merger Consideration, if any, and after such conversion such In-The-Money Warrant shall automatically be canceled and retired and shall cease to exist.

(ii)       Out-Of-The Money Warrants. Each Company Warrant or a portion thereof outstanding immediately prior to the Effective Time that is not then an In-The-Money Warrant shall be canceled and extinguished at the Effective Time without any present or future right to receive any portion of the Merger Consideration therefor.

(j)       Prior to the Effective Time, the Company shall take actions under its control so that at the Effective Time all Company Options and Company Warrants issued and outstanding as of immediately prior to the Effective Time shall be canceled, including, if appropriate and to the extent permissible, by seeking to obtain an Option Cancellation Agreement from each holder of a Vested Option and a Warrant Cancellation Agreement from each holder of a Vested Warrant. Each of Parent, Merger Sub and Sister Subsidiary acknowledges and agrees that the obtaining of any Option Cancellation Agreement or Warrant Cancellation Agreement is not a condition to Parent’s, Merger Sub’s and Sister Subsidiary’s obligations to close at the Closing.

(k)       With respect to any holder of Company Capital Stock, In-The-Money Options and/or In-The-Money Warrants, the portion of the Merger Consideration receivable by such holder under this Agreement shall be aggregated for all shares of Company Capital Stock, all shares of Company Common Stock subject to the In-The-Money Options and/or all shares of Company Common Stock subject to the In-The-Money Warrants held, in each case, by such holder, as applicable, and following such aggregation, any fractional cents shall be rounded to the nearest whole cent.

(l)       It is understood that the cash exercise prices payable upon exercise in full of all In-The-Money Options and In-The-Money Warrants held by all holders of In-The-Money Options and In-The-Money Warrants, as applicable, issued and outstanding as of immediately prior to the Effective Time shall, notwithstanding the fact that such amounts will not be paid in cash to the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Company, be taken into account for purposes of determining the Closing Common Per Share Merger Consideration payable to the holders of Company Capital Stock, In-The-Money Options and In-The-Money Warrants, as applicable, as part of the Merger Consideration pursuant to this Agreement and allocating such Merger Consideration among all such holders of Company Capital Stock, In-The-Money Options and In-The-Money Warrants in accordance with the terms hereof.

Section 2.03 Withholding. Each of Parent, the Final Surviving Entity, the Escrow Agent, the Paying Agent and any other withholding agent shall be entitled to withhold from any cash consideration payable pursuant to, or as contemplated under, this Agreement or the Escrow Agreement such amounts as Parent, the Final Surviving Entity, the Escrow Agent, the Paying Agent and any other withholding agent are required to withhold from such consideration under the Code or any provision of other applicable Tax Legal Requirements. To the extent that amounts are so withheld and properly paid over to the applicable Governmental Authority, such withheld and paid-over amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

Section 2.04 Dissenting Shares. Notwithstanding anything to the contrary contained in this Agreement, but only to the extent required by the DGCL, shares of Company Capital Stock held by a holder who did not vote in favor of the Merger or consent thereto in writing or execute an enforceable waiver of appraisal rights to the extent permitted by applicable Legal Requirement and who is entitled to demand and has made a proper demand for appraisal of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration in accordance with Section 2.02, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise) or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive the applicable Merger Consideration and Additional Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock. The Company shall give Parent prompt notice of any written demand received by the Company, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time that relate to any such demand for payment. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand without the prior written consent of Parent and shall give Parent the opportunity to participate in all negotiations and proceedings that take place prior to the Effective Time with respect to demands for payment under the DGCL.

Section 2.05 Payment of Closing Merger Consideration; Deposit of Escrow Amount; Deposit of Securityholder Representative Reserve; Deposit of PPP Escrow Amount.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(a)       On the Closing Date, Parent shall, in accordance with the Consideration Spreadsheet pay or deliver, or cause to be paid or delivered to the Paying Agent, (A) cash sufficient to pay the aggregate portion of the Estimated Closing Cash Consideration payable to the Effective Time Holders (less the total Option Consideration) by wire transfer thereof to an account specified by the Paying Agent, and (B) certificates representing the shares of Parent Class A Common Stock to be issued as Stock Consideration to the Accredited Effective Time Holders (or make appropriate alternative arrangements if uncertificated shares of Parent Class A Common Stock represented by book-entry shares will be issued).

(i)       It shall be the responsibility of the Paying Agent to distribute:

(A)       the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(d)(i) among the holders of Company Capital Stock, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a), Section 2.05(b) and Section 2.06 (in each case, other than (i) shares to be canceled and retired in accordance with Sections 2.02(d)(iii) and 2.02(d)(iv) and (ii) Dissenting Shares); and

(B)       the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(i)(i) among the holders of In-The-Money Warrants, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a) and Section 2.05(b).

(ii)       It shall be the responsibility of Parent to distribute the Closing Common Per Share Merger Consideration payable pursuant to Section 2.02(h)(i) among the holders of In-The-Money Options, in accordance with the Consideration Spreadsheet and the provisions of this Section 2.05(a). Parent shall, as soon as practicable after the Closing (but in no event later than the second regularly scheduled payroll run following the Closing Date), pay or cause the Final Surviving Entity to pay, pursuant to Section 2.02(h)(i), the Option Cash Consideration to each applicable holder of In-The-Money Options who has delivered a validly and duly executed and completed Option Cancellation Agreement: (A) for employee holders (both current and former), through its payroll system in accordance with standard payroll practices, and subject to any required withholding for applicable Taxes and (B) for non-employees, through its accounts payable system.

(b)       In accordance with the terms of Section 2.05(a) and this Section 2.05(b), Paying Agent shall:

(i)       pay to each Unaccredited Effective Time Holder (other than holders of In-The-Money Options) the aggregate amount payable to such holder under Sections 2.05(a)(i) and 2.05(a)(ii), which amount shall be payable to such Unaccredited Effective Time Holder one hundred percent (100%) in cash; and

(ii)       pay to each Accredited Effective Time Holder (other than holders of vested In-The-Money Options) the aggregate amount payable to such holder under Sections 2.05(a)(i) and 2.05(a)(ii), which amount shall be paid in (x) the number of shares of Parent Class A Common Stock equal to (1) such holder’s Stock Consideration Pro Rata Portion, multiplied by (2) the Stock Consideration and (y) cash equal to (1) the aggregate amount

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

payable to such holder under Sections 2.05(a)(i) and 2.05(a)(ii), minus (2) an amount equal to (A) the number of shares of Parent Class A Common Stock payable to holder under clause (x) of this sentence, multiplied by (B) the Applicable Share Price.

For each Effective Time Holder that has at least three (3) Business Days prior to the Closing Date and in accordance with the terms of Section 2.06 (i) delivered to the Paying Agent a validly and duly executed and completed letter of transmittal in customary form mutually agreed by the Company and Parent (the “Letter of Transmittal”) or Warrant Cancellation Agreement, as applicable, and (ii) in the case of holders of Company Capital Stock, surrendered and exchanged such holder’s Company Stock Certificates, the Paying Agent shall on the Closing Date: (x) make the cash portion of the payment due to such Effective Time Holder under Section 2.05(b)(i) or Section 2.05(b)(ii), as applicable, by wire transfer of funds to an account designated in writing in such holder’s Letter of Transmittal or Warrant Cancellation Agreement, as applicable, and (y) deliver certificates representing the shares of Parent Class A Common Stock to be issued to such Effective Time Holder under Section l,5(b)(ii), if any (or make appropriate alternative arrangements if uncertificated shares of Parent Class A Common Stock represented by book-entry shares will be issued).

(c)       On the Closing Date, Parent shall deposit, or cause to be deposited, as a portion of the Merger Consideration, via wire transfer of immediately available funds to the Escrow Agent, (i) the Indemnity Escrow Amount to the Escrow Agent for deposit into a separate escrow account and as a contribution to the Indemnity Escrow Fund and (ii) the Adjustment Escrow Amount to the Escrow Agent for deposit into a separate escrow account as a contribution to the Adjustment Escrow Fund, in each case pursuant to the terms of the Escrow Agreement. The Adjustment Escrow Fund shall be maintained for the purpose of satisfying any post-Closing adjustment pursuant to Section 2.08 and the Indemnity Escrow Fund shall be maintained for the purposes of satisfying claims brought pursuant to Article X in each case, in accordance with the terms set forth in this Agreement and the Escrow Agreement. For tax purposes, amounts in the Adjustment Escrow Fund and the Indemnity Escrow Fund shall be treated as owned by Parent until released to the Effective Time Holders.

(d)       On the Closing Date, Parent shall deposit, or cause to be deposited, the Securityholder Representative Reserve with the Securityholder Representative by wire transfer to an account specified by the Securityholder Representative. The Securityholder Representative Reserve shall be held by the Securityholder Representative in a segregated client account and shall be used for the purposes of paying directly or reimbursing the Securityholder Representative for any Representative Losses incurred pursuant to this Agreement, the Escrow Agreement and any other agreement ancillary hereto or thereto. For all Tax purposes, the Securityholder Representative Reserve shall be treated as having been received and voluntarily set aside by the Effective Time Holders at the time of Closing, after any withholding required by applicable Legal Requirements.

(e)       Prior to the Closing Date, the Company shall obtain a payoff letter, in form and substance reasonably acceptable to Parent, from each Person to whom Indebtedness of the Company is required to be repaid at the Closing, as set forth on Schedule 2.05(e) (each, a “Payoff

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Letter”). On the Closing Date, Parent shall pay, or cause to be paid, the Estimated Company Transaction Expenses and Estimated Closing Indebtedness in accordance with the instructions set forth on the Consideration Spreadsheet.

(f)       Parent and the Company shall each bear fifty percent (50%) of the fees of the Paying Agent.

(g)       Except to the extent the PPP Loan is irrevocably forgiven prior to the Closing pursuant to the CARES Act and any other applicable Legal Requirement and written notice thereof from the PPP Lender or the U.S. Small Business Administration is delivered by the Company to Parent at the Closing, Parent shall deposit, or cause to be deposited via wire transfer of immediately available funds an amount in cash equal to the PPP Loan Amount, plus all accrued interest thereon (the “PPP Escrow Amount”) with the PPP Escrow Agent in accordance with a customary form of escrow agreement (the “PPP Escrow Agreement”). If and to the extent the PPP Loan is irrevocably forgiven pursuant to the CARES Act and any other applicable Legal Requirement and written notice thereof from the PPP Lender or the U.S. Small Business Administration is delivered to the Company following the Closing, Parent and the Securityholder Representative will promptly direct the PPP Escrow Agent to pay the PPP Escrow Amount to the Paying Agent or the Surviving Corporation for further distribution to the Effective Time Holders based on their respective Pro Rata Portion; provided, that any amounts to be released to the Effective Time Holders shall be determined net of any applicable state Tax imposed on the Company Group or their Affiliates resulting from the forgiveness of any liabilities associated with the PPP Loan. Parent, the Surviving Corporation and the Securityholder Representative shall reasonably cooperate to seek forgiveness of the PPP Loan. In furtherance of the foregoing, Parent shall keep the Securityholder Representative reasonably informed of the status of the PPP Loan forgiveness application and agrees to provide the Securityholder Representative reasonable opportunity to review and comment upon any such supplemental application, filings, other correspondence prior to submission thereof, which Parent agrees in good faith to take into account prior to submission. Parent, the Company and the Securityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the application for forgiveness of the PPP Loan. In the event of a final and binding determination (not subject to further appeal) by the applicable Governmental Authority that all or any portion of the PPP Loan will not be forgiven, then Parent and the Securityholder Representative shall deliver joint written instructions to the PPP Escrow Agent instructing the PPP Escrow Agent to retain the remaining portion of the PPP Escrow Amount to payoff and satisfy the unforgiven portion of the PPP Loan.

Section 2.06 Surrender of Certificates; Delivery of Option Cancellation Agreements and Warrant Cancellation Agreements.

(a)       General. As soon as practicable following the date of this Agreement, but in any event at least seven (7) Business Days prior to the Closing Date, Parent will cause the Paying Agent to send to the holders of Company Capital Stock: (i) a Letter of Transmittal and (ii) instructions for use in effecting the surrender of certificates in electronic form representing shares of Company Capital Stock (each, a “Company Stock Certificate”), in exchange for payment of the portion of the Merger Consideration and Additional Merger Consideration that such holder has the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

right to receive pursuant to Section 2.02(d). Upon surrender of each Company Stock Certificate held by such holder in electronic form to the Company or the Paying Agent for exchange at least three (3) Business Days prior to the Closing Date, together with a validly and duly executed Letter of Transmittal, and any other customary documents that the Paying Agent may reasonably require in connection therewith, Parent shall, on the Closing Date, cause to the Paying Agent to pay to the holder of such Company Stock Certificate, the portion of the Closing Merger Consideration that such holder has the right to receive pursuant to Section 2.02(d) in accordance with Section 2.05(a) and Section 2.05(b). With respect to each Company Stock Certificate not surrendered by a holder, together with a validly and duly executed Letter of Transmittal, prior to the Closing Date, the Paying Agent shall hold any portion of the Closing Merger Consideration and Additional Merger Consideration payable hereunder to such holder in such holder’s capacity as an Unaccredited Effective Time Holder until such time as such holder surrenders such Company Stock Certificate and validly and duly executed Letter of Transmittal to the Paying Agent. After the Closing, each such holder that surrenders and exchanges such holder’s Company Stock Certificates and delivers a validly and duly executed Letter of Transmittal to the Paying Agent shall be paid his, her or its portion of the Closing Merger Consideration one hundred percent (100%) in cash by the Paying Agent in his, her. or its capacity as an Unaccredited Effective Time Holder on the same Business Day as delivery thereof is made, or as soon as possible thereafter (but in any event no later than one (1) Business Day after delivery thereof is made). Until surrendered as contemplated by this Section 2.06, each share represented by a Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the portion of the Closing Merger Consideration and the Additional Merger Consideration, due hereunder in respect of such share.

(b)       In-The-Money Options and In-The-Money Warrants. As soon as practicable following the date of this Agreement, but in any event prior to the Closing Date, Parent will cause the Paying Agent to send to the holders of In-The-Money Options and In-The-Money Warrants who have not already received the following from the Company: (i) an Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, and (ii) instructions for use in executing and delivery the same in electronic form, in exchange for payment of the portion of the Merger Consideration and Additional Merger Consideration that such holder has the right to receive pursuant to Section 2.02(h) or Section 2.02(i), as applicable. Upon delivery of a duly and validly executed Warrant Cancellation Agreement in electronic form to the Company or the Paying Agent at least three (3) Business Days prior to the Closing Date, together with any other customary documents that the Paying Agent may reasonably require in connection therewith, Parent shall, on the Closing Date, cause to the Paying Agent to pay to the holder of such In-The-Money Warrant, the portion of the Closing Merger Consideration that such holder has the right to receive pursuant to in accordance with Section 2.05(a) and Section 2.05(b). With respect to each In-The-Money Warrant for which a Warrant Cancellation Agreement was not validly and duly executed and delivered by a holder at least three (3) Business Days prior to the Closing Date, the Paying Agent shall hold any portion of the Closing Merger Consideration and Additional Merger Consideration payable hereunder to such holder in such holder’s capacity as an Unaccredited Effective Time Holder until such time as such holder delivers a validly and duly executed Warrant Cancellation Agreement to the Paying Agent. After the Closing, each such holder that delivers a validly and duly executed Warrant Cancellation Agreement to the Paying Agent shall be paid his, her or its portion of the Closing Merger Consideration one hundred percent (100%) in cash by the Paying

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Agent in his her, or its capacity as an Unaccredited Effective Time Holder on the same Business Day as delivery thereof is made, or as soon as possible thereafter (but in any event no later than one (1) Business Day after delivery thereof is made). Until a validly and duly executed Option Cancellation Agreement or Warrant Cancellation Agreement, as applicable, is delivered with respect to an In-The-Money Option or In-The-Money Warrant as contemplated by this Agreement, such In-The-Money Option or In- The-Money Warrant shall be deemed, from and after the Effective Time, to represent only the right to receive the portion of the Closing Merger Consideration and the Additional Merger Consideration, due hereunder in respect of such In-The-Money Option or In-The-Money Warrant.

(c)       Right to Receive Additional Merger Consideration. Upon surrender and exchange of Company Stock Certificates and delivery of the Letter of Transmittal, each holder of Company Capital Stock shall be irrevocably entitled to receive the portion of the Additional Merger Consideration to which such holder is entitled, to be paid to such holder as set forth in this Agreement and in accordance with the applicable provisions of the Escrow Agreement and PPP Escrow Agreement. Notwithstanding anything contained in this Article II to the contrary, the provisions of this Section 2.06(c) shall not be applicable to Dissenting Shares. Upon delivery of a duly executed Option Cancellation Agreement or Warrant Cancellation Agreement to the Company, each holder of In-The-Money Options or In-The-Money Warrants, as applicable, shall be irrevocably entitled to receive the portion of the Additional Merger Consideration to which such holder is entitled, to be paid to such holder as set forth in this Agreement and in accordance with the applicable provisions of the Escrow Agreement and PPP Escrow Agreement.

(d)       Transfer Books; No Further Ownership Rights in Company Stock. At the Effective Time all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Company Stock Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the applicable Merger Consideration and Additional Merger Consideration with respect to each share of Company Capital Stock evidenced by such Company Stock Certificate upon surrender thereof in accordance with Section 2.06(a).

(e)       Lost, Stolen or Destroyed Certificates. If any Company Stock Certificate shall have been lost, stolen or destroyed, Paying Agent and Parent may, in their discretion and as a condition precedent to the payment of any portion of any Merger Consideration or Additional Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of loss with respect to such Company Stock Certificate and require such owner to indemnify the Paying Agent and Parent, against any claim that may be made against the Paying Agent or Parent with respect to the Company Stock Certificate alleged to have been lost, stolen or destroyed (but, for the avoidance of doubt, shall not require the posting of a bond).

(f)       Unclaimed Funds. Any portion of the Merger Consideration deposited with the Paying Agent that remains unclaimed by Effective Time Holders one (1) year after the Effective

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Time shall be returned to Parent, upon demand, and any such Effective Time Holder who has not exchanged such Company Capital Stock for, or delivered an Option Cancellation Agreement or Warrant Cancellation Agreement in consideration of, the Merger Consideration in accordance with this Section 2.06 prior to that time shall thereafter look only to Parent and the Final Surviving Entity for payment of the Merger Consideration without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Merger Sub, the Sister Subsidiary, the Final Surviving Entity, the Paying Agent or any other Person shall be liable to any Effective Time Holders for any cash or stock delivered to a public official pursuant to any abandoned property, escheat or similar Legal Requirements. Any amounts remaining unclaimed by the Effective Time Holders two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.07 Consideration Spreadsheet and Estimated Closing Balance Sheet.

(a)       The Company shall prepare and deliver to Parent, on a preliminary basis at the time of the execution of this Agreement and on an updated basis no later than five (5) Business Days prior to the Closing, a spreadsheet (the “Consideration Spreadsheet”), which spreadsheet shall be dated as of the Closing Date and shall set forth the calculation of the Closing Merger Consideration and the portions thereof to be paid to the Effective Time Holders, with appropriate reasonable evidence of amounts used therein, as of the Closing Date immediately prior to the Effective Time, including the following information: (a) the names of all of the Effective Time Holders and their respective addresses and email addresses of record; (b) with respect to each Effective Time Holder, the number and class of shares of Company Capital Stock held by such Effective Time Holder immediately prior to the Effective Time and the respective certificate numbers, if any, evidencing such shares, the number of shares of Company Capital Stock subject to Employee Options held by such Effective Time Holder immediately prior to the Effective Time, the number of shares of Company Capital Stock subject to In-The-Money Warrants held by such Effective Time Holder immediately prior to the Effective Time, whether such Effective Time Holder is an Accredited Effective Time Holder or an Unaccredited Effective Time Holder, such holder’s Pro Rata Portion of the Closing Cash Consideration and Stock Consideration (if such holder is an Accredited Effective Time Holder), the aggregate amount of Closing Merger Consideration payable to such Effective Time Holder under Section 2.05(a), and the aggregate amount of the Estimated Closing Cash Consideration and Stock Consideration (including the number of Accredited Effective Time Holder Shares, if any), as determined in accordance with Section 2.05(b); (c) the exercise price per share of each Company Option held by an Effective Time Holder; (d) the exercise price per share of each In-The-Money Warrant held by an Effective Time Holder; (e) the Closing Common Per Share Merger Consideration; (f) whether (but not the amount of) Tax withholding on compensatory payments is required in connection with the payment of the Closing Merger Consideration; (g) the Aggregate Option Exercise Amount; (h) the Aggregate Warrant Exercise Amount; (i) the Pro Rata Portion of each Effective Time Holder; (j) the amount to be remitted to the Escrow Agent for the Indemnity Escrow Amount and the Adjustment Escrow Amount, the amount of the Securityholder Representative Reserve to be remitted to the Securityholder Representative and the amount to be remitted to the PPP Escrow Agent for the PPP Escrow

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Amount; and (k) the name, amount and wiring instructions with respect to any applicable recipients other than Effective Time Holders named in the Consideration Spreadsheet. The Company shall, and shall cause its Representatives to, provide Parent and its Representatives a reasonable opportunity to review and discuss the Consideration Spreadsheet, including, upon reasonable advance notice, reasonable access during normal business hours to relevant personnel and records of the Company to the extent necessary to review the matters and information used to prepare the Consideration Spreadsheet, all in a manner not to unreasonably interfere with the business of the Company in any material respect. In the event Parent shall object to the Estimated Closing Cash Consideration or any item included therein, Parent shall notify the Company of such objection, and the Company and Parent shall cooperate in good faith to attempt to resolve Parent’s objection as soon as practicable prior to the Closing Date.

Section 2.08 Purchase Price Adjustment.

(a)       Estimated Closing Balance Sheet and Estimated Closing Statement. The Company shall prepare in good faith and shall provide to Parent no later than five (5) Business Days prior to the Closing Date an estimated consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (as the same may be adjusted in response to any comments of Parent and its Representatives provided prior to the Closing, the “Estimated Closing Balance Sheet”), together with a written statement setting forth in reasonable detail its good faith estimates of the Closing Cash (“Estimated Closing Cash”), Closing Indebtedness (“Estimated Closing Indebtedness”), the Company Transaction Expenses (“Estimated Company Transaction Expenses”) and Closing Net Working Capital (“Estimated Closing Net Working Capital”), including its good faith estimates of any Net Working Capital Excess (“Estimated Net Working Capital Excess”) or Net Working Capital Shortfall (“Estimated Net Working Capital Shortfall”), each as derived from the Estimated Closing Balance Sheet (as the same may be adjusted in response to any comments of Parent and its Representatives provided prior to the Closing, the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Estimated Closing Net Working Capital contained in the Estimated Closing Statement will be prepared in accordance with the Accounting Principles and without giving effect to any changes resulting from the consummation of the Contemplated Transactions on the Closing Date. Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company shall provide Parent and its Representatives reasonable access to the work papers and other books and records of the Company for purposes of assisting Parent and its Representatives in their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement. Prior to Closing, the parties shall cooperate in good faith to answer any questions and resolve any issues raised by Parent and its Representatives in connection with their review of the Estimated Closing Balance Sheet and the Estimated Closing Statement.

(b)       Proposed Final Closing Balance Sheet and Post-Closing Statement. As promptly as possible and in any event within ninety (90) days after the Closing Date, Parent shall prepare or cause to be prepared, and shall deliver to the Securityholder Representative a consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Proposed Final Closing Balance Sheet”), together with a written statement (the “Post-Closing Statement”) setting forth Parent’s good faith estimate (including all calculations in

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

reasonable detail) of (i) the Closing Cash, Company Transaction Expenses, Closing Indebtedness, and Closing Net Working Capital, including any Net Working Capital Excess or Net Working Capital Shortfall, and (ii) a statement setting forth the determination of the resulting estimated Closing Cash Consideration. The Proposed Final Closing Balance Sheet and Post-Closing Statement will be prepared in accordance with the Accounting Principles and without giving effect to any changes resulting from the consummation of the Contemplated Transactions on the Closing Date.

(c)       Notice of Disagreement. During the thirty (30) day period following delivery of the Post-Closing Statement to the Securityholder Representative (the “Notice Period”), Parent shall, and shall cause its Representatives to, use commercially reasonable efforts to cooperate with the Securityholder Representative and its Representatives to provide them with information used in preparing the Proposed Final Closing Balance Sheet and the Post-Closing Statement reasonably requested by the Securityholder Representative and its Representatives including, upon reasonable advance notice, reasonable access (including remote access) during normal business hours to relevant personnel and records of Parent and the Final Surviving Entity to the extent necessary to review the matters and information used to prepare the Proposed Final Closing Balance Sheet and the Post-Closing Statement, all in a manner not to unreasonably interfere with the business of Parent and the Final Surviving Entity in any material respect. The Proposed Final Closing Balance Sheet, the Post-Closing Statement, the Adjustable Amounts and the resulting Closing Cash Consideration shall become final and binding at the end of the Notice Period, unless prior to the end of such period, the Securityholder Representative delivers to Parent written notice of its disagreement (a “Notice of Disagreement”). The Notice of Disagreement shall describe in reasonable detail the nature of any disagreements the Securityholder Representative may have with the calculations set forth in the Proposed Final Closing Balance Sheet and the Post-Closing Statement and shall identify the specific items as to which the Securityholder Representative disagrees. The Securityholder Representative shall be deemed to have agreed with all items and amounts in the Proposed Final Closing Balance Sheet and the Post-Closing Statement not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review under this Section 2.08.

(d)       Resolution of Disputes.

(i)       During the ten (10) Business Day period following delivery of a Notice of Disagreement by the Securityholder Representative to Parent, the parties shall seek in good faith to resolve any differences that they may have with respect to the matters specified therein. Any disputed items resolved in writing between the Securityholder Representative and Parent within such ten (10) Business Day period shall be final and binding with respect to such items, and if the Securityholder Representative and Parent agree in writing on the resolution of each disputed item specified in the Notice of Disagreement, the amount so determined shall be final and binding on the parties for all purposes hereunder.

(ii)       If the Securityholder Representative and Parent have not resolved all such differences by the end of such ten (10) Business Day period (or such later period if extended in a writing signed by the Securityholder Representative and Parent), either the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Securityholder Representative or Parent may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to nationally recognized independent accounting firm chosen jointly by the Securityholder Representative and Parent (the “Accounting Firm”). In the event the Securityholder Representative and Parent are unable to agree upon an Accounting Firm within ten (10) Business Days following the giving of the Dispute Submission Notice, each of the Securityholder Representative and Parent shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice.

(iii)       The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices, review only those unresolved items and amounts specifically set forth and objected to in the Notice of Disagreement and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm, acting as an arbitrator (and not as an expert), shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.08 (and no other matter) and the scope of the disagreements to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items that are the subject of the disagreements were determined in accordance with the terms and provisions of this Agreement, which resolution of such disputed item shall be an amount within the range of the value of such disputed item as proposed by Parent in the Post-Closing Statement, as applicable, or as proposed by the Securityholder Representative in the Notice of Disagreement. The determination of the Accounting Firm shall be accompanied by a certificate of the Accounting Firm that it reached such determination in accordance with the provisions of this Section 2.08. The Securityholder Representative and Parent shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof and such written decision shall be based solely on the terms and provisions of this Agreement, the Proposed Final Closing Balance Sheet, the Post-Closing Statement, the Notice of Disagreement and the briefs submitted by Parent and the Securityholder Representative, which briefs shall be consistent with the Post-Closing Statement (in the case of Parent) and the Notice of Disagreement (in the case of the Securityholder Representative) and shall be concurrently provided to the other party. Judgment may be entered upon the written determination of the Accounting Firm in any court of competent jurisdiction. Notwithstanding anything to the contrary in this Agreement, the costs of any dispute resolution pursuant to this subsection, including the fees and expenses of the Accounting Firm and of any enforcement of the determination thereof, shall be borne by Parent and the Securityholder Representative (on behalf of the Effective Time Holders) in inverse proportion as they may prevail on the matters resolved by the Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

incurred in connection with their preparation or review of the Post-Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party. The Proposed Final Closing Balance Sheet, the Post-Closing Statement, the Adjustable Amounts and the resulting Closing Cash Consideration shall become final and binding on the parties hereto on the date the Accounting Firm delivers its final resolution in writing to Parent and the Securityholder Representative and, absent manifest error, such resolution by the Accounting Firm shall not be subject to court review or otherwise appealable.

(e)       For purposes of this Agreement, “Final Closing Cash Consideration” means the Closing Cash Consideration, as finally determined in accordance with this Section 2.08. The parties agree that:

(i)       If the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet (such that it would have resulted in the payment of a different amount of Closing Cash Consideration), then Parent shall recover the amount of such difference (“Payment Excess”) from the Adjustment Escrow Fund; provided that if the Payment Excess amount is greater than the amount of the Adjustment Escrow Fund, each Effective Time Holder will pay to Parent an amount equal to such Effective Time Holder’s Pro Rata Portion of such excess amount by wire transfer in immediately available funds. Within five (5) Business Days of the final determination of the Final Closing Cash Consideration, Parent and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent to release to Parent an amount of cash equal to the Payment Excess, if any, from the Adjustment Escrow Amount in accordance with the Escrow Agreement.

(ii)       If the Final Closing Cash Consideration is greater than the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet (such that it would have resulted in the payment of a different amount of Closing Cash Consideration), then, within five (5) Business Days following the final determination of the Final Closing Cash Consideration, Parent shall (through the Paying Agent) pay the amount of such difference (“Payment Shortfall”) to the Effective Time Holders entitled to receive such Payment Shortfall in accordance with their Pro Rata Portions as a portion of the Additional Merger Consideration.

(iii)       If the Final Closing Cash Consideration is (x) equal to the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet or (y) less than or greater than the Estimated Closing Cash Consideration set forth in the Consideration Spreadsheet and such difference would not have resulted in the payment of a different amount of Closing Cash Consideration, then there shall be no adjustments or further obligations under this Section 2.08.

(iv)       Upon final determination of the Final Closing Cash Consideration and payment of the corresponding Payment Excess to Parent, if any, Parent and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

to release the amount, if any, then remaining in the Adjustment Escrow Fund to the Paying Agent, for further distribution to the Effective Time Holders in accordance with their Pro Rata Portions as a portion of the Additional Merger Consideration.

(f)       Parent agrees that following the Closing it will not, and it will cause the Final Surviving Entity not to, take any actions with respect to the accounting books, records, policies and procedures of the Company or the Final Surviving Entity that would obstruct or prevent the preparation of the Post-Closing Statement as provided in this Section 2.08. Parent will cooperate in the review of the Post-Closing Statement.

Section 2.09 Earn-Out.

(a)       Integration Earn-Out. If the Integration Plan is completed in accordance with its terms by December 31, 2021 (the “Integration Date”), as determined by Parent acting reasonably and in good faith, the Effective Time Holders shall be entitled to [***] (the “Integration Earn-Out Payment”) . If the Integration Plan has not been completed in accordance with its terms by the Integration Date, as determined by Parent acting reasonably and in good faith, the Integration Earn-Out Payment shall be [***]. In the event that the Closing Date occurs after July 30, 2021, [***].

(b)       Revenue Earn-Out. The “Revenue Earn-Out Payment” shall be calculated as follows:

(i)       If (A) the Integration Plan is completed in accordance with its terms as determined by Parent acting reasonably and in good faith by February 15, 2022 and (B) the Company Revenue for the Earn-Out Period (1) exceeds [***] but is less than [***], the Effective Time Holders shall be entitled to a Revenue Earn-Out Payment equal to the amount calculated by multiplying [***] by each dollar of Company Revenue that exceeds [***] but is less than [***] and (2) exceeds [***], the Effective Time Holders shall be entitled to a Revenue Earn-Out Payment equal to the total amount set forth in (1) above plus the amount calculated by multiplying 2 by each dollar of Company Revenue that exceeds [***] but is less than [***] (with no additional amount payable for Company Revenue in excess of [***].

(ii)       Notwithstanding the foregoing, in no event will the amount of the Revenue Earn-Out Payment payable by Parent under this Section 2.09 exceed [***].

(iii)       The Earn-Out Payments shall be payable by Parent to the Effective Time Holders as follows: [***].

(iv)       For illustration purposes, a grid that includes sample calculations of the Earn-Out Payments is set forth in Annex III.

(c)       On each of November 15, 2021, December 15, 2021 and December 31, 2021 Parent shall prepare and deliver to the Securityholder Representative a written statement describing the status of the Integration Plan, whether it has been completed in accordance with its terms, and if not so completed, any items remaining to be completed and the status update such remaining item

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(each, an “Integration Plan Status Update”). Parent shall provide the Securityholder Representative access to senior management employees of the Company who are managing the Integration Plan and shall cooperate in good faith to answer any questions and resolve any issues raised by the Securityholder Representative and its Representatives in connection with their review of each Integration Plan Status Update.

(d)       Proposed Company Revenue Statement. Not later than March 1, 2023, Parent shall prepare and deliver to the Securityholder Representative a statement setting forth the Company Revenue for the Earn-Out Period (the “Proposed Company Revenue Statement”), which calculation will be prepared in accordance with the Company Revenue definition set forth herein. Following delivery of the Proposed Company Revenue Statement and until determination of the final Company Revenue amount in accordance with this Section 2.09, Parent shall provide Securityholder Representative and its Representatives reasonable access (including remote access) to the work papers and other books and records of the Company for purposes of assisting Securityholder Representative and its Representatives in their review of the Proposed Company Revenue Statement. Parent and Securityholder Representative shall cooperate in good faith to answer any questions and resolve any issues raised by the Securityholder Representative and its Representatives in connection with their review of the Proposed Company Revenue Statement.

(e)       Company Revenue Dispute Notice. The Proposed Company Revenue Statement will be final, conclusive and binding on the parties unless the Securityholder Representative provides a written notice (a “Company Revenue Dispute Notice”) to Parent no later than the thirtieth (30th) day after the delivery to the Securityholder Representative of the Proposed Company Revenue Statement; provided, however that the Securityholder Representative may only disagree with Parent’s determination of Company Revenue as set forth in the Proposed Company Revenue Statement on the basis that it was not determined in accordance with the Company Revenue definition set forth herein or on the basis of arithmetic error. Any such Company Revenue Dispute Notice shall specify those items or amounts as to which the Securityholder Representative disagrees, and the Securityholder Representative shall be deemed to have agreed with all other items and amounts contained in the Proposed Company Revenue Statement and Parent’s calculation of Company Revenue as set forth thereon, except to the extent that the calculation of other items are derived from the items or amounts specified as in dispute in the Company Revenue Dispute Notice.

(f)       Resolution of Disputes.

(i)       Parent and Securityholder Representative will attempt to promptly resolve the matters raised in any Company Revenue Dispute Notice in good faith. If the parties have not resolved the matters raised in any Company Revenue Dispute Notice within ten (10) Business Days after the date of delivery of any Company Revenue Dispute Notice pursuant to Section 2.09(e) either the Parent or Securityholder Representative may provide written notice to the other (the “Company Revenue Dispute Resolution Notice”) that it elects to submit the disputed items to the Accounting Firm or another nationally recognized independent accounting firm chosen jointly by Parent and the Securityholder Representative. In the event that the Securityholder Representative and Parent an unable

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

to agree upon an Accounting Firm within ten (10) Business Days following the giving of the Company Revenue Dispute Resolution Notice, each of Parent and the Securityholder Representative shall promptly select an accounting firm and promptly cause such two accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Company Revenue Dispute Resolution Notice.

(ii)       The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices review only those unresolved items and amounts specifically set forth and objected to in the Company Revenue Dispute Resolution Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement. The Accounting Firm, acting as an arbitrator (and not as an expert), shall be authorized to resolve only those items remaining in dispute between the parties in accordance with the provisions of this Section 2.09 (and no other matter) and the scope of the disagreements to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items that are the subject of the disagreements were determined in accordance with the terms and provisions of this Agreement, which resolution of such disputed item shall be an amount within the range of the value of such disputed item as proposed by Parent in the Proposed Company Revenue Statement, as applicable, or as proposed by the Securityholder Representative in the Company Revenue Dispute Notice. In any such case, the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision. The fees and expenses of the Accounting Firm shall be borne equally by Parent and the Securityholder Representative (on behalf of the Effective Time Holders).

(iii)       The decision of the Accounting Firm with respect to the disputed items of the Proposed Company Revenue Statement submitted to it will be final, conclusive and binding on the parties. As used herein, the Proposed Company Revenue Statement, as adjusted to reflect any changes agreed to by the parties and the decision of the Accounting Firm, in each case, pursuant to Section 2.09(f), is referred to herein as the “Final Company Revenue Statement.” The date of the determination of the Final Company Revenue Statement shall be referred herein as the “Revenue Earn-Out Date.” Each of Parent and Securityholder Representative agree to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(g)       Earn-Out Payments.

(i)       Within ten (10) Business Days after the applicable Earn-Out Date, the Securityholder Representative shall provide an annex to Parent and the Paying Agent listing: (i) the name of each Effective Time Holder and each Effective Time Holder’s Pro Rata Portion, (ii) the amount of cash or Parent Class A Common Stock, as applicable, to be distributed to each such Effective Time Holder from each of the Earn-Out Payments,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(iii) the mailing address for delivery of stock certificates for the Parent Class A Common Stock to be distributed to each such Effective Time Holder from the Revenue Earn-Out Payment, and (iv) information from such Effective Time Holder for the delivery of the Parent Class A Common Stock to be distributed to each such Effective Time Holder by digital registration, if applicable, and such annex shall be approved by Parent, and such approval shall not be unreasonably withheld, conditioned or delayed, if applicable. The parties intend the Earn-Out Payments received by Effective Time Holders other than in respect of payments with respect to options to be additional consideration paid in exchange for such holders’ Company Stock and not as compensation for services. The parties agree to file all Tax Returns consistent with the intention stated in the previous sentence unless otherwise required by a determination within the meaning of Section 1313 of the Code.

(ii)       Parent shall coordinate delivery of digital registration documentation for such Parent Class A Common Stock to each Effective Time Holder within five (5) Business Days after Parent’s approval of the annex delivered pursuant to Section 2.09(g)(i) above.

(iii)       No interest shall accrue or be paid on any portion of each of the Earn-Out Payments.

(h)       Operation of the Business. The Securityholder Representative, on behalf of the Effective Time Holders, acknowledges it is the intention of the parties that the operation of the Business after Closing shall be exercised by Parent, the Company or their Affiliates in accordance with their or their own business judgment and, other than as set forth herein, in its or their sole and absolute discretion. The Securityholder Representative, on behalf of the Effective Time Holders, acknowledge, understand and agree as follows: [***].

(i)       Assignment; Change of Control.

(i)       After the Closing, no Effective Time Holder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive any portion of the Earn-Out Payment that becomes due and payable in accordance with this Section 2.09, other than (i) upon death by will or intestacy; (ii) by instrument to an inter vivos or testamentary trust in which the right to receive the Earn-Out Payment or portion thereof is to be passed to beneficiaries upon the death of the trustee; (iii) made pursuant to a court order; (iv) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; or (v) to any Person, with Parent’s consent. Any transfer in violation of this Section 2.09 shall be null and void and shall not be recognized by Parent or the Company.

(ii)       In the event of a Change of Control of Parent, the Securityholder Representative shall have the option for thirty (30) days following the closing of such Change of Control of Parent to elect that any portion of the Earn-Out Payment that would become due and payable pursuant to this Section 2.09 in the form of Parent Class A Common Stock shall be paid in cash to the Effective Time Holders.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 2.10 Tax Treatment. The parties hereto intend for the Mergers to constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code and for this Agreement to be, and is hereby adopted as, a “plan of reorganization” for purposes of Section 354 and 361 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a), to which Parent, Merger Sub, Sister Subsidiary, and the Company are parties under Section 368(b) of the Code. Each of the parties hereto shall use their respective commercially reasonable efforts to cause the Mergers to qualify, and will use commercially reasonable efforts to not take any action nor cause any action to be taken which action would reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a). The parties intend that the Stock Consideration be valued in accordance with the safe harbor valuation method described in Section 4.01(1) of IRS Revenue Procedure 2018-12.

Section 2.11 Further Action. If, at any time after the Effective Time, any further action is determined by Parent or the Final Surviving Entity to be reasonably necessary to vest the Final Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub and the Company, and such action is not expressly prohibited herein, the officers and directors of the Final Surviving Entity and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING
THE COMPANY Group.

In order to induce Parent to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company represents and warrants to Parent that, except as disclosed by the Company in the Company Disclosure Schedule delivered on the date hereof, the following statements are true, complete and correct as of the date hereof and as of the Closing Date, except that the accuracy of representations and warranties that by their respective terms speak as of the specified date will be determined as of such date; provided that any exception set forth in a section or subsection of the Company Disclosure Schedule shall be deemed to be disclosed solely for purposes of, and shall solely qualify, such section or subsection of this Agreement and any other section or subsection of this Agreement where it is reasonably apparent on the face of such exception that such exception would be applicable to such other section or subsection.

Section 3.01 Organization. Each member of the Company Group is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each member of the Company Group is duly qualified to do business and in good standing in each jurisdiction in which it leases real property or conducts business and is required to so qualify, except where the failure to so qualify would not reasonably be expected to be material, which jurisdictions are listed in Schedule 3.01. The Company has delivered to the Parent accurate and complete copies of (a) the Organizational Documents of each member of the Company Group and (b) the minute books of each member of the Company Group, which contain records of all meetings held of, and other actions (including actions by written consent) taken by, the stockholders or other holders of Equity Interests in such member of the Company Group, the Board of Directors of such member

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

of the Company Group and each committee thereof. Schedule 3.01 of the Company Disclosure Schedule sets forth an accurate and complete list of all Predecessors of each member of the Company Group.

Section 3.02 Power and Authorization; Board Approval; Requisite Vote.

(a)       Contemplated Transactions. The Company has all requisite power and authority necessary for the execution, delivery and performance by it of this Agreement and each such Ancillary Agreement to which it is, or will be at Closing will be, a party (the “Company Ancillary Agreements”). The Company has duly authorized by all necessary action on the part of the Company Board and the holders of Company Capital Stock (or other holders of Equity Interests of the Company), the execution, delivery and performance of this Agreement and each such Company Ancillary Agreement by the Company. This Agreement and each Company Ancillary Agreement (i) have been (or, in the case of Company Ancillary Agreements to be entered into at Closing, will be when executed and delivered) duly executed and delivered by the Company and (ii) is (or in the case of Company Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b)       Conduct of Business. Each member of the Company Group has all requisite power and authority necessary to own, lease, operate and use its Assets and carry on the Business.

(c)       Board Approval; Requisite Vote. The Company Board at a meeting duly called and held at which all directors of the Company were present or by written consent, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Company Ancillary Agreements, the Merger, and the other transactions contemplated by this Agreement and approving the execution, delivery and performance of this Agreement and the other Company Ancillary Agreements, (ii) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and (iii) recommending that the Company’s stockholders adopt this Agreement and give the Requisite Stockholder Approval, to the extent required by Legal Requirements. The only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is: the approval and adoption of this Agreement by the affirmative vote of the requisite holders of Company Common Stock and Company Preferred Stock as required under the DGCL and the Organizational Documents of the Company (collectively, the “Requisite Stockholder Approval”). The Requisite Stockholder Approval shall be obtained immediately after the execution and delivery of this Agreement by execution and delivery of the Written Consent. The Written Consent is sufficient to deliver the Requisite Stockholder Approval. No other vote of the holders of Company Capital Stock is required to consummate any of the transactions, other than the Merger, contemplated by this Agreement or the Company Ancillary Agreements. Neither Section 203 of the DGCL nor any other state takeover statute is applicable to the Company, the Merger or the other transactions contemplated by this Agreement.

Section 3.03 Authorization of Governmental Authorities.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(a)       Except as disclosed on Schedule 3.03, no action by (including any authorization by or consent or approval of), or in respect of, or declaration or filing with or notice to, any Governmental Authority is required by or on behalf of any member of the Company Group or in respect of any member of the Company Group, the Business or any Assets of any member of the Company Group for, or in connection with, (a) the valid and lawful authorization, execution, delivery and performance by the Company of this Agreement or any Company Ancillary Agreement or (b) the consummation of the Contemplated Transactions.

(b)       The Company represents and warrants that it is not, and will not at the time of the Closing be, a “person” (as defined in 16 C.F.R. § 801.1(a)(1)) with $18.4 million or more of total assets or annual net sales, in each case as determined in accordance with 16 C.F.R. § 801.11.

Section 3.04 Noncontravention. Except as disclosed on Schedule 3.04, none of the authorization, execution, delivery or performance by the Company of this Agreement or any Company Ancillary Agreement nor the consummation of the Contemplated Transactions, will:

(a)       assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case, as disclosed on Schedule 3.03 conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Legal Requirement applicable to any member of the Company Group, the Business or any Assets of any member of the Company Group; or

(b)       conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under or to otherwise modify, or require any action by (including any authorization, consent or approval) or notice to any Person, or require any offer to purchase or prepayment of any Indebtedness or Liability under, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties or assets of any member of the Company Group under, any of the terms, conditions or provisions of (i) the Organizational Documents of any member of the Company Group, (ii) any material Permit applicable to or otherwise affecting any member of the Company Group the Business or any Assets of any member of the Company Group, (iii) any Contractual Obligation of any member of the Company Group, or (iv) except as contemplated by this Agreement or with respect to Permitted Encumbrances, result in the creation of any material Encumbrance upon any of the assets of any member of the Company Group, except in the case of (ii) – (iv), such conflicts, breaches, violations or defaults, the result of which would not be material to the Company Group taken as a whole.

Section 3.05 Capitalization of the Company Group.

(a)       Authorized and Outstanding Equity Interests. The entire authorized capital stock (or, where applicable, other Equity Interests) of each member of the Company Group is as set forth on Schedule 3.05(a). All of the outstanding Equity Interests of each member of the Company Group are held of record by the Persons in the respective amounts set forth on Schedule 3.05(a).

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Except as set forth on Schedule 3.05(a), each member of the Company Group does not have any issued or outstanding Equity Interests or holds shares of its capital stock (or other Equity Interests) in its treasury. The Company has delivered to Parent accurate and complete copies of the stock ledger (or equivalent records) of each member of the Company Group as of the date of this Agreement, which records reflect all issuances, transfers, repurchases and cancellations of shares of capital stock (or other Equity Interests) of each member of the Company Group as of the date of this Agreement. All of the outstanding shares of capital stock (or, where applicable, other Equity Interests) of each member of the Company Group have been duly authorized, validly issued and are fully paid and non-assessable. No member of the Company Group has violated any Legal Requirements, including any federal or state securities laws, or any Contractual Obligations or preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests or other securities.

(b)       Outstanding Equity-Based Awards. Schedule 3.05(b) sets forth the following information, as of the date of this Agreement, with respect to each Company Option: (i) the name of the holder of such Company Option, (ii) the number of shares of Company Common Stock subject to such Company Option, (iii) the exercise price of such Company Option, (iv) the date on which such Company Option was granted, (v) the vesting schedule, and the extent to which such Company Option is vested as of the date of this Agreement, and (vi) the expiration date of such Company Option. The only plan, program or arrangement under which the Company has granted options to purchase shares of Company Common Stock is the Equity Plan. Each Company Option was granted in compliance in all material respects with all applicable Legal Requirements and all terms and conditions of the Equity Plan, and each Company Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock, as determined by the Company Board in accordance with Section 409A or Section 422 of the Code, on the date of such grant.

(c)       Encumbrances on Equity Interests, etc. Except as disclosed on Schedule 3.05: (i) there are no preemptive rights or other similar rights in respect of any Equity Interests in any member of the Company Group, (ii) there are no Encumbrances on, or other Contractual Obligations relating to, the ownership, transfer or voting of any Equity Interests in any member of the Company Group, or otherwise affecting the rights of any holder of the Equity Interests in any member of the Company Group, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any member of the Company Group which obligates any member of the Company Group to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any Equity Interests in any member of the Company Group and (iv) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in any member of the Company Group.

Section 3.06 Financial Matters.

(a)       Financial Statements. Schedule 3.06(a) includes correct and complete copies of each of the following:

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(i)       the unaudited consolidated balance sheet of the Company Group as of December 31, 2020 and March 31, 2021 (the more recent of such balance sheets, the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of the Company Group for the year ended December 31, 2020 and the three months ended March 31, 2021 (the “Financials”).

(b)       Compliance with GAAP, etc. Except as disclosed on Schedule 3.06, the Financials (including any notes thereto) (i) were prepared in accordance with the books and records of the Company Group, (ii) have been prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments) and (iii) fairly present the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of the operations of the Company Group and changes in financial position for the respective periods covered thereby.

(c)       Absence of Undisclosed Liabilities. Except as disclosed on Schedule 3.06(c), the Company Group does not have any material Liabilities except for (i) Liabilities set forth in the Most Recent Balance Sheet, (ii) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contractual Obligation or Legal Requirement), (iii) executory obligations in the Ordinary Course of Business under Contracts to which the Company is a party or (iv) Company Transaction Expenses.

(d)       Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet and all accounts and notes receivable arising subsequent to the Most Recent Balance Sheet Date and on or prior to the Closing Date that will be reflected in the Proposed Final Closing Balance Sheet, have arisen or will arise in the Ordinary Course of Business.

(e)       Banking Facilities. Schedule 3.06(e) sets forth an accurate and complete list of (i) each bank, savings and loan or similar financial institution with which each member of the Company has an account or safety deposit box or other similar arrangement, and (ii) the names of all Persons authorized to draw on any such account or to have access to any such safety deposit box facility or such other arrangement.

(f)       Each member of the Company Group maintains (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls which provide reasonable assurance that (A) the control objectives have minimized the risk of material financial misstatement, (B) all material information concerning the Company Group is made known on a timely basis to the individuals responsible for the preparation of the Financials, (C) access to the properties and assets of the Company Group is permitted only in accordance with management’s authorization, (D) all transactions are executed with management’s authorization and accurately recorded in the correct period as necessary to permit the preparation of the Financials and disclosures in conformity with GAAP and (E) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(g)       During the past five (5) years prior to the date of this Agreement, no director or officer of any member of the Company Group or, to the Company Group’s Knowledge, non-officer employee, external auditor, external accountant or similar authorized Representative of any member of the Company Group, has received or otherwise been made aware of any material complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of any member of the Company Group or their respective internal accounting controls, including any material complaint, allegation or claim that any member of the Company Group has engaged in questionable accounting or auditing practices.

Section 3.07 Absence of Certain Developments. Between the Most Recent Balance Sheet Date and the date of this Agreement (a) no Effect has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) except as disclosed on Schedule 3.07, the Business has been conducted in all material respects in the Ordinary Course of Business and the Company Group has not (i) taken any action or omitted to take any action that would have violated the provisions of Section 5.01(b) if such provisions had been in effect at all times since the Most Recent Balance Sheet Date or (ii) suffered any loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of its material Assets or the Business.

Section 3.08 Indebtedness; Guarantees. The Company Group has no Liabilities in respect of Indebtedness except as set forth on Schedule 3.08 or as otherwise incurred in the Ordinary Course of Business after the date of this Agreement and in accordance with the terms of Section 5.02. For each item of Indebtedness as of the date of this Agreement, Schedule 3.08 correctly sets forth the debtor, the Contractual Obligations governing the Indebtedness, the principal amount of the Indebtedness as the date of this Agreement, the creditor, the maturity date, and the collateral, if any, securing the Indebtedness (and all Contractual Obligations governing all related Encumbrances). Except as set forth on Schedule 3.08, the Company Group does not have any Liability in respect of a Guarantee of any Indebtedness or other Liability of any other Person.

Section 3.09 Assets.

(a)       Ownership of Assets. The Company Group has sole and exclusive, good and valid title to, or, in the case of property held under a lease or other Contractual Obligation, a sole and exclusive, Enforceable leasehold interest in, or adequate rights to use, all of its properties, rights and assets, whether real or personal and whether tangible or intangible, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except for such assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business (collectively, the “Assets”). Except as disclosed on Schedule 3.09(a), none of the Assets is subject to any Encumbrance other than a Permitted Encumbrance.

(b)       Sufficiency of Assets. The Assets comprise all of the assets, properties and rights of every type and description, whether real or personal, tangible or intangible, that (i) are used or necessary to the conduct of the Business and (ii) are adequate to conduct the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(c)       Condition of Tangible Assets. All of the material fixtures and other material improvements to the Leased Real Property included in the Assets (including any Facilities) and all of the material tangible personal property included in the Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted), and (iii) have been maintained in all material respects in accordance with normal industry practice.

(d)       Investments. Except as set forth in Schedule 3.09(d), the Company Group (i) does not control, directly or indirectly, or own any direct or indirect Equity Interest in any Person or (ii) is not subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Notwithstanding anything to the contrary set forth herein, the representations and warranties contained in this Section 3.9 do not apply to ownership of, or sufficiency of, Intellectual Property Rights of the Company Group, which matters are addressed solely in the representations and warranties set forth in Section 3.11.

Section 3.10 Real Property.

(a)       The Company Group does not own any real property.

(b)       Schedule 3.10(b) sets forth a list of the addresses of all real property leased, subleased or licensed by, or for which a right to use or occupy has been granted to, any member of the Company Group as of the date of this Agreement (the “Leased Real Property”). Schedule 3.10(b) also identifies with respect to each Leased Real Property, each lease, sublease, license or other Contractual Obligation under which such Leased Real Property is occupied or used including the date of and legal name of each of the parties to such lease, sublease, license or other Contractual Obligation, and each amendment, modification or supplement thereto (the “Real Property Leases”).

(c)       Except as set forth on Schedule 3.10(c), as of the date of this Agreement, there are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contractual Obligations granting to any other Person the right of use or occupancy of any of the Leased Real Property and there is no Person (other than members of the Company Group) in possession of any of the Leased Real Property. With respect to each Real Property Lease that is a sublease, the representations and warranties in this Section 3.10(c) and Section 3.18(b) and Section 3.18(c) are true and correct with respect to the underlying lease.

(d)       The Company has delivered to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(e)       No eminent domain or condemnation Action is pending or, to the Company Group’s Knowledge, threatened, that would preclude or materially impair the use of any Leased

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Real Property. The Company Group’s current use of the Leased Real Property does not violate in any material respect any restrictive covenant of record that affects the Leased Real Property.

Section 3.11 Intellectual Property.

(a)       Company IP and Systems. Except as disclosed on Schedule 3.11(a), the Company owns or has adequate rights to use all material Company Group Technology and all material Company Group Intellectual Property Rights without any conflict with, or infringement of, the Intellectual Property Rights of others and the Company Group will continue to own or have adequate rights to use all such Company Group Technology and Company Group Intellectual Property Rights immediately following the Closing to the same extent as prior to the Closing. The Company Group (i) lawfully owns, leases or licenses all Systems and such Systems are reasonably sufficient for the immediate and anticipated material needs of the business of each member the Company Group, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, and (ii) will continue to have such rights immediately after the Closing. Except, with respect to the material Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts identified on Schedule 3.11(d) or Contractual Obligations under 3.11(d)(i)(A) through (E), to the extent provided in such Contractual Obligations, none of the material Company Group Technology or material Company Group Intellectual Property Rights is in the possession, custody, or control of any Person other than the Company.

(b)       Infringement. Except as disclosed on Schedule 3.11(b), (i) the conduct of the Business by members of the Company Group has not interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person, and (ii) no member of the Company Group has received any written charge, complaint, claim, demand, or notice alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the Business or the use of the Company Group Technology). Except as disclosed on Schedule 3.11(b), to the Company Group’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Group Intellectual Property Rights owned by a member of the Company Group.

(c)       Scheduled Intellectual Property Rights. Schedule 3.11(c) identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, social media accounts, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, owned by, purported to be owned by or exclusively licensed to the Company Group (collectively, the “Company Group Registrations”). Schedule 3.11(c) also identifies each proprietary software program, each trade name, each unregistered trademark and service mark owned or exclusively licensed by any member of the Company Group that, in each case, is material to the Business. For purposes of this Agreement, all items listed on Schedule 3.11(c) shall be called “Scheduled Intellectual Property Rights”. Schedule 3.11(c) specifically identifies those items of Scheduled Intellectual Property Rights that are exclusively licensed to any member of the Company Group, including the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

identification of the Contractual Obligation pursuant to which each such Intellectual Property Right is licensed. For each of the Company Group Registrations, Schedule 3.11(c) includes the following information: (i) for each patent and patent application, the title, patent number or application serial number, jurisdiction, filing date, date issued (if applicable), inventors, owner of record, and present status thereof; (ii) for each registered trademark and trademark application, the mark, application serial number or registration number, jurisdiction, filing date, registration date (if applicable), class of goods or services covered, description of goods or services, owner of record, and present status thereof; (iii) for each domain name, the registration date, any renewal date, owner of record, and name of the registrar; (iv) for each copyright registration and copyright application, the title of the work, number and date of such registration or application, owner of record, and jurisdiction; and (v) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any Company Group Registrations, including the payment of any registration, maintenance, or renewal fees or the filing of any responses to office actions, documents, applications, or certificates. Each of the Company Group Registrations is subsisting, and other than patents and patent applications, is valid and enforceable.

(d)       IP Contracts. Schedule 3.11(d) identifies under separate headings each Contractual Obligation, (i) under which any member of the Company Group uses or licenses an item of material Company Group Technology or any material Company Group Intellectual Property Rights that any Person besides any member of the Company Group owns , other than (A) non-exclusive licenses to third-party Intellectual Property Rights granted by a customer under a customer agreement in the Ordinary Course of Business for the purpose of allowing the Company Group to provide services to such customer, (B) non-exclusive software licenses or software-as-a-service agreements with respect to commercially available software or open source computer code, (C) non-disclosure agreements, (D) Contractual Obligations providing for non-exclusive licenses to third-party Intellectual Property Rights granted by a consultant, contractor or other service provider where such licenses are ancillary to the services being provided by such service provider, and (E) Contractual Obligations with respect to commercially available Technology that is not included in any Company Product or are not otherwise material to the Business (the “Inbound IP Contracts”), and (ii) under which any member of the Company Group has granted any Person other than a member of the Company Group any right or interest in any material Company Group Intellectual Property Rights including any right to use any item of any member of the Company Group’s use of or rights in the Company Group Technology or any Company Group Intellectual Property Rights (including settlement agreements and covenants not to sue) other than (A) non-disclosure agreements, (B) Contractual Obligations which grant rights under any material Company Group Intellectual Property to unaffiliated Persons solely for the purposes of providing services to, for, or on behalf of the Company and/or its Subsidiaries or conducting the activities contemplated within the scope of such Contractual Obligations, (C) nonexclusive licenses to provide the Company Products to the Company Group’s customers entered in the Ordinary Course of Business, and (D) non-exclusive licenses granted in the Ordinary Course of Business, including pursuant to the Company’s standard form agreements without material deviation from the provisions pertaining to Intellectual Property Rights set forth therein (the “Outbound IP Contracts” and such Contractual Obligations, together with the Inbound IP Contracts and Outbound IP Contracts, the “IP Contracts”). Except as provided in the Inbound IP Contracts and Contractual

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Obligations under 3.11(d)(i)(A) through (E), no member of the Company Group owes any royalties to any Person for the use of any Company Group Intellectual Property Rights or Company Group Technology. The Company has delivered to Parent accurate and complete copies of each of the IP Contracts (or, where an IP Contract is an oral agreement, an accurate and complete written description of such IP Contract), in each case, as amended or otherwise modified and in effect.

(e)       Title to Company Group Technology and Company Group Intellectual Property Rights. Except as disclosed on Schedule 3.11(e):

(i)       the Company Group solely possesses all rights, title, and interests in and to each item of material Company Group Technology and material Company Group Intellectual Property Rights that is owned or purported to be owned by the Company Group, free and clear of any Encumbrance other than Permitted Encumbrances or licenses granted in the Outbound IP Contracts identified on Schedule 3.11(d) or Contractual Obligations under 3.11(d)(ii)(A) through (D); and

(ii)       with respect to (A) each item of material Company Group Technology and material Company Group Intellectual Property Rights that is owned or purported to be owned by the Company Group, and (B) all Company Group Technology and Company Group Intellectual Property Rights licensed to the Company Group on an exclusive basis, to the Company Group’s Knowledge, such item or right is not subject to any outstanding Government Order, and no Action (including any opposition, interference, or re-examination) is pending or threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.

(f)       Confidentiality and Invention Assignments. The Company Group has maintained commercially reasonable practices to protect the confidentiality of the Company Group’s confidential information and trade secrets (including source code included in Company Group Technology) and, except as disclosed on Schedule 3.11(f), has required all employees and other Persons with access to such confidential information to execute Enforceable Contractual Obligations requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company Group. All Persons, including current and former employees and independent contractors of the Company Group who contributed to the material Company Group Technology that is owned or purported to be owned by the Company Group and incorporated in any Company Product have executed Enforceable Contractual Obligations that assign to the Company Group all of such Person’s respective rights, including Intellectual Property Rights, relating to such Company Product.

(g)       Computer Code. Schedule 3.11(g) lists all open source computer code contained in or used in the development of any Company Product and describes (i) the applicable software name and version number, (ii) the license under which such code was obtained, (iii) the manner in which such code is used, (iv) whether such code was modified by or for the Company Group, (v) whether such code was distributed by or for the Company Group, and (vi) how such code is integrated with or interacts with software in a Company Product. Except as disclosed on Schedule 3.11(g), no Company Product constitutes, contains, or is dependent on any open source computer

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

code, and the Company Group has not used open source computer code in any Company Product in a manner that would require the Company Group to divulge to any Person any source code or trade secret that is part of the Company Group Technology. For all computer code included in material Company Group Technology that Company owns or purports to own, (i) the Company Group has in its possession its source code in catalogued versions that will be accessible by their employees, (ii) it has been catalogued and documented in all material respects as reasonably necessary to enable competently skilled programmers and engineers to use, update, and enhance the source code by readily using the existing source code and documentation, and (iii) the Company Group has the right to use all software development tools, library functions, compilers and other software that is required to operate, modify, distribute and support its source code.

Section 3.12 Compliance with Laws; Permits.

(a)       Except as set forth on Schedule 3.12(a), no member of the Company Group is in violation, default or breach, in each case, in any material respect, or during the past three (3) years has been in violation, default or breach, in each case, in any material respect, of any Legal Requirement or Government Order applicable to the Company Group. Except as set forth on Schedule 3.12(a), during the past three (3) years prior to the date of this Agreement, no member of the Company Group (i) has received any written (or, to the Company Group’s Knowledge, oral) notification or communication from any Governmental Authority asserting that any member of the Company Group is not in compliance in any material respect with any applicable Legal Requirement or Government Order, (ii) has entered into or been subject to any Government Order, or (iii) has been the subject of an actual, pending, or threatened investigation by any Governmental Authority with regard to any Legal Requirement. There are no facts and circumstances which would reasonably be expected to form the basis for any such violation.

(b)       Schedule 3.12(b) contains a list of all Permits owned or possessed by each member of the Company Group as of the date of this Agreement that are necessary to operate the Business as currently conducted. Except as set forth on Schedule 3.12(b), each such Permit is in full force and effect, and such member of the Company Group is in compliance in all material respects with all of its obligations with respect to such Permits. During the past three (3) years prior to the date of this Agreement, no Governmental Authority has alleged non-compliance with, or threatened the revocation, cancellation, termination, suspension, restriction or modification of any such Permit. To the Company Group’s Knowledge, no event has occurred which allows, or upon the giving of notice or the passage of time or both would constitute a breach, violation or default of such Permit, or allow, the revocation, cancellation, termination, suspension, restriction or modification of any such Permit.

(c)       No member of the Company Group, nor any of its stockholders, owners, managers, members, directors, officers, employees, or contractors or agents, while acting on behalf of such member of the Company Group, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder such member of the Company Group (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose with respect to the Company Group or the Business.

(d)       No member of the Company Group, nor any of its stockholders, owners, managers, members, directors, officers, employees, or contractors or agents, in each case while acting on behalf of such member of the Company Group, has engaged in unfair competition or trade practices or any false, deceptive, unfair, or misleading advertising or promotional practices under the Legal Requirements of any jurisdiction in which such member of the Company Group operates or markets any of its products. Each member of the Company Group is in compliance with all social media regulations, policies, and guidance established by the Federal Trade Commission. No member of the Company Group has received any written or, to the Company Group’s Knowledge, any oral notifications or been subject to any investigations from the FDA, Federal Trade Commission, or other Governmental Authorities regarding its products, advertising, or promotional practices.

Section 3.13 Data Privacy and Security.

(a)       Processing. On each website and online service operated by any member of the Company Group, the Company Group has posted a written public-facing policy that, as required by applicable Privacy Obligations, fully and accurately discloses how it Processes Personal Information. The Company Group’s Processing of Personal Information is and during the past three (3) years has been in material compliance with all applicable Privacy Obligations.

(b)       Third Parties. Each member of the Company Group has contractually obligated all third party service providers, outsourcers, processors, or other third parties Processing Personal Information, in each case on behalf of the Company Group, to (i) comply with applicable Privacy Obligations, (ii) take commercially reasonable steps to protect and secure Personal Information and Sensitive Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse, and (iii) maintain a written information privacy and security program, including in accordance with applicable Privacy Obligations (including programs with respect to cybersecurity and disaster recovery) that establishes reasonable and appropriate measures designed to protect the privacy, operation, confidentiality, integrity and security of all Personal Information and Sensitive Data against any Security Breach.

(c)       Authorizations. The Company Group is not subject to any Privacy Obligations that, following the Closing, would (i) prohibit the Company Group from transferring and conveying sufficient legal rights to all Personal Information related to the Business or Parent, or (ii) prevent Parent from using all Personal Information related to the Business in the Ordinary Course of Business in compliance with applicable Privacy Obligations. The execution, negotiation, delivery, performance, and consummation of the transactions contemplated herein will not violate any (i) of the Company Group’s applicable privacy notices and policies and (ii) applicable Privacy Obligations.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(d)       Compliance and Safeguards. Each member of the Company Group maintains and complies and has maintained and complied during the past three (3) years with a written information security program that is comprised of commercially reasonable and appropriate physical, technical, organizational and administrative security measures and policies. Such information security program is designed to protect the security, confidentiality, integrity and availability of the Company’s IT Assets, including all Sensitive Data Processed thereby and contained therein, and complies with all applicable Privacy Obligations.

(e)       Privacy and Data Security Incidents. In the past three (3) years, there have been no Security Breaches or incidents of compromise, or other unauthorized or unlawful Processing of any Systems, Personal Information or Sensitive Data owned, used or held for use by or on behalf of any member of the Company Group. No Person has given written notice of any actual or alleged Security Breaches, and no member of the Company Group has notified in writing, or been required by applicable Governmental Authority or Privacy Obligation to notify in writing, any Person of any Security Breach. The Systems do not contain any viruses, bugs, vulnerabilities, faults or other disabling code that could (i) significantly disrupt or adversely affect the functionality or integrity of any System, or (ii) enable or assist any Person to access without authorization any System or to maliciously disable, maliciously encrypt, or erase any software, hardware, or data. In the past three (3) years, there has been no failure or other substandard performance of any System that has caused a material disruption to the business of the Company Group.

(f)       Complaints and Investigations. In the past three (3) years, no member of the Company Group has received any written complaint, notice of any claims, investigations (including investigations by a Governmental Authority) regarding any (i) Security Breach, or (ii) any alleged violations of Privacy Obligations, and there is no reasonable basis for any such Actions.

(g)       HIPAA Compliance. Each member of the Company Group is, and for the past three (3) years has been, in material compliance with HIPAA. Each member of the Company Group in the past three (3) years (i) has adopted and has been in material compliance with, written privacy and security compliance policies and procedures in compliance with HIPAA, and (ii) has entered into “Business Associate” and “Subcontractor Business Associate” agreements as such terms are defined under HIPAA when required by HIPAA. Each member of the Company Group is in material compliance with the terms of all “Business Associate” and “Subcontractor Business Associate” agreements, and, to the Company Group’s Knowledge, no such contractor or subcontractor has, in the past three (3) years, breached any such Business Associate Agreement or Subcontractor Business Associate Agreement with any member of the Company Group. No member of the Company Group has been subject to a “Breach” as such term is defined at 45 C.F.R. § 164.402. Each member of the Company Group has completed a security “risk analysis” (as required by 45 C.F.R. § 164.308(a)(1)(ii)(A)) with a frequency designed to align with HHS-OCR expectations for similarly-sized companies providing similar services since the requirement to perform such a security risk analysis first became applicable to it. In the past three (3) years, no member of the Company Group has received written or oral notice from any Governmental Authority nor has any Action been filed or commenced against any member of the Company Group, in each case to the effect that such member of the Company Group is not in compliance

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

with HIPAA. There have been no investigations by, or, complaints to, the United States Department of Health and Human Services Office for Civil Rights with respect to HIPAA compliance by any member of the Company Group.

Section 3.14 Compliance with Healthcare Legal Requirements.

(a)       Except as set forth on Schedule 3.14(a), no member of the Company Group is in violation, default or breach in any material respect, or during the past three (3) years has been in violation, default or breach in any material respect, of any Healthcare Laws.

(b)       No member of the Company Group, nor to the Company Group’s Knowledge, any of its stockholders, owners, managers, members, directors, officers, employees, contractors or agents, has been or is currently suspended, excluded or debarred from any government procurement program or any Payment Program, or, to the Company Group’s Knowledge, threatened with or currently subject to an investigation or proceeding that could result in suspension, exclusion or debarment from any government procurement programs or and Payment Programs, including under 42 U.S.C. § 1320a-7 or relevant regulations in 42 C.F.R. Part 1001, or assessed or threatened with assessment of civil monetary penalties pursuant to 42 C.F.R. Part 1003 or has been convicted of a criminal offense related to the provision of healthcare items or services.

(c)       No member of the Company Group has, in the past three (3) years, received notice from any Governmental Authority of any violation or alleged violation of any Healthcare Laws or of any investigation conducted by any Governmental Authority in connection with any Healthcare Laws. No member of the Company Group is currently, or during the last three (3) years has been, with respect to any Governmental Authority: (i) party to any settlement, judgment, corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, certification of compliance agreement, or other similar agreement or order that (A) requires the payment of money by such member of the Company Group to any Governmental Authority, (B) requires any recoupment of money from such member of the Company Group by any Governmental Authority or (C) prohibits any activity currently conducted by such member of the Company Group; or (ii) subject to any actual or any proposed settlement, judgment, corporate integrity agreement, deferred prosecution agreement, non-prosecution agreement, consent decree, monitoring agreement, certification of compliance agreement, or other similar agreement or order with any Governmental Authority, in the case of each of clauses (i) and (ii), which relates to Healthcare Laws. No member of the Company Group is a defendant or named party in any unsealed qui tam/False Claims Act litigation, nor, to the Company Group’s Knowledge, has any qui tam/False Claims Act litigation been threatened against any member of the Company Group. No member of the Company Group has been served with, received or otherwise notified of any search warrant, subpoena, civil investigative demand, or notice by or from any Governmental Authority seeking documents or information related to compliance with or violation of, or alleging a violation or potential violation of, any Legal Requirements, or threatening to impose any penalty or sanction or to take any other enforcement action against any member of the Company Group.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(d)       Each member of the Company Group has established and implemented a healthcare compliance program and the necessary policies and procedures to support its performance of its contractual and regulatory obligations. No member of the Company Group has received notice in connection with any regulatory or customer audits of non-compliance with applicable Legal Requirements or Contractual Obligations.

(e)       No member of the Company Group has submitted, or caused the submission of, any false or fraudulent claim to any third party in violation of any Healthcare Law, and has not received any written notice from any third party for any such violation or any allegation of a billing or coding mistake, overpayment, false claim or fraud relating to such member of the Company Group’s services.

(f)       No member of the Company Group, nor any of its stockholders, owners, managers, members, directors, officers, employees contractors or agents, in each case while acting on behalf of such member of the Company Group, has offered or paid any remuneration (including any kickback, bribe, rebate, payoff, influence payment or inducement) directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (i) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service in violation of any Healthcare Law; or (ii) to purchase, lease, order, arrange for or recommend purchasing, leasing or ordering any good, facility, service or item in violation of any Healthcare Law or to obtain or maintain favorable treatment in securing business in violation of any applicable Healthcare Law.

Section 3.15 Tax Matters.

(a)       Each member of the Company Group has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all material respects. All Taxes owed by each member of the Company Group (whether or not shown on any Tax Return) have been timely paid in full. No claim has ever been made by a Governmental Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, and to the Company’s Group’s Knowledge there is no reasonable basis for any such claim to be made. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances for current Taxes not yet due and payable.

(b)       Each member of the Company Group has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party, and each member of the Company Group has complied with all Legal Requirements, rules and regulations relating to the filing of Tax Returns and the payment and withholding of Taxes, including all reporting and recordkeeping requirements.

(c)       There is no pending Action concerning any Tax Liability, Tax Return or other Tax item of any member of the Company Group. The Company has delivered to Parent accurate and

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by each member of the Company.

(d)       No member of the Company Group has waived any statute of limitations in respect of Taxes, and has not agreed to, nor is the beneficiary of any extension of time with respect to a Tax assessment, adjustment or deficiency. No member of the Company Group has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any member of the Company Group.

(e)       No member of the Company Group has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated federal income Tax Return or any other affiliated, consolidated, combined or unitary group. No member of the Company Group is a party to any Contractual Obligation relating to Tax sharing, allocation or indemnification (other than a Contractual Obligation entered into in the Ordinary Course of Business and not primarily related to Tax). No member of the Company Group has any Liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than a contract entered into in the Ordinary Course of Business and not primarily related to Tax) or otherwise.

(f)       Since the Most Recent Balance Sheet Date, no member of the Company Group has made, changed or revoked any Tax election, changed any annual Tax accounting period, adopted or changed any method of Tax accounting, filed any amended Tax Return or filed any Tax Return in a manner inconsistent with past practice, entered into any Contractual Obligation in respect of Taxes with any Governmental Authority, including any closing agreement, settled any Tax Action, surrendered any right to claim a Tax refund, offset or other reduction in Tax Liability, consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment outside the Ordinary Course of Business.

(g)       No member of the Company is or has ever been required to make any adjustment pursuant to Code Section 481(a) (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Contemplated Transactions, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes. No Governmental Authority has proposed any such adjustment or change in accounting method of any member of the Company Group.

(h)       No member of the Company Group will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Tax law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any prepaid amount received on or prior to the Closing Date.

(i)       No member of the Company Group owns any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any documentary, stamp, or other transfer Tax.

(j)       No member of the Company Group has ever constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Code Section 355(a)(1)(A)) in a distribution of stock to which Code Section 355 (or so much of Code Section 356 as relates to Code Section 355) or Code Section 361 applies and which occurred during any period for which the applicable statute of limitations has not lapsed.

(k)       No member of the Company Group has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or any “tax shelter” within the meaning of Section 6662 of the Code.

Section 3.16 Employee Benefit Plans.

(a)       Schedule 3.16(a) lists each material Employee Plan (or, where applicable, the form document thereof) which any member of the Company Group sponsors, maintains, to which any member of the Company Group contributes or is obligated to contribute, or under which any member of the Company Group has or may have any Liability, for the benefit of any current or former employee, director, manager, officer or independent contractor of any member of the Company Group or the beneficiaries or dependents of any such Person (each a “Company Group Plan”). With respect to each Company Group Plan, the Company has delivered to Parent accurate, current and complete copies of each of the following: (i)  the plan document together with all amendments thereto (or if the plan has not been reduced to writing, a written summary of all material plan terms), (ii) if applicable for any qualified plans, any trust agreements, custodial agreements, insurance policies or contracts, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iii)  the most recent summary plan description, any summaries of material modification and any employee handbooks or similar employee communications, (iv) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination letter or opinion letter from the IRS, (v) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Forms 5500, with schedules attached and (vi) any notices, letters or other non-routine correspondence from the IRS, the Department of Labor or any Governmental Authority relating to such Company Group Plan.

(b)       No Company Group Plan is (i) an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) subject to Code Section 412 or Title IV of ERISA or ERISA Section 302 or (ii) a “multiple employer plan” within the meaning of the Code or ERISA.

(c)       No member of the Company Group nor any other Person, trade or business that would be considered a single employer of any member of the Company Group under the Code or ERISA (each such Person, an “ERISA Affiliate”) has ever contributed to, had an obligation to

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

contribute to, maintained or has had any Liability, including as an ERISA Affiliate, with respect to, (i) a plan subject to Title IV of ERISA or Code Section 412, (ii) a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA. (iii) a “multiple employer plan” (as defined in 2Section 210 of ERISA or Section 413(c) of the Code), or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state law).

(d)       Each Company Group Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter or opinion letter from the IRS upon which it may rely and nothing has occurred that would reasonably be expected to adversely affect such qualification or result in material Liability to any member of the Company Group. Each Company Group Plan, including any associated trust or fund, has been established, maintained, administered and funded in accordance with its terms and any applicable collective bargaining agreements and with all applicable Legal Requirements, in each case, in all material respects, and nothing has occurred with respect to any Company Group Plan that has subjected or could subject any member of the Company Group to any material Liability.

(e)       All required contributions to, and premium payments on account of, each Company Group Plan, or to any current or former employee or service provider under the terms of any Company Group Plan, have been made in full or properly accrued, in each case, on a timely basis.

(f)       There is no pending or, to the Company Group’s Knowledge, threatened Action relating to a Company Group Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Group Plans. No Company Group Plan is or, within the last six (6) years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(g)       No prohibited transaction (as defined in Code Section 4975 and Section 406 of ERISA) has occurred with respect to a Company Group Plan for which no exemption exists under Section 408 of ERISA and Code Section 4975 and which could subject any member of the Company Group or any of its directors, officers, employees or agents to a Tax or other material Liability. All employees that are eligible to participate in each Company Group Plan under the terms of such Company Group Plan and all applicable Legal Requirements have been permitted to participate in such Company Group Plan.

(h)       Except as required under Section 601 et seq. of ERISA, no Company Group Plan provides current or future benefits or coverage in the nature of health, life, disability or welfare insurance following retirement or other termination of employment.

(i)       Each Company Group Plan that is a “group health plan” for purposes of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act (the “Affordable Care Act”) has been established, maintained and administered in compliance in all material respects with the Affordable Care Act, including, without limitation, offering healthcare coverage that does not subject any member of the Company Group to any assessment under Code Sections 4980H(a) or 4980H(b). No member of the Company Group nor any ERISA Affiliates,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

are reasonably expected to have any Liability for Taxes under Sections 4975 through 4980 or Sections 4980A through 4980I of the Code.

(j)       Each “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) with respect to any service provider to any member of the Company Group complies and has been operated in compliance, in each case, in all material respects, with the requirements of Code Section 409A and regulations promulgated thereunder.

(k)       Except as set forth in Schedule 3.16(a), neither the execution, delivery or performance of this Agreement nor the consummation of the Contemplated Transactions (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former employee, director, manager, officer or independent contractor of any member of the Company Group or any of its Affiliates to severance pay, unemployment compensation or termination pay, or any other payment from any member of the Company Group, (ii) result in any payment becoming due or accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any current or former employee, director, manager, officer or other service provider of any member of the Company Group, (iii) create any third-party beneficiary or other rights in any current or former employee, director, officer, manager or independent contractor of any member of the Company Group or any Affiliate, (iv) limit in any way the right of any member of the Company Group, Parent, or their respective Affiliates to amend or terminate any Company Group Plan at any time, (v) create any right to employment, continued employment, or any term or condition of employment with any member of the Company Group, Parent, or their respective Affiliates, or (vi) result in any payment or benefit that, individually or taken together with any other payments or benefits, could (without accounting for any reduction thereto) result in the imposition of any penalty or Tax under Section 280G or 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law). No member of the Company Group has any indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code.

Section 3.17 Environmental Matters. Except as set forth in Schedule 3.17, (a) each member of the Company Group and its Predecessors are, and have been, in compliance in all material respects with all Environmental Laws, (b) there has been no release or threatened release of any material amount of any Hazardous Substance on, upon, into or from any site currently or heretofore leased or otherwise operated or used by any member of the Company Group or a Predecessor thereof, (c) there have been no Hazardous Substances generated by any member of the Company Group or a Predecessor thereof that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site leased or operated by any member of the Company Group or a Predecessor thereof, except for the storage of hazardous waste in compliance with Environmental Laws and (e) the Company has delivered to Parent accurate and complete copies of all material environmental records, reports, notifications, certificates of need,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments for the Company Group, in each case as amended and in effect.

Section 3.18 Contracts.

(a)       Contracts. Except as disclosed in the applicable subsection of Schedule 3.18 (which is arranged in subsections numbered (i) to (xviii) to correspond to the subsections of this Section 3.18), as of the date of this Agreement no member of the Company Group is bound by or a party to:

(i)       any Contractual Obligation for the purchase, of supplies, goods, products, equipment or other property, or for the receipt of services, in each case, which provides for (or would be reasonably expected to involve) annual payments by any member of the Company Group in excess of $50,000;

(ii)       any Contractual Obligation for the sale of goods, products, equipment or other property, or for the furnishing of services, by any member of the Company Group;

(iii)       any Contractual Obligation relating to the acquisition or disposition by any member of the Company Group of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material Asset (other than in the Ordinary Course of Business);

(iv)       any Contractual Obligation concerning or consisting of a legal partnership, limited liability company, joint venture or similar agreement;

(v)       any Contractual Obligation under which the Company has permitted any Asset to become subject to an Encumbrance (other than a Permitted Encumbrance);

(vi)       any Contractual Obligation (A) under which any member of the Company Group has created, incurred, assumed or guaranteed any Indebtedness or (B) under which any other Person has guaranteed any Indebtedness of the Company Group;

(vii)       any Contractual Obligation containing covenants that in any way purport to (or that following the Closing could) (A) materially restrict any business activity (including the solicitation, hiring or engagement of any Person or the solicitation of any customer) of any member of the Company Group or any Affiliate thereof or (B) materially limit the freedom of any member of the Company Group or any Affiliate thereof to engage in any line of business or compete with any Person;

(viii)       any Contractual Obligation under which any member of the Company Group is, or may become, obligated to incur any severance pay or other Compensation obligations that would become payable by reason of this Agreement or the Contemplated Transactions;

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(ix)       any Contractual Obligation under which any member of the Company Group is, or may, have any Liability to any investment bank, broker, financial advisor, finder or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses) in connection with this Agreement or the Contemplated Transactions;

(x)       any Contractual Obligation providing for the employment or engagement of any Person on a full-time, part-time, independent contractor, temporary or other basis or otherwise providing Compensation or other benefits to any officer, director, manager, employee, or independent contractor (other than a Company Group Plan);

(xi)       any agency, broker, dealer, distributor, franchise, sales representative, market research, marketing, consulting or advertising, or other similar Contractual Obligation involving the Company Product in any material respect;

(xii)       all Contractual Obligations with any Governmental Authority;

(xiii)       “Business Associate Agreements” and “Subcontractor Business Associate Agreements” as such terms are defined under HIPAA;

(xiv)       any Contractual Obligation, other than Real Property Leases, relating to the lease or license of any Asset, excluding Technology and Intellectual Property Rights;

(xv)       any Contractual Obligation under which any member of the Company Group has advanced or loaned an amount to any of its Affiliates or employees, officers, directors or independent contractors;

(xvi)       any collective bargaining agreement or other Contractual Obligation with any Union;

(xvii)       Contractual Obligations between any member of the Company Group, on the one hand, and any individual, on the other hand, providing for indemnification of such individual;

(xviii)       Contractual Obligations involving any resolution or settlement of any Action;

(xix)       Contractual Obligations involving a “most-favored-nation” clause or similar term that provides preferential pricing or treatment;

(xx)       Contractual Obligations set forth on Schedule 3.04(b)(iii);

(xxi)       Contractual Obligations requiring or otherwise relating to any future capital expenditures by any member of the Company Group;

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(xxii)       any Contractual Obligation that could or could reasonably be expected to prevent, delay or impair the consummation of Contemplated Transactions;

(xxiii)       any Contractual Obligations with Top Ten Customers or Top Ten Customers; and

(xxiv)       any Contractual Obligation that is material to the Business that would not otherwise be required to be disclosed pursuant to any of the foregoing clauses of this Section 3.18(a).

The Company has delivered to Parent accurate and complete copies of each written Contractual Obligation listed on Schedule 3.18, in each case, as amended or otherwise modified and in effect as of the date of this Agreement and including all supplements, annexes, exhibits and schedules thereto and written waivers thereunder as of the date of this Agreement. The Company has delivered to Parent a written summary setting forth all of the material terms and conditions of each oral Contractual Obligation listed on Schedule 3.18.

(b)       Enforceability, etc. Each Contractual Obligation required to be disclosed on Schedule 3.10(b) (Leased Real Property), Schedule 3.11(d) (IP Contracts), Schedule 3.16 (Employee Benefit Plans), Schedule 3.18 (Contracts), Schedule 3.20 (Customers and Suppliers) and Schedule 3.24 (Insurance) (each, a “Material Company Contract”) is Enforceable against each party to such Contractual Obligation, and is in full force and effect, and, subject to obtaining any necessary consents disclosed in Schedules 3.02(c) and 3.04, will continue to be so Enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions.

(c)       Breach, etc. No member of the Company Group nor, to the Company Group’s Knowledge, any other party to any Material Company Contract is in material breach or violation of, or default under, or has repudiated any material provision of, or has provided or received any written notice or, to the Company Group’s Knowledge, oral notice, of any intention to terminate or seek renegotiation of, any Material Company Contract. To the Knowledge of the Company Group, no event or circumstance has occurred that, with or without notice or lapse of time or both, would (i) constitute a material breach or violation of, or default under, (ii) result in a right of termination for or (iii) cause or permit the acceleration of or other changes to any right or obligation or the loss of any benefit for, in each case, any party under any Material Company Contract.

Section 3.19 Related Party Transactions. Except for the matters disclosed on Schedule 3.19, no Effective Time Holder or Affiliate of any such Effective Time Holder (provided that (x) none of the Effective Time Holders shall be considered Affiliates of any portfolio company in which such Effective Time Holder or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) and (y) this representation is made to the Company Group’s Knowledge with respect to any Effective Time Holders holding less than 1% of the Fully Diluted Company Share Number) and no officer or director (or equivalent) of any member of the Company Group (or, to the Company Group’s Knowledge, any Family Member of any such Person who is an individual or any entity in which any such Person or any such Family Member thereof owns a

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

material interest): (a) has any material interest in any material Asset owned or leased by any member of the Company Group or used in connection with the Business; (b) has engaged in any material transaction, arrangement or understanding with any member of the Company Group (other than payments made to, and other Compensation provided to, officers and directors in the Ordinary Course of Business); (c) has during the past five (5) years initiated (or, to the Company Group’s Knowledge, threatened to initiate) any Action against any member of the Company Group; or (d) provides goods or services to, or receives goods or services from, any member of the Company Group.

Section 3.20 Customers and Suppliers. Schedule 3.20 sets forth a complete and accurate list of (a) the ten largest customers for the Company Group (measured by aggregate billings) during the twelve (12) month period ended on the Most Recent Balance Sheet Date (the “Top Ten Customers”), indicating the aggregate billings for each as well as the existing Contractual Obligations with each such customer by product or service provided and (b) the ten largest suppliers of materials, products or services of the Company Group (measured by the aggregate amount purchased by the Company Group) during the twelve (12) month period ended on the Most Recent Balance Sheet Date (the “Top Ten Suppliers”), indicating the aggregate amount purchased from each as well as the Contractual Obligations for continued supply from each such supplier. Except as disclosed on Schedule 3.20, as of the date of this Agreement, none of such customers or suppliers has canceled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or as of the date of this Agreement has notified in writing or, to the Company Group’s Knowledge, orally any member of the Company Group of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with any member of the Company Group.

Section 3.21 Employees; Labor Matters.

(a)       Schedule 3.21(a) contains a complete and accurate list of the following information for each current employee of the Company Group as of the date of this Agreement1, including each employee on leave of absence status: (i) name; (ii) job title; (iii) current base salary and incentive compensation opportunity; (iv) vacation accrued; (v) date of hire or, if different, length of service credited for purposes of vesting and eligibility to participate under any Employee Plan); and (vi) visa status.

(b)       To the Knowledge of the Company, no employee, independent contractor, officer or director of any member of the Company Group is a party to, or is otherwise bound by, any Contractual Obligation or Government Order, including any confidentiality, non-competition, non-solicitation, no-hire or proprietary rights agreement, between such employee, independent contractor, officer or director and any other Person that in any way adversely affects (i) the performance of his or her duties as an employee, independent contractor, officer or director of any

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

member of the Company Group, or (ii) the ability of any member of the Company Group to conduct the Business.

(c)       The Company Group is, and for the past three (3) years has been, in material compliance with all applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including any provision relating to wages (including minimum wage and overtime), hours of work, child labor, withholdings and deductions, classification and payment of employees and independent contractors, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, occupational health and safety, worker’s compensation, employment eligibility and immigration.

(d)       There is not, and for the past three (3) years there has not been (i) any Action pending (or, to the Knowledge of the Company Group, threatened) by or before any Governmental Authority with respect to any member of the Company Group concerning employment-related matters, or (ii) any Action (or, to the Knowledge of the Company Group, any threatened Action) against or affecting any member of the Company Group brought by any current or former applicant, employee or independent contractor of any member of the Company Group or any Union. There is not, and for the past three (3) there has not been, any act or allegation of sex-based discrimination, sexual harassment or sexual misconduct, in each case involving any officer, executive or senior manager of any member of the Company Group, nor have there been any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters.

(e)       Except as disclosed on Schedule 3.21(e), there are no labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) pending, or to the Company Group’s Knowledge, threatened between any member of the Company Group, on the one hand, and its employees, on the other hand, and there have been no such troubles for the past three (3) years. Except as disclosed on Schedule 3.21(e), (a) no employee of any member of the Company Group is represented by a labor union, trade union, works council or other employee representative body (each, a “Union”), (b) no member of the Company Group is a party to, or otherwise subject to or presently negotiating, any collective bargaining agreement or other Contractual Obligation with a Union, (c) no petition has been filed or proceedings instituted by an employee or group of employees of any member of the Company Group or any Union with any labor relations board seeking recognition of a bargaining representative, (d) to the Company Group’s Knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any Union to organize employees of any member of the Company Group, and there have been no such efforts made or threatened for the past three (3) years, and (e) no demand for recognition of employees of any member of the Company Group has been made by, or on behalf of, any Union. No officer’s, executive’s or other key employee’s employment with any member of the Company Group has been terminated by the Company for any reason in the last three (3) years. No current officer, executive, key employee, or group of employees of any member of the Company Group has disclosed plans to terminate employment with any member of the Company Group within the twelve (12) month period following the date hereof.

Section 3.22 Litigation; Government Orders.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(a)       Litigation. Except as disclosed on Schedule 3.22(a), there is no Action to which any member of the Company Group (or the stockholders, employees, directors or officers of any member of the Company Group, to the extent such Actions relate to any member of the Company Group) is a party (either as plaintiff or defendant) or to which its Assets are or may be subject, including Actions challenging or seeking to prevent, enjoin or otherwise delay the Contemplated Transactions, that is pending, or to the Company Group’s Knowledge, threatened. As of the date of this Agreement, except as disclosed on Schedule 3.22(a), there is no Action which any member of the Company Group presently intends to initiate. To the Company Group’s Knowledge, there is no fact or circumstance that could reasonably be expected to serve as a basis for an Action against any member of the Company Group that would be material to the Company Group as a whole.

(b)       Government Orders. Except as disclosed on Schedule 3.22(b), no Government Order has been issued that is applicable to any member of the Company Group (or the stockholders, employees, directors or officers of any member of the Company Group, to the extent such Government Order relate to any member of the Company Group) or its Assets or the Business.

Section 3.23 Anti-Corruption and International Risk.

(a)       No member of the Company Group or any director, officer, other employee or agent of any member of the Company Group has violated or operated in noncompliance with any Anti-Bribery Law. No member of the Company Group or any director, officer, other employee or agent of any member of the Company Group, has: (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (ii) offered, promised, provided, or authorized the provision of any money, property, or other thing of value, directly or indirectly, to any Person to improperly influence official action or secure an improper advantage, or to encourage the recipient to breach a duty of good faith or loyalty or the policies of his/her employer. The members of the Company Group have established internal controls and procedures reasonably designed to ensure compliance with Anti-Bribery Laws.

(b)       No member of the Company Group or any director, officer, other employee or agent of any member of the Company Group has violated or operated in noncompliance with any Global Trade Law. No member of the Company Group or any director, officer, other employee or agent of any member of the Company Group, (a) is or was a Restricted Party or (b) has engaged in any business or dealings (directly or indirectly) involving any Restricted Party or Person located, organized, or ordinarily resident in any Restricted Country. Members of the Company Group have established internal controls and procedures reasonably designed to ensure compliance with Global Trade Laws.

(c)       No member of the Company Group has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Authority related to Anti-Bribery Laws or Global Trade Laws, and no investigation, review, audit, or inquiry by any Governmental Authority with respect to Anti-Bribery Laws or Global Trade Laws is pending or threatened.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 3.24 Insurance. Schedule 3.24 sets forth an accurate and complete list of all insurance policies by which any member of the Company Group, or any of its Assets, employees, officers or directors (or equivalent) or the Business are insured (the “Liability Policies”) as of the date of this Agreement and their respective expiration dates. The list includes for each Liability Policy the type of policy, form of coverage, policy number, name of insurer, term and annual premiums. The Company has made available to Parent accurate and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. For each such Liability Policy, all premiums due and payable thereunder have been paid in full, and no member of the Company Group is in default with respect to the obligations under any such Liability Policy or has otherwise failed to comply in all respects with the terms and conditions of any such liability Policy. Schedule 3.24 describes any self-insurance arrangements affecting any member of the Company Group. Each member of the Company Group maintains and since formation has maintained with financially sound and reputable insurers insurance with respect to their Assets, employees, officers and directors and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases or other Contractual Obligations. Except as disclosed on Schedule 3.24, no insurer (a) has questioned, denied or disputed coverage of any claim pending under any Liability Policy or (b) has threatened to cancel or not to renew any Liability Policy. Except as disclosed on Schedule 3.24, to the Company Group’s Knowledge, no insurer plans to materially increase the premiums for, or materially alter the coverage under, any Liability Policy. Except as disclosed on Schedule 3.24, each Member of the Company Group will after the Closing continue to have coverage under all of the Liability Policies with respect to events occurring prior to the Closing.

Section 3.25 No Brokers. No member of the Company Group has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions.

Section 3.26 Books and Records. The books of account, minute books, stock, option record, and other business records of each member of the Company Group, all of which have been made available to Parent, are complete and accurate in all material respects and have been maintained in accordance with sound business practices and applicable Legal Requirements. The minute books of each member of the Company Group contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders or other holders of Equity Interests, the Board of Directors and committees of the Board of Directors of each member of the Company Group, and no meeting of any such stockholders or other holders of Equity Interests, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.

Section 3.27 Integration Plan. The Integration Plan and Budget has been mutually agreed by chief executive officers of both Parent and the Company.

Section 3.28 UHHS Agreement. The Company has not, pursuant to the Master Services Agreement between Company and University Hospitals Health System, Inc. dated March

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

13, 2020, as amended and modified from time to time (the “UHHS Agreement”), or otherwise produced any Collaboration Programs (as defined in the UHHS Agreement), nor do any other Company Products contain any Company Group Intellectual Property Rights that would be subject to any royalty payments set forth in the UHHS Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF PArent AND MERGER SUB.

In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, Parent represents and warrants to the Company that the following statements are true, complete and correct as of the date hereof and as of the Closing Date, except that the accuracy of representations and warranties that by their respective terms speak as of the specified date will be determined as of such date.

Section 4.01 Organization. Each of Parent, Merger Sub and Sister Subsidiary is duly organized and/or formed, validly existing and in good standing under the laws of Delaware.

Section 4.02 Power and Authorization. The execution, delivery and performance by Parent, Merger Sub and Sister Subsidiary of this Agreement and each Ancillary Agreement to which Parent, Merger Sub and Sister Subsidiary is, or will be at Closing, a party and the consummation of the Contemplated Transactions by Parent, Merger Sub and Sister Subsidiary are within the power and authority of Parent, Merger Sub and Sister Subsidiary and have been duly authorized by all necessary action on the part of Parent, Merger Sub and Sister Subsidiary. This Agreement and each Ancillary Agreement to which Parent, Merger Sub and Sister Subsidiary is, or will be at Closing, a party (a) have been (or, in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) duly executed and delivered by Parent, Merger Sub and Sister Subsidiary and (b) is (or in the case of Ancillary Agreements to be entered into at the Closing, will be when executed and delivered) a legal, valid and binding obligation of Parent, Merger Sub and Sister Subsidiary, enforceable against Parent, Merger Sub and Sister Subsidiary in accordance with its terms.

Section 4.03 Merger Sub and Sister Subsidiary. Merger Sub and Sister Subsidiary were formed solely for the purposes of engaging in the Contemplated Transactions, have engaged in no other business activities and have conducted their operations only as contemplated by this Agreement.

Section 4.04 Authorization of Governmental Authorities. No action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by Parent, Merger Sub and Sister Subsidiary of this Agreement and each Ancillary Agreement to which it is, or will be at Closing, a party or (b) consummation of the Contemplated Transactions by Parent, Merger Sub and Sister Subsidiary.

Section 4.05 Noncontravention. Neither the execution, delivery and performance by Parent, Merger Sub and Sister Subsidiary of this Agreement or any Ancillary Agreement to which it is, or will be at Closing, a party nor the consummation of the Contemplated Transactions will:

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(a)       violate any provision of any Legal Requirement applicable to Parent, Merger Sub and Sister Subsidiary; or

(b)       conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or require any action by (including any authorization, consent or approval) or notice to any Person under, any of the terms, conditions or provisions of (i) any Government Order applicable to or otherwise affecting Parent, Merger Sub and Sister Subsidiary or any of either of their assets or properties, (ii) any material Contractual Obligation of Parent, Merger Sub and Sister Subsidiary, or (iii) the Organizational Documents of Parent, Merger Sub and Sister Subsidiary.

Section 4.06 No Brokers. Except for Barclays Capital, Inc., none of Parent, Merger Sub and Sister Subsidiary has any Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions.

Section 4.07 Integration Plan. The Integration Plan and Budget has been mutually agreed by chief executive officers of both Parent and the Company.

Article V
COVENANTS OF THE PARTIES

Section 5.01 Commercially Reasonable Efforts; Notices and Consents.

(a)       Subject to the terms and conditions of this Agreement, from the date of this Agreement to the Closing, or the earlier termination of this Agreement pursuant to Article VIII (the “Pre-Closing Period”), each of the parties hereto shall use its commercially reasonable efforts to take or cause to be taken all actions, to file or cause to be filed all documents, to give or cause to be given all notices to Governmental Authorities or other Persons, to obtain or cause to be obtained all authorizations, consents, waivers, approvals, permits or orders from Governmental Authorities or other Persons, and to do or cause to be done all other things necessary, proper or advisable, in order to consummate and make effective the Contemplated Transactions as soon as practicable following the date of this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI and Article VII) and to allow the Business to be operated following the Closing in the same manner as it is operated prior to the Closing; provided, however, that in no event shall such efforts be deemed to include (A) selling, licensing or otherwise disposing of, or holding separate and agreeing to sell, license or otherwise dispose of, any entities, material Assets or facilities of the Company or any entity, facility or material Asset of Parent or its Affiliates, (B) terminating, amending or assigning existing relationships and Contractual Obligations outside the Ordinary Course of Business in a manner that would result in a material and adverse effect on either the Company or Parent or (C) entering into any new Contractual Obligations which are material to the operations of the Company business or Parent’s business. The parties shall cooperate in good faith with the applicable Governmental Authorities in connection with such filings and submissions and shall promptly comply with any additional

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authorities.

(b)       Subject to the terms of Section 5.01(a), in the event any Action by any Governmental Authority or other Person is commenced which questions the validity or legality of the Contemplated Transactions hereby or seeks damages in connection therewith, the parties agree to cooperate and use commercially reasonable efforts to defend against such Action and, if a Government Order is issued in any such Action, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; provided, however, that (i) the Company may not settle any stockholder lawsuits related to the foregoing without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed) and (ii) all limitations set out in the proviso at the end of Section 5.01(a) apply hereto.

Section 5.02 Operation of the Business.

(a)       Conduct of the Business Generally. During the Pre-Closing Period, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed, and such consent to include consent by email addressed to bradford.gay@amwell.com), and except to the extent described on Schedule 5.02(a), the Company Group, and each member of the Company Group, shall:

(i)       use commercially reasonable efforts to conduct the Business only in the Ordinary Course of Business and in all material respects in accordance with all applicable Legal Requirements;

(ii)       maintain in effect the insurance coverage described on Schedule 3.24 (or equivalent replacement coverage); and

(iii)       use commercially reasonable efforts to preserve intact its business organization, assets and technology, and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees.

(b)       Specific Prohibitions. Without limiting the generality or effect of Section 5.02(a), from the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed, and such consent to include consent by email addressed to bradford.gay@amwell.com), and except to the extent described on Schedule 5.02(a), each member of the Company Group shall not take any of the following actions:

(i)       amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other Equity Interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(ii)       issue, sell, grant or otherwise dispose of or suffer to exist any Encumbrance with respect to any of its Equity Interests or other securities, or amend any term of any of its outstanding Equity Interests or other securities;

(iii)       (A) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock or other Equity Interests; or (B) repurchase, redeem, or otherwise acquire, split, combine, reclassify or cancel any of its capital stock or other Equity Interests, or otherwise change its capital structure;

(iv)       become liable in respect of any Guarantee or incur, assume or otherwise become liable in respect of any Indebtedness;

(v)       (A) merge or consolidate with any Person; (B) acquire any material Assets, except for acquisitions of Assets or equipment in the Ordinary Course of Business; (C) make any loan, advance or capital contribution to, acquire any Equity Interests in, or otherwise make any investment in, or forgive any loan to, any Person (other than loans and advances to employees in the Ordinary Course of Business); or (D) file a petition in bankruptcy under any provisions of federal or state bankruptcy Legal Requirement or consent to the filing of any bankruptcy petition under any similar Legal Requirement;

(vi)       create any Subsidiary;

(vii)       purchase or acquire, directly or indirectly (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or division thereof or any other business;

(viii)       permit any of its material Assets to become subject to or suffer to exist in respect of any of its material Assets any Encumbrance (other than a Permitted Encumbrance) or sell, lease, pledge, abandon, assign, license or otherwise dispose of any of its material Assets, other than sales of Assets in the Ordinary Course of Business;

(ix)       repay, prepay or otherwise discharge or satisfy any Indebtedness or other material Liabilities, other than in the Ordinary Course of Business, or waive, cancel or assign any claims or rights of substantial value other than in the Ordinary Course of Business;

(x)       make any capital expenditures that are in the aggregate in excess of $200,000 (other than capital expenditures expressly contemplated by the capital expenditure budget attached as Schedule 5.02(b)(x));

(xi)       adopt, terminate, amend or increase any payments or benefits under any Company Group Plan or increase the Compensation payable or paid, whether conditionally or otherwise, to any employee, officer, director, manager or independent contractor of any member of the Company Group (other than (A) any increase adopted in the Ordinary Course of Business in respect of the Compensation of any non-officer employee whose

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

annual base Compensation does not exceed $150,000 after giving effect to such increase or (B) any increase in benefits or Compensation required by Legal Requirements or required pursuant to the terms as in effect as of the date of this Agreement of an existing Company Group Plan so long as such Company Group Plan or agreement has been disclosed as of the date of this Agreement to Parent on Schedule 3.16(a));

(xii)       hire, engage or terminate (other than for cause) the employment or engagement of any director, manager, officer, employee or independent contractor with annual base compensation in excess of $150,000;

(xiii)       make any material change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, payment or credit practices, fail to pay any creditor any material amount owed to such creditor when due or grant any extensions of credit other than in the Ordinary Course of Business;

(xiv)       make any material change in its policies and practices regarding accounts receivable or accounts payable or fail to manage working capital in accordance with past practices;

(xv)       settle, agree to settle, pay, discharge, satisfy, waive or otherwise compromise any pending or threatened Actions;

(xvi)       commence any Action other than for the routine collection of invoices, as expressly contemplated by this Agreement or other than to enforce its rights under this Agreement;

(xvii)       make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return or filed any Tax Return in a manner inconsistent with past practice, enter into any Contractual Obligation in respect of Taxes with any Governmental Authority, including any closing agreement, settle any Tax Action, surrender any right to claim a Tax refund, offset or other reduction in Tax Liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment outside the Ordinary Course of Business;

(xviii)       open any Facility or enter into any new line of business or close any Facility or discontinue any line of business or any material business operations;

(xix)       enter into, adopt, cancel, terminate, renew, amend grant a waiver under or otherwise modify in any material respect (including by accelerating material rights or benefits under) any Material Company Contracts;

(xx)       enter into any transaction with any stockholder, director, officer or employee of any member of the Company Group, other than as contemplated or required under the terms of this Agreement or any Ancillary Agreement or the transactions contemplated hereby or thereby;

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(xxi)       negotiate, enter into, amend, extend, or terminate any collective bargaining agreement or other Contractual Obligation with a Union;

(xxii)       write up or write down any of its material Assets or revalue its inventory;

(xxiii)       open any new bank or deposit accounts (or materially change any existing arrangements with respect to any existing bank or deposit accounts) or grant any new powers of attorney;

(xxiv)       license or otherwise dispose of the rights to use any material patent, trademark or other Intellectual Property Rights or disclose material trade secrets to a third party, in each case other than in the Ordinary Course of Business; or

(xxv)       authorize, resolve, commit, agree, enter into any Contractual Obligation or otherwise become obligated to do any of the things referred to elsewhere in this Section 5.02(b).

Section 5.03 Access to Premises and Information. During the Pre-Closing Period, the Company shall permit Parent and its Representatives to have full access (at reasonable times and upon reasonable notice) to all Representatives of the Company Group and to all premises, properties (including for the purposes of environmental inspection), books, records (including Tax records), contracts, financial and operating data and other information and documents of, or pertaining to, the Company Group, the Assets or the Business, and to make copies of such books, records, contracts, data, information and documents as Parent or its respective Representatives may reasonably request. No information or knowledge obtained in any investigation by or other information received by Parent and its Representatives pursuant to this Section 5.03 shall operate as a waiver or be deemed to modify or otherwise affect any representation, warranty or agreement contained herein or in any Ancillary Agreement or certificate, document or other instrument delivered in connection herewith, the conditions to the obligations of Parent to consummate the Closing in Article VI or otherwise prejudice in any way the rights and remedies of Parent hereunder, nor shall any such information, knowledge or investigation be deemed to affect or modify Parent’s reliance on the representations, warranties, covenants and agreements made by the Company herein.

Section 5.04 No Solicitation. From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article VIII, the Company shall not (and the Company shall not cause or permit its Affiliates or any of its or its Affiliates’ Representatives) directly or indirectly: (a) solicit, initiate, seek, facilitate, support, induce or encourage the making, submission or announcement of any inquiry, expression of interest, proposal or offer from any Person relating to or could reasonably be expected to lead to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in any member of the Company Group or any merger, recapitalization, share exchange, sale of material Assets or any similar transaction or any other alternative to the Contemplated Transactions or (b) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or discussions or negotiations regarding,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing. None of the holders of the Company Capital Stock shall vote their shares of Company Capital Stock in favor of any such acquisition structured as a merger, consolidation, share exchange or otherwise. The Company shall notify Parent promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing (whether solicited or unsolicited).

Section 5.05 Expenses. Each party will pay its own respective financial advisory, legal, accounting and other expenses incurred by it or for its benefit in connection with the preparation and execution of this Agreement and the Ancillary Agreements, the compliance herewith and therewith and the Contemplated Transactions; provided, however, if the Closing occur, any Company Transaction Expenses shall be reduced from the Closing Merger Consideration and shall be paid by Parent on or within one Business Day of the Closing.

Section 5.06 Confidentiality. Parent and the Company agree that all information provided by or on behalf of Parent or the Company and their Affiliates and Representatives under this Agreement or in connection with the Contemplated Transactions shall be treated in accordance with the Confidentiality Agreement, dated as of March 22, 2021, between Parent and the Company (the “Confidentiality Agreement”).

Section 5.07 Publicity. No public announcement or disclosure (including any general announcement to employees, customers or suppliers) will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent, the Company and the Securityholder Representative; provided that the provisions of this Section 5.07 shall not prohibit (a) any disclosure required by any applicable Legal Requirements (in which case the disclosing party will provide the other parties with the opportunity to review and comment in advance of such disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Agreement or the Contemplated Transactions.

Section 5.08 [Intentionally Deleted]

Section 5.09 Indemnification of Directors and Officers.

(a)       Subject to Section 9.06, from and after the Closing Date, Parent shall cause the Final Surviving Entity to fulfill and honor in all respects the obligations of the Company pursuant to any provisions regarding indemnification of directors and officers, advancement of expenses to directors and officers and exculpation from liability under the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement and pursuant to any indemnity agreements between the Company and such Person as in effect on the date of this Agreement that are set forth on Schedule 3.18(a)(xvii) (the Persons so entitled pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”). Parent shall cause the Organizational Documents of the Final Surviving Entity to contain provisions with respect to indemnification, advancement of expenses and exculpation from liability that are substantially similar to set forth in the Company’s certificate

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

of incorporation and bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing Date in any manner that could adversely affect the rights thereunder of any D&O Indemnified Party.

(b)       The Company shall obtain entirely at its own expense at the Closing a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of events occurring prior to the Effective Time (the “D&O Insurance”) for a period of six (6) years from the Closing Date, on terms with respect to such coverage and amounts no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage. During the term of the D&O Insurance, Parent shall not (and shall cause the Company not to) take any action following the Closing to cause the D&O Insurance to be canceled or any provision therein to be amended or waived.

(c)       This Section 5.09 shall survive the consummation of the Contemplated Transaction and the Closing, is intended to benefit and may be enforced by the Company, Parent, and the D&O Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Company.

Section 5.10 Data Room Record. Not later than five (5) Business Days after the date hereof, the Company shall deliver to Parent a DVD ROM disc (or similar media) containing a digital copy of all the materials included in the Data Room.

Section 5.11 Stockholder Approval.

(a)       Promptly following the execution and delivery of this Agreement (but no later than twenty-four (24) hours thereafter), the Company shall, in accordance with its Organizational Documents and the applicable requirements of the DGCL, use reasonable best efforts to obtain the written consent of the holders of Company Capital Stock of the Company evidencing the Requisite Stockholder Approval (the “Written Consent”) and shall promptly deliver a copy of the Written Consent following its receipt by the Company to Parent. Approval of this Agreement by the holders of Company Capital Stock of the Company shall not restrict the ability of the Company Board thereafter to terminate or amend this Agreement; provided, that such termination or amendment (i) is made in accordance with the terms of this Agreement and (ii) not prohibited under Section 251(d) of the DGCL.

(b)       Promptly following the receipt of the Written Consent, but no later than ten (10) Business Days thereafter, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Written Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and unanimously approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, (ii) provide the holders of Company Capital Stock of the Company to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such holders of Company Capital Stock of the Company of their

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of the DGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a holder of Company Capital Stock must demand appraisal of such holder’s Company Capital Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the holders of Company Capital Stock in accordance with this Section 5.11(b) shall be subject to Parent’s advance review and reasonable approval.

Section 5.12 Registration Procedures and Expenses. Parent shall use its reasonable best efforts to file with the SEC within ten (10) Business Days following the date which Parent qualifies as a well-known seasoned issuer (as such term is defined in Rule 405 under the 1933 Act) a resale registration statement on Form S-3ASR permitting the public resale of all shares of Parent Class A Common Stock issued to Effective Time Holders following the Closing (the “Registrable Securities”) on a delayed or continuous basis pursuant to Rule 415 of the 1933 Act in accordance with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder. If Parent has not qualified as a well-known seasoned issuer (as such term is defined in Rule 405 under the 1933 Act) on or prior to October 1, 2021, on or before October 15, 2021, Parent shall file with the SEC a resale registration statement on Form S-3 (such registration statement on Form S-3ASR or Form S-3, the “Resale Registration Statement”) permitting the public resale of all Registrable Securities and shall use its reasonable best efforts to cause such Resale Registration Statement to be declared effective by the SEC as promptly as is practical after filing. Parent shall use its reasonable best efforts to maintain the effectiveness of the Resale Registration Statement until the earlier of such time as (a) all Registrable Securities have been sold pursuant thereto and (b) all Registrable Securities may be sold pursuant to Rule 144 under the 1933 Act and any restrictive legend on such Registrable Securities has been removed or will be removed upon resale. Parent shall pay the expenses incurred by it in complying with its obligations under this Section 5.12, including, without limitation, all registration and filing fees, exchange listing fees, fees and expenses of counsel for Parent, and fees and expenses of accountants for Parent. Notwithstanding anything to the contrary herein, (x) Parent shall promptly notify each holder of Registrable Securities if (i) any stop order is issued or threatened by the SEC or any state securities commission in respect of the Resale Registration Statement or (ii) Parent believes, in its good faith judgment, that the Resale Registration Statement or any prospectus issued pursuant to such registration statement may contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (y) in such an event, each holder of Registrable Securities acknowledges that public sales of Registrable Securities may not be made pursuant to the Resale Registration Statement. Parent Class A Common Stock held by Effective Time Holders of Company Capital Stock will not be subject to any lock-up or similar restriction on transfers of such stock imposed by applicable securities laws.

Section 5.13 Delivery of Certificates of Parent; Private Placement. Parent represents it intends to issue shares of Parent Class A Common Stock hereunder in reliance on the exemption from the registration requirements of the 1933 Act provided by Rule 506 of Regulation D under the 1933 Act, or Section 4(a)(2) of the 1933 Act, and in reliance on exemptions from the registration or qualification requirements of state securities or “blue sky” laws. Notwithstanding

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

any provision of this Agreement or any other document to the contrary, Parent shall not be required to issue any shares of Parent Class A Common Stock to any Effective Time Holder, and no Effective Time Holder shall be entitled to receive any shares of Parent Class A Common Stock, if Parent shall not have received at least one (1) Business Days prior to Closing a completed accredited investor questionnaire in customary form mutually agreed by the Company and Parent (acting reasonably), which questionnaire shall be appended to the Subscription Agreement (the “Accredited Investor Questionnaire”) in respect of such Effective Time Holder confirming that such Effective Time Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the 1933 Act. If Parent has not received at least one (1) Business Day prior to Closing a completed Accredited Investor Questionnaire in respect of an Effective Time Holder confirming that such Effective Time Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the 1933 Act, then such Effective Time Holder shall be entitled to receive the portion of the Merger Consideration attributable to the shares of Company Capital Stock or capital stock underlying the In-The-Money Warrants held by such Effective Time Holder that would have been paid in Parent Class A Common Stock solely in cash in lieu of such Parent Class A Common Stock, and the Parent Class A Common Stock otherwise payable to such Effective Time Holder shall instead be reallocated among the Accredited Effective Time Holders eligible to receive Parent Class A Common Stock pursuant to this Section 5.13(a) (with such Accredited Effective Time Holders having a corresponding reduction in the Estimated Closing Cash Consideration otherwise payable thereto), in each case in accordance with Section 2.05(b).

Section 5.14 Employee Benefit Matters; Termination of Employee Plans.

(a)       If requested by Parent within five (5) Business Days prior to the Closing Date, the Company shall take all actions necessary to terminate any and all Company Group Plans identified by Parent as of the Closing Date; provided, however, that the foregoing termination shall be conditioned and effective upon the consummation of the Contemplated Transactions at Closing.

(b)       Through the Earn-Out Period, Parent agrees that each employee of the Company who continues employment with Parent, the Final Surviving Entity or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided, for so long as each such employee remains employed during the Earn-Out Period, with (i) base salary or hourly wage rate, as applicable, that is equal to or greater than the base salary or hourly wage rate in effect immediately prior to the Closing, (ii) target annual cash incentive compensation (excluding change-in-control, retention, non-qualified deferred compensation and equity or equity-based incentive opportunities) that are substantially commensurate with those of similarly situated employees of Parent and no less favorable in the aggregate than those in effect immediately prior to the Closing, and (iii) no requirement to relocate their primary place of employment (without regard to any permitted work-from-home arrangement related to COVID-19) and such other terms and conditions that Parent approves in its sole discretion. Nothing in this Agreement (i) shall require Parent, the Final Surviving Entity or any of their Subsidiaries to continue to employ any particular Company employee following the Closing Date, or (ii) shall be construed to prohibit Parent, the Final Surviving Entity or any of their Subsidiaries from amending or terminating any Employee Plan.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(c)       With respect to each health or welfare benefit plan maintained by Parent, the Final Surviving Entity or the relevant Subsidiary for the benefit of any Continuing Employees that Continuing Employees become newly eligible to participate in following the Closing Date, subject to any required approval of the applicable insurance provider, if any, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan, and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent, the Final Surviving Entity or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs. Where applicable, subject to the terms of the applicable benefit plans, Parent shall use commercially reasonable efforts (but automatically applicable if required by applicable Legal Requirement) to credit or cause to be credited each Continuing Employee’s length of service with the Company for purposes of eligibility, vesting and for purposes of future vacation and sick day accruals and determining severance amounts under Parent’s employee benefit plans to the same extent and for the same purpose as such service was recognized under the analogous Employee Plan; provided, however, that such service shall not be recognized to the extent that it would result in a duplication of benefits.

(d)       Nothing contained herein, express or implied, (i) is intended to confer upon any Continuing Employee any right to employment, continued employment for any period or continued receipt of any specific employee benefit or other term or condition or employment, (ii) shall constitute an amendment to, waiver, creation, establishment of or any other modification of any Employee Plan or any other compensation or benefit plan, policy, program, practice, Contractual Obligation or other arrangement of Parent or any of its Subsidiaries, (iii) shall be construed to prohibit Parent, the Company or any of their Subsidiaries from amending or terminating any Employee Plan at any time, (iv) shall prevent Parent from changing any employee’s title, (v) shall give the Representative the power or right to enforce this Section 5.14 or (vi) shall create any third party beneficiary or other rights in favor of any Continuing Employees or other Persons.

Section 5.15 Section 280G. If the execution of this Agreement or the consummation of the Contemplated Transactions contemplated hereby could reasonably entitle any “disqualified individual” to a “parachute payment” (as each such term is defined in Code Section 280G), then, prior to the Closing, the Company shall use best efforts to (a) obtain a waiver in a form reasonably acceptable to Parent from each such disqualified individual (collectively, the “Waivers”) of his or her right to receive any payment that could constitute an excess parachute payment under Code Section 280G (collectively, the “Waived Payments”) and (b) submit the Waived Payments to a stockholder vote consistent with the requirements of Code Section 280G (the “280G Stockholder Vote”). At least one day prior to obtaining the Waivers, the Company shall provide drafts of the Waivers and all 280G Stockholder Vote materials to Parent and its counsel with a commercially reasonable opportunity to review and comment and shall consider such comments in good faith. Prior to the Closing, the Company shall deliver to Parent and its counsel evidence that an effective

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

280G Stockholder Vote was solicited and that either (x) the requisite number of stockholder votes was obtained and the Waived Payments shall be made or (y) the requisite number of stockholder votes was not obtained and no Waived Payments shall be made.  To the extent that any payment provided for pursuant to this Agreement is not made as a result of compliance with the 280G Stockholder Vote provisions of this Section 5.15, such nonpayment shall not be considered, directly or indirectly, a breach of this Agreement.

Section 5.16 Notification. From the date hereof until the Closing Date, the Company, on the one hand, and Parent, Merger Sub and Sister Subsidiary, on the other hand, shall give prompt written notice to the other parties of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty of such party that is contained in this Agreement or any Ancillary Agreement to be untrue or inaccurate in any material respect or (b) such party to fail to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Person under this Agreement or any Ancillary Agreement; provided, however, that the failure of the Company to comply with this Section 5.16(a) shall only constitute a breach of the underlying representation and warranty and not a breach of this covenant for all purposes of this Agreement.

Section 5.17 Company Preferred Stock Conversion. Immediately prior to the Closing and effective as of the Effective Time, (i) all outstanding shares of Series A Preferred Stock shall have been converted into shares of Company Common Stock pursuant to the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock at the time of such vote or consent, voting together as a single class on an as-converted basis, (ii) all outstanding shares of Series B Preferred Stock shall have been converted into shares of Company Common Stock pursuant to the vote or written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock at the time of such vote or consent, voting together as a single class on an as-converted basis (the events referred to in clauses (i) and (ii), collectively, the “Preferred Stock Conversion”) and (iii) the Company shall have delivered written evidence of the Preferred Stock Conversion to Parent.

Section 5.18 Minimum Aggregate Amount of Stock Consideration. Notwithstanding anything herein to the contrary, in the event that a payment to the Effective Time Holders pursuant to this Agreement (including any release of all or a portion of the Escrow Fund and any Earn-Out Payment made to the Effective Time Holders) would result in, as of the applicable date of payment, (i) the aggregate value of the Stock Consideration plus any Earn-Out Payments paid in shares of Parent Class A Common Stock, in each case that are paid to the holders of Company Capital Stock in the Merger (the “Aggregate Stock Consideration”), being less than (ii) 40% of the sum of the Merger Consideration, the Additional Merger Consideration and any Earn-Out Payments, in each case that are paid to the holders of Company Capital Stock (the “Aggregate Consideration”), Parent will substitute additional shares of Parent’s Class A Common Stock for cash such that after the payments pursuant to this Agreement are made, the Aggregate Stock Consideration equals 40% of the Aggregate Consideration (or as close to 40% as possible without going below 40%). To the extent necessary to effect the previous sentence, any amount held in escrow may be released to Parent rather than the applicable Effective Time Holders, with

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Parent then promptly issuing shares of Parent Class A Common Stock to the applicable Effective Time Holders.

Section 5.19 Further Assurances. From time to time following the Closing, and subject to the terms and conditions of this Agreement, each of the parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the Contemplated Transactions, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the Contemplated Transactions. Between the date hereof and the Closing Date, the Company shall, and shall cause its directors, officers, employees and representatives to, cooperate with and provide reasonable assistance to Parent in order to provide for the orderly transition of ownership and operation of the Company and its Business to Parent, the transfer of the knowledge of operating the Business to Parent, and to place Parent in the position of being able to operate the Company and the Business on the Closing Date.

Article VI
CONDITIONS TO THE OBLIGATIONS
OF Parent AT THE CLOSING.

The obligations of Parent to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by Parent, of each of the following conditions:

Section 6.01 Representations and Warranties. The representations and warranties of the Company contained in this Agreement (a) other than the first sentence of Section 3.01 (Organization; No Subsidiaries), Section 3.02 (Power and Authorization), Section 3.04(b)(i) (Breach of Organizational Documents), Section 3.05 (Capitalization of the Company Group) and Section 3.25 (No Brokers) (i) that are not qualified by materiality, Material Adverse Effect, or a similar materiality qualifier will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date or time and (ii) that are qualified by materiality, Material Adverse Effect or a similar materiality qualifier will be true and correct in all respects both when made and at the Closing with the same force and effect as if made as of the Closing Date, other than such representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time; (b) that are set forth in Section 3.05 (Capitalization of the Company Group) will be true and correct in all respects, except for any de minimis inaccuracies, both when made and at the Closing with the same force and effect as if made as of the Closing Date; and (c) that are set forth in the first sentence of Section 3.01 (Organization; No Subsidiaries), Section 3.02 (Power and Authorization), Section 3.04(b)(i) (Breach of Organizational Documents) and Section 3.25 (No Brokers) will be true and correct in all respects both when made and at the Closing with the same force and effect as if made

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

as of the Closing Date, in the case of each of clauses (a), (b) and (c), other than such representations and warranties that speak only as of a specific date or time, which will be true and correct in all respects as of such specified date or time.

Section 6.02 Performance. The Company will have performed and complied with in all material respects, with all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by them at or prior to the Closing.

Section 6.03 Delivery of Documents.

(a)       The Accredited Effective Time Holders will have delivered to Parent an executed Subscription Agreement.

(b)       The Company will have delivered (i) the Escrow Agreement, executed by Securityholder Representative and the Escrow Agent; (ii) the Paying Agent Agreement, executed by Securityholder Representative; and (iii) the PPP Escrow Agreement, executed by the parties thereto (other than Parent, if Parent is a party).

Section 6.04 Delivery of Closing Certificates. The Company shall have delivered to Parent the following:

(a)       Secretary Certificate: A certificate, dated as of the Closing Date, signed by the Secretary of the Company certifying as to (i) the names and incumbency of each of the officers of the Company executing this Agreement or any Company Ancillary Agreement, (ii) the Organizational Documents of the Company, (iii) all resolutions adopted by the Company Board in connection with this Agreement and the Contemplated Transactions and (iv) all resolutions adopted by the stockholders of the Company in connection with this Agreement and the Contemplated Transactions.

(b)       Bring-Down Certificate: A certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company certifying as to the conditions set forth in Sections 6.01, 6.02, 6.05, 6.06 and 6.09;

(c)       FIRPTA Certificate: A certificate (in form and substance reasonably satisfactory to Parent and the Company) pursuant to Treasury Regulations Section 1.1445-2(c)(3), stating that the Company is not and has not been a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c) of the Code, and a duly executed notice of such certification to the IRS in accordance with Treasury Regulations Section 1.897-2(h)(2); and

(d)       Good Standing Certificates. A certificate of good standing from the Secretary of State of Delaware and any other jurisdictions in which the Company is qualified (which shall be dated no earlier than three (3) Business Days prior to the Closing Date).

Section 6.05 Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Contemplated Transactions.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 6.06 Absence of Litigation. No Action will be pending or threatened which seeks a Government Order, nor will there be any Government Order in effect, (a) which would prevent consummation of any of the Merger, or (b) which would result in the Merger being rescinded following consummation.

Section 6.07 Cancellation of Certain Agreements; Releases. Each of the Contractual Obligations listed on Schedule 6.07 will have been terminated effective upon Closing pursuant to documents in form and substance reasonably satisfactory to Parent.

Section 6.08 Resignations. Parent will have received the resignations, effective as of the Closing, of each officer and director of each member of the Company Group, other than any continuing officers and directors whom Parent will have specified to the Company in writing at least two (2) Business Days prior to the Closing.

Section 6.09 No Material Adverse Change. Since the date of this Agreement, there will not have occurred or arisen, and be continuing, any events, changes, facts, conditions or circumstances, nor will there exist any events, changes, facts, conditions or circumstances, which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 6.10 Employment Agreements; Restrictive Covenant Agreements.

(a)       Mr. Brozinsky shall have entered into the Key Employee Employment Agreement, which shall become effective at the Effective Time, and it shall not have been terminated or rescinded.

(b)       Each of the Restricted Parties shall have entered into a Restrictive Covenant Agreement with Parent or its Affiliate, each of which shall become effective at the Effective Time, and none shall have been terminated or rescinded.

Section 6.11 Payoff Letters and Lien Releases, etc. The Company will have obtained and delivered to Parent customary payoff letters and lien release documentation reasonably satisfactory to Parent relating to the repayment of all Indebtedness for borrowed money to be repaid at the Closing and the termination of all Encumbrances on any Assets securing any such Indebtedness.

Section 6.12 Requisite Stockholder Approval. The Company shall have obtained the approval and adoption of this Agreement by the affirmative vote of the holders of at least eighty-five (85)% of the outstanding shares of Company Common Stock and Company Preferred Stock (voting on an as converted to Common Stock basis) voting together as a single class.

Section 6.13 Company Preferred Stock. The Preferred Stock Conversion shall have occurred.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Article VII
CONDITIONS TO THE COMPANY’S OBLIGATIONS AT THE CLOSING.

The obligations of the Company to consummate the Contemplated Transactions is subject to the fulfillment, or, to the extent permitted by law, waiver by the Company of each of the following conditions:

Section 7.01 Representations and Warranties. The representations and warranties of Parent contained in this Agreement (a) that are not qualified by materiality will be true and correct in all material respects both when made and at the Closing with the same force and effect as if made as of the Closing Date and (b) that are qualified by materiality will be true and correct in all respects both when made and as at the Closing with the same force and effect as if made as of the Closing Date, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct (or true and correct in all material respects, as applicable) as of such specified date or time.

Section 7.02 Performance. Parent will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by Parent at or prior to the Closing.

Section 7.03 Compliance Certificate. Parent will have delivered to the Company a certificate dated as of the Closing Date and signed by a duly authorized representative of Parent certifying as to the conditions set forth in Sections 7.01, 7.02, 7.04 and 7.05.

Section 7.04 Qualifications. No provision of any applicable Legal Requirement and no Government Order will prohibit the consummation of any of the Merger.

Section 7.05 Absence of Litigation. No Action will be pending or threatened which seeks a Government Order, nor will there be any Government Order in effect, (a) which would prevent consummation of any of the Merger or (b) which would result in the Merger being rescinded following consummation.

Section 7.06 Delivery of Documents. Parent will have delivered to the Company (i) the Escrow Agreement, executed by Parent; (ii) the Paying Agent Agreement, executed by Parent and the Paying Agent; (iii) the PPP Escrow Agreement, executed by Parent (if Parent is a party); and (iv) executed Subscription Agreements for each Effective Time Holder.

Article VIII
TERMINATION

Section 8.01 Termination of Agreement. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a)       by mutual written consent of the Company and Parent;

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(b)       by either Parent or the Company if a final nonappealable Government Order permanently enjoining or otherwise prohibiting the Contemplated Transactions has been issued by a Governmental Authority of competent jurisdiction;

(c)       by either Parent or the Company if the Closing has not occurred on or before 5:00 p.m., Eastern time, on the date which is forty-five (45) days following execution of this Agreement, which date may be extended from time to time by mutual written consent of Parent and the Company (such date, as so extended from time to time, the “Termination Date”); provided, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to Parent if the failure of Parent to fulfill or breach by Parent of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and shall not be available to the Company if the failure of the Company to fulfill or breach by the Company of any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date and time;

(d)       by the Company if (i) any of the representations and warranties of Parent contained in this Agreement fail to be true and correct such that the condition set forth in Section 7.01 would not be satisfied, or (ii) Parent shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.02 would not be satisfied (in either case, other than as a result of a material breach by the Company of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such twenty (20) day period extend beyond the Termination Date); or

(e)       by Parent if (i) any of the representations and warranties of the Company contained in this Agreement fail to be true and correct such that the condition set forth in Section 6.01 would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 6.02 would not be satisfied (in either case, other than as a result of a material breach by Parent of any of its obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of twenty (20) days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such twenty (20) day period extend beyond the Termination Date).

Any party desiring to terminate this Agreement shall give written notice of such termination to the other parties.

Section 8.02 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 8.01, this Agreement (other than the provisions of this Article VIII and Sections 3.25 (No Brokers), 3.26 (Disclosure) and 4.06 (No Brokers), 5.04 (Expenses), 5.06 (Confidentiality), 5.07 (Publicity), 11.08 (Governing Law), 11.09 (Jurisdiction; Venue; Service of Process) and 11.11(Waiver of Jury Trial), which shall survive such termination) shall then be null

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any party to any other party, except for liabilities arising in respect of intentional and material breaches under this Agreement by any party prior to such termination.

Article IX
INDEMNIFICATION.

Section 9.01 Indemnification by the Effective Time Holders.

(a)       Indemnification. Subject to the limitations set forth in this Article IX, from and after the Closing, each Effective Time Holder shall severally and not jointly in accordance with their respective Pro Rata Portions (or in the case of Sections 9.01(a)(iii) and 9.01(a)(iv) below, severally and solely as to itself) indemnify, defend and hold harmless Parent and each of its respective Affiliates (including, following the Closing, the Company), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each, a “Parent Indemnified Person”), from, against and in respect of any and all liabilities, Government Orders, Encumbrances, losses, damages (excluding punitive damages unless paid pursuant to a Third Party Claim), bonds, dues, assessments, fines, penalties, Taxes, fees, out-of-pocket costs (including out-of-pocket costs of defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable outside attorneys’ and experts’ fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Parent Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i)       any fraud (with fraud to include the element of scienter for all purposes of this Article IX) on the part of the Company (or any Affiliate or Representative thereof) or any breach of, or inaccuracy in , any representation or warranty made by or on behalf of the Company in this Agreement or any Company Ancillary Agreement (in each case, as such representation, warranty or statement would read had any references to “material,” “materiality,” or any similar materiality qualifications, including the word “Material” in the phrase “Material Adverse Effect,” were deleted therefrom);

(ii)       any breach or violation of any covenant or agreement of the Company to the extent required to be performed or complied with by the Company at or prior to the Closing in or pursuant to this Agreement or any Company Ancillary Agreement or any breach or violation of any covenant of the Securityholder Representative;

(iii)       any fraud on the part of the Effective Time Holder (or any Affiliate or Representative thereof) in any Ancillary Agreement to which such Effective Time Holder is a party; or

(iv)       any breach or violation of any covenant or agreement on the part of the Effective Time Holder (including under this Article IX) any Ancillary Agreement to which such Effective Time Holder is a party.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(b)       Limitations.

(i)       The Effective Time Holders will have no obligation to indemnify the Parent Indemnified Persons pursuant to Sections 9.01(a)(i) in respect of Losses arising from:

(A)       the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Parent Indemnified Persons for breaches or inaccuracies of representations and warranties pursuant to Sections 9.01(a)(i) exceed (i) $35,000 for any individual claims and (ii) $550,000 (at which point the Effective Time Holders will indemnify the Parent Indemnified Persons for all such Losses in excess of such amount, subject to the other limitations contained herein), and the Effective Time Holders’ aggregate Liability in respect of claims for indemnification pursuant to Sections 9.01(a)(i), other than for Company Fundamental Representations, will not exceed the Indemnity Escrow Amount; provided, that the foregoing limitations will not apply to claims based upon fraud;

(B)       the Effective Time Holders’ aggregate Liability in respect of claims pursuant to Sections 9.01(a)(i) shall not exceed the amount remaining in, and shall be recoverable only from, the Indemnity Escrow Fund; and

(C)       claims for indemnification pursuant to any other provision of Section 9.01(a) are not subject to the monetary limitations set forth in this Section 9.01(b)(i).

(ii)       Notwithstanding anything to the contrary contained herein, other than with respect to claims based on the fraud committed by such Effective Time Holder, no Effective Time Holder shall be liable for Losses pursuant to this Article IX and Section 10.01, for more than the amount of consideration (including Closing Cash Consideration and Stock Consideration) actually paid or payable to him, her or it pursuant to this Agreement.

(iii)       Notwithstanding any other provision of this Agreement, no Effective Time Holder shall be liable for Losses pursuant to this Article IX or Section 10.01 with respect to any Taxes resulting from or arising out of (i) any Tax election made after the Closing with retroactive effect to any Tax period ending on or prior to the Closing Date or the portion of any Straddle Period ending on the Closing Date (including, for the avoidance of doubt, any election pursuant to Section 338 of the Code) or (ii) any actions taken on the Closing Date after the Closing outside the ordinary course of business.

Section 9.02 Indemnification by Parent.

(a)       Indemnification. Subject to the limitations set forth in this Article IX, from and after the Closing, Parent shall indemnify, defend and hold harmless each of the Effective Time Holders and each of their respective Affiliates (including, prior to the Closing only, the Company), and the Representatives, Affiliates, successors and assigns of each of the foregoing Persons (each,

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

an “Effective Time Holder Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Effective Time Holder Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly:

(i)       any fraud on the part of Parent, or any Affiliate or Representative thereof, or any breach of, or inaccuracy in (or any Third Party Claim that alleges facts that, if proven, would constitute a breach of or inaccuracy in), any representation, warranty or statement made by or on behalf of Parent in this Agreement or any Ancillary Agreement (in each case, assuming that all qualifications contained in this Agreement or any Ancillary Agreement, including each qualifying reference to the words “material” and “materially” and all similar phrases and words were deleted therefrom); or

(ii)       any breach or violation of any covenant or agreement of Parent (including under this Article IX) or any covenant or agreement of the Company to the extent required to be performed or complied with by the Company after the Closing, in either case in or pursuant to this Agreement or any Ancillary Agreement.

(b)       Limitations.

(i)       Parent will have no obligation to indemnify the Effective Time Holder Indemnified Persons pursuant to Section 9.01(a)(i) in respect of Losses arising from the breach of, or inaccuracy in, any representation, warranty or statement described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Effective Time Holder Indemnified Persons exceeds $35,000 (at which point Parent will indemnify the Effective Time Holder Indemnified Persons for all such Losses in excess of such amount), and Parent’s aggregate liability in respect of claims for indemnification pursuant to Section 9.01(a)(i) will not exceed $550,000; provided, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 9.01(a)(i) in respect of breaches of, or inaccuracies in, Parent Fundamental Representations (b) claims based upon fraud. Claims for indemnification pursuant to any other provision of Section 9.01(a) are not subject to the limitations set forth in this Section 9.01(b).

(ii)       Notwithstanding anything to the contrary contained herein, other than with respect to claims based on the fraud of Parent, Parent shall not be liable for Losses pursuant to this Article IX, more than the Merger Consideration.

Section 9.03 Time for Claims; Notice of Claims.

(a)       Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 9.01(a)(i) or 9.02(a)(i) for any breach of, or inaccuracy in, any representation, warranty or statement unless a written notice is provided to the Indemnifying Party:

(i)       at any time, in the case of fraud;

(ii)       at any time prior to the sixtieth (60) day following the expiration of the applicable statute of limitations (taking into account any tolling periods and other

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

extensions) in the case of any breach of, or inaccuracy in, the Company Fundamental Representations or Parent Fundamental Representations;

(iii)       at any time prior to eighteen (18) months, in the case of any breach of, or inaccuracy in, any other representation, warranty or statement in this Agreement or in any Ancillary Agreement delivered pursuant to this Agreement; and

(iv)        notwithstanding Section 9.03(a)(iii), at any time prior to twenty-four (24) months in the case of any breach of, or inaccuracy in, the representations and warranties contained in Section 3.13 and Section 3.14.

(b)       Written Notice of Indemnification Claims. In the event that any Indemnified Person wishes to make a claim for indemnification under this Article IX or Section 10.01, the Indemnified Person shall give written notice of such claim to each Indemnifying Party (with all notices to the Effective Time Holders being given to the Securityholder Representative) within the applicable time limitations contained in Section 9.03(a). Any such notice shall describe the breach or inaccuracy (or, in the case or a Third Party Claim, the allegations that, if proven, would constitute such breach or inaccuracy) and other material facts and circumstances upon which such claim is based and the estimated amount of Losses involved, in each case, in reasonable detail in light of the facts then known to the Indemnified Person; provided, that no defect in the information contained in such notice from the Indemnified Person to any Indemnifying Party will relieve such Indemnifying Party from any obligation under this Article IX, except to the extent such failure to include information actually and materially prejudices such Indemnifying Party.

Section 9.04 Third Party Claims.

(a)       Notice of Third Party Claims. Promptly after receipt by an Indemnified Person of written notice of the assertion of a claim by any Person who is not a party to this Agreement (a “Third Party Claim”) that may give rise to an Indemnity Claim against an Indemnifying Party under this Article IX, the Indemnified Person shall give written notice thereof to the Indemnifying Party; provided, that no delay on the part of the Indemnified Person in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Article IX, except to the extent such delay actually and materially prejudices the Indemnifying Party.

(b)       Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by or on behalf of any Indemnified Person pursuant to Section 9.04(a). In addition, the Indemnifying Party will have the right to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party gives written notice that they or it will defend the Third Party Claim to the Indemnified Person within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim under Section 9.04(a) stating that the Indemnifying Party will, and thereby covenants to, indemnify, defend and hold harmless the Indemnified Person from and against the entirety of any and all Losses the Indemnified Person may suffer resulting from or arising out of such Third Party Claim, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

equitable relief against the Indemnified Person, (iii) the Indemnified Person has not been advised by counsel that an actual or potential conflict exists between the Indemnified Person and the Indemnifying Party in connection with the defense of the Third Party Claim, (iv) the Third Party Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action, (v) the Third Party Claim does not give rise to, or may give rise to, if the claims alleged in such Third Party Claim were proven, a claim noticed to (and covered by) the R&W Insurance Policy, after giving effect to the retention under such policy, and (vi) the Indemnifying Party diligently conducts the defense of the Third Party Claim. The Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. Notwithstanding anything contained herein to the contrary, in the event of any conflict between the provisions of this Section 9.04 relating to the defense of a Third Party Claim for which the R&W Insurance Policy is or may be responsible for any payments with respect to such Third Party Claim and the provisions of the R&W Insurance Policy, the provisions of the R&W Insurance Policy shall govern and control and the rights of the Indemnified Persons and the Indemnifying Parties hereunder in respect of the defense of such Third Party Claim are expressly subordinated to the provisions of the R&W Insurance Policy and the rights of the insurer thereunder relating to the defense of Third Party Claims.

(c)       Limitations on Indemnifying Party Control. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of all Indemnified Persons from all Liabilities in respect of such Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Person.

(d)       Indemnified Person’s Control. If the Indemnifying Party does not deliver the notice contemplated by Section 9.04(b)(i) within fifteen (15) days after the Indemnified Person has given notice of the Third Party Claim pursuant to Section 9.04(a), or otherwise at any time fails to diligently conduct the defense of the Third Party Claim or is not entitled to conduct the defense of the Third Party Claim, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); provided, that the Indemnifying Party will not be bound by the entry of any such judgment or any compromise or settlement consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). If such notice and evidence is given on a timely basis and the Indemnifying Party conducts the defense of the Third Party Claim diligently but any of the other conditions in Section 9.04(b) is or becomes unsatisfied, the Indemnified Person may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Indemnified Person conducts

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

the defense of the Third Party Claim pursuant to this Section 9.04(d), the Indemnifying Party will (i) advance the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) and (ii) remain responsible for any and all other Losses that the Indemnified Person may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim to the fullest extent provided in this Article IX. For the avoidance of doubt, this Section 9.04 shall not apply to Taxes, which will be governed exclusively by Article X.

Section 9.05 Indemnification Limitations. Losses that may be recovered shall take account of and be reduced by (i) any amounts recovered and actually received by the Indemnified Persons pursuant to any indemnification agreement with any third party and (ii) the amount of any insurance proceeds actually received by the Indemnified Person in respect thereof (including any proceeds under the R&W Insurance Policy after taking into account any retention under such policy) (each Person named and source identified in clauses (i) and (ii), a “Collateral Source”), in each case of clauses (i) and (ii), net of any out-of-pocket costs reasonably incurred for pursuing such insurance or other proceeds, deductibles and any increased premium amounts directly attributable to such claim.

Section 9.06 No Circular Recovery. Each Effective Time Holder hereby agrees that with respect to its Pro Rata Portion of any Losses, he/she/it will not make any claim for indemnification, contribution or advancement of expenses against Parent or the Company by reason of the fact that such Effective Time Holder was a controlling person, director, employee or Representative of the Company or was serving as such for another Person at the request of the Company (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Legal Requirement, Organizational Document, Contractual Obligation or otherwise) with respect to any claim brought by a Parent Indemnified Person against any Effective Time Holder under this Agreement or the facts and circumstances underlying any such claim brought by a Parent Indemnified Person or otherwise relating to this Agreement, any Ancillary Agreement or any of the Contemplated Transactions. Notwithstanding any other provision of this Agreement, other than with respect to a claim for fraud committed by an Effective Time Holder, only Parent or any successor thereto or assign thereof (on behalf of itself or any other Parent Indemnified Party) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement against any Effective Time Holder.

Section 9.07 Indemnity Escrow. For as long as there are funds in the Indemnity Escrow Fund maintained under the Escrow Agreement, any and all amounts payable by the Effective Time Holders as Indemnifying Party to a Parent Indemnified Person will be paid in cash first out of the Indemnity Escrow Fund established pursuant to the Escrow Agreement. The existence of the Indemnity Escrow Fund under the Escrow Agreement will not be deemed to limit the amount of any allowable claims by any Parent Indemnified Person pursuant to this Agreement for Losses in excess of the amount of such escrowed funds.

Section 9.08 Knowledge and Investigation. The right of any Parent Indemnified Person or Effective Time Holder Indemnified Person to indemnification pursuant to this Article IX will not be affected by any investigation conducted or knowledge acquired (or capable of being

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 9.01 and 9.02. The waiver of any condition contained in this Agreement or in any Ancillary Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Parent Indemnified Person or Effective Time Holder Indemnified Person to indemnification pursuant to this Article IX based on such representation, warranty, covenant or agreement.

Section 9.09 Materiality. For purposes of this Article IX, in determining the amount of Losses of the Parent Indemnified Persons or Effective Time Holder Indemnified Persons resulting from any inaccuracy in or breach of any representation or warranty, all such representations and warranties shall be read without regard to any “material,” “materiality,” or any similar materiality qualifications, including the word “Material” in the phrase “Material Adverse Effect,” contained in or otherwise applicable to such representation or warranty.

Section 9.10 Order of Recovery. Prior to making any claim for indemnification hereunder or otherwise seeking recourse pursuant to this Article IX or Section 10.01 against the Effective Time Holders, Parent and the other Parent Indemnified Parties shall first seek recourse for any Loss from and against the R&W Insurance Policy to the fullest extent permitted thereby, taking into account coverage limitations and the applicable retention or deductible amount thereunder. If and only to the extent Parent and the other Parent Indemnified Parties are unable to recover in respect of such Loss from and against the R&W Insurance Policy, Parent and the other Parent Indemnified Parties shall then be entitled to bring a claim for indemnification pursuant to the terms and subject to the conditions and limitations of this Article IX and Section 10.01. At no time and in no event may the R&W Insurance Policy be amended, repealed or otherwise modified in a manner that would adversely affect the Effective Time Holders without the prior written consent of the Securityholder Representative.

Section 9.11 Remedies.

(a)       The rights of each Parent Indemnified Person and Effective Time Holder Indemnified Person under this Article IX are cumulative, and each Parent Indemnified Person and Effective Time Holder Indemnified Person will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article IX without regard to the availability of a remedy under any other provision of this Article IX. Notwithstanding the foregoing, Parent and other Parent Indemnified Persons shall not have double recovery for the same or related claims.

(b)       From and after the Closing, except as specifically provided herein, the sole and exclusive remedy of any Indemnified Person for any and all claims (other than claims for fraud on the part of a party in connection with the transactions contemplated by this Agreement, or in the case of the Effective Time Holder, other than against the Effective Time Holder committing such fraud) arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. Notwithstanding the foregoing, this Section 9.11(b) shall not operate to limit the rights of a party to seek equitable remedies for non-monetary relied (including specific

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

performance or injunctive relief) or, in the case of fraud committed by or on behalf of the other party, any remedies available to it under applicable Legal Requirements. For the avoidance of doubt, nothing in this Section 9.11(b) shall limit a Parent Indemnified Person’s ability to recover under the R&W Insurance Policy.

Article X
TAX MATTERS

Section 10.01 Tax Indemnification. From and after the Closing Date, the Effective Time Holders shall severally and not jointly in accordance with their respective Pro Rata Portions indemnify, defend and hold harmless each Parent Indemnified Person from, against and in respect of any and all Losses that constitute or that result from, arise out of or relate to, directly or indirectly (a) Taxes (or the non-payment thereof) of the Company Group for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (b) any Taxes of the Company Group or Parent with respect to an adjustment under 481(a) of the Code (or any corresponding or similar provision of state or local law) by reason of a change in method of accounting from the cash and receipts method to the accrual method made or required to be made as a result of the Contemplated Transaction; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company Group is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Legal Requirement and (d) any and all Taxes of any Person imposed on the Company Group for any period as a transferee or successor, by Legal Requirement, by Contractual Obligation, or otherwise with respect to a transaction or event occurring on or prior to the Closing Date; (e) all Taxes of any Person imposed on the Company Group as a result of any tax sharing agreement (other than customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes) entered into on or prior to the Closing Date for any Pre-Closing Tax Period; (f) one half of all transfer Taxes; and (g) all Taxes described in Section 2.03 (Withholding); provided, that the Effective Time Holders will not be required to reimburse Parent for any such Taxes to the extent reflected as a Liability in the calculation of Closing Net Working Capital, or included in the Company Transaction Expenses or the amount of Closing Indebtedness as set forth on the Final Closing Balance Sheet.

Section 10.02 Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Company Group based upon or measured by income, gain, receipts, sales, activities, proceeds, profits, events or similar items for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company Group holds a beneficial interest will be deemed to terminate at such time), provided that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis. The amount of other Taxes for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 10.03 Pre-Closing Tax Returns. Parent shall prepare and file or cause to be prepared and filed all Tax Returns for the Company Group for Pre-Closing Tax Periods that are filed after the Closing Date or for a Straddle Period. To the extent the Effective Time Holders may be subject to an indemnity claim with respect to such Tax Returns, any such Tax Return described in the preceding sentence that relates to any Pre-Closing Tax Period shall be prepared, and all elections with respect to such Tax Returns shall be made, in a manner consistent with the prior practice of the Company Group, in each case except to the extent required by any applicable Legal Requirement. To the extent the Effective Time Holders may be subject to an indemnity claim with respect to such Tax Returns, Parent shall provide the Securityholder Representative with completed drafts of such Tax Returns for the Securityholder Representative’s review and comment at least thirty (30) days prior to the due date for filing thereof (giving effect to any extensions thereto), and shall consider in good faith such revisions to such Tax Returns as are requested by the Securityholder Representative, provided, that the Securityholder Representative’s requests (i) are consistent with the prior practice of the Company Group, and (ii) comply with applicable Legal Requirements.

Section 10.04 Tax Proceedings. Parent shall reasonably promptly notify the Securityholder Representative of any audit or contest regarding any Tax Return of the Company Group relating to a Pre-Closing Tax Period if such audit or contest would reasonably be expected to result in an indemnity obligation of the Effective Time Holders (an “Effective Time Holder Tax Audit”). Parent shall have the right to control each Effective Time Holder Tax Audit; provided, however, that the Securityholder Representative will have the right, directly or through its designated representatives and at the Effective Time Holders’ sole cost and expense, to review in advance and comment upon all submissions made in the course of any Effective Time Holder Tax Audit (including any administrative appeals thereof), and Parent shall keep the Securityholder Representative reasonably notified regarding the progress of such Effective Time Holder Tax Audit and shall consider in good faith all reasonable comments, strategic or otherwise, provided by the Securityholder Representative in connection with such Effective Time Holder Tax Audit.

Section 10.05 Tax Sharing Agreements. All Tax sharing agreements or similar Contractual Obligations and all powers of attorney with respect to or involving the Company Group will be terminated prior to the Closing and, after the Closing, the Company Group will not be bound thereby or have any Liability thereunder.

Section 10.06 Certain Taxes and Fees. One half of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Contemplated Transactions, will be treated as Company Transaction Expenses, and the other half of such Taxes and fees or charges will be borne by Parent. All necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges will be filed by the party responsible for filing such Tax Returns and other documentation pursuant to applicable Legal Requirements and, if required by applicable Legal Requirements, the other parties will (and will cause their Affiliates to) join in the execution of any such Tax Returns and other documentation.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 10.07 Cooperation on Tax Matters. The parties will cooperate fully, as and to the extent reasonably requested by any of Parent, the Company or the Securityholder Representatives, in connection with any Tax matters relating to the Company (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other parties.

Article XI
MISCELLANEOUS

Section 11.01 Notices. Any notice, request, demand, claim or other communication required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered personally, delivered by nationally recognized overnight courier service, sent by certified or registered mail, postage prepaid, (if a facsimile number is provided below) sent by facsimile (subject to electronic confirmation of good facsimile transmission) or sent by electronic mail in .pdf or similar format (with confirmation of transmission). Any such notice, request, demand, claim or other communication shall be deemed to have been delivered and given (a) when delivered, if delivered personally, (b) the Business Day after it is deposited with such nationally recognized overnight courier service, if sent for overnight delivery by a nationally recognized overnight courier service, (c) the day of sending, if sent by facsimile or electronic mail prior to 5:00 p.m. (Eastern time) on any Business Day or the next succeeding Business Day if sent by facsimile after 5:00 p.m. (Eastern time) on any Business Day or on any day other than a Business Day or (d) five Business Days after the date of mailing, if mailed by certified or registered mail, postage prepaid, in each case, to the following address or, if applicable, facsimile number or electronic mail address; provided that with respect to notices delivered to the Securityholder Representative, such notices must be delivered solely via facsimile or via email:

If to the Company (prior to the Closing), to:

ConversaHealth, Inc.
734 NW 14th Ave
Portland, OR 97209
Telephone number:
E-mail: murray.brozinsky@conversahealth.com

Attention: Murray Brozinsky, CEO

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Telephone: (650) 988-8500

E-mail: sangus@fenwick.com; KWithrow@fenwick.com

Attn: Samuel B. Angus; Kris Withrow

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

If to Parent (or to the Company after the Closing), to:

American Well Corporation
75 State Street, 26th Floor
Boston, MA 02109
Telephone number: 617-204-3500
Facsimile number: 617-428-4917
Attention: Legal Department

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street Boston, MA 02199

Telephone number: (617) 951-7601
E-mail: Michael.Beauvais@ropesgray.com

Attn: Michael D. Beauvais

If to the Securityholder Representative, to:

Fortis Advisors LLC
Email: notices@fortisrep.com
Facsimile number: 858-408-1843
Attention: Notices Department (Project Copernicus)

with a copy (which shall not constitute notice) to:

Each of the parties to this Agreement may specify a different address, facsimile number or electronic mail address by giving notice in accordance with this Section 11.01 to each of the other parties hereto.

Section 11.02 Succession and Assignment; No Third-Party Beneficiaries. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties (with the Securityholder Representative acting for all of the Effective Time Holders), and any attempt to do so will be null and void ab initio; provided, that Parent may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any liability or obligations hereunder. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties hereto and such successors and permitted assignees, any other right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, it is hereby acknowledged and agreed by the parties hereto

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

that an Indemnified Person that is not party hereto is intended to be an express third party beneficiary of this Agreement.

Section 11.03 Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by Parent, the Company and the Securityholder Representative (acting for all of the Effective Time Holders), or in the case of a waiver, by the party (or in the case of any or all of the Effective Time Holders, by the Securityholder Representative) against whom the waiver is to be effective. No waiver by any party of any breach or violation of, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach or violation of, default under, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

Section 11.04 Provisions Concerning the Securityholder Representative.

(a)       Appointment. The Securityholder Representative is hereby appointed, authorized and empowered to act as the sole and exclusive agent, proxy and attorney-in-fact for each Effective Time Holder for all purposes of this Agreement, the Escrow Agreement, the PPP Escrow Agreement, the Securityholder Representative Engagement Agreement and the Contemplated Transactions, with full and exclusive power and authority to act on such Effective Time Holder’s behalf. The appointment of the Securityholder Representative powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest, shall be irrevocable and shall not be affected by the death, incapacity, insolvency, bankruptcy, illness or other inability to act of any Effective Time Holder and (ii) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in the Escrow Fund. Without limiting the generality of the foregoing, the Securityholder Representative is hereby authorized, on behalf of the Effective Time Holders, to:

(i)       in connection with the Closing, execute and receive all documents, instruments, certificates, statements and agreements on behalf of and in the name of each Effective Time Holder necessary to effectuate the Closing and consummate the Contemplated Transactions;

(ii)       receive and give all notices and service of process, make all filings, enter into all Contractual Obligations, make all decisions, bring, prosecute, defend, settle, compromise or otherwise resolve all claims, disputes and Actions, authorize payments in respect of any such claims, disputes or Actions, and take all other actions, in each case, with respect to the matters set forth in Section 2.08, Section 2.09, Article IX or Article X or any other Actions directly or indirectly arising out of or relating to this Agreement, the Escrow Agreement, the PPP Escrow Agreement or the Contemplated Transactions;

(iii)       receive and give all notices, make all decisions and take all other actions on behalf of the Effective Time Holders in connection with the escrow accounts established

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

pursuant to the Escrow Agreement, including giving any instructions or authorizations to the Escrow Agent to pay from such escrow accounts any amounts owed by the Effective Time Holders pursuant to this Agreement, the Escrow Agreement, the PPP Escrow Agreement or otherwise in connection with the Contemplated Transactions;

(iv)       execute and deliver, should it elect to do so in its good faith discretion, on behalf of the Effective Time Holders, any amendment to, or waiver of, any term or provision of this Agreement or the Escrow Agreement, the PPP Escrow Agreement,, or any consent, acknowledgment or release relating to this Agreement, the Escrow Agreement or the PPP Escrow Agreement; and

(v)       take all other actions permitted or required to be taken by or on behalf of the Effective Time Holders under this Agreement, the Escrow Agreement or the PPP Escrow Agreement and exercise any and all rights that the Effective Time Holders or the Securityholder Representative are permitted or required to do or exercise under this Agreement, the Escrow Agreement or the PPP Escrow Agreement.

Notwithstanding the foregoing, the Securityholder Representative shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein, in the Escrow Agreement, the PPP Escrow Agreement and in the Securityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Securityholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The Securityholder Representative shall be entitled to: (i) rely upon the Consideration Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party.

(b)       Liability. Certain Effective Time Holders have entered into an engagement agreement (the “Securityholder Representative Engagement Agreement”) with the Securityholder Representative to provide direction to the Securityholder Representative in connection with its services under this Agreement, the Escrow Agreement, the PPP Escrow Agreement and the Securityholder Representative Engagement Agreement (such Effective Time Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholder Representative Group”) shall be held liable by any of the Effective Time Holders for actions or omissions in exercising or failing to exercise all or any of the power and authority of the Securityholder Representative pursuant to this Agreement, the Escrow Agreement, the PPP Escrow Agreement or the Securityholder Representative Engagement Agreement, except in the case of the Securityholder Representative’s gross negligence, bad faith or willful misconduct. The Securityholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to any Effective Time Holder for any action taken or omitted to be taken in good faith based on such advice. The Effective Time Holders will severally (and not jointly) indemnify, defend and hold harmless (in accordance with their Pro Rata Portion) the

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Securityholder Representative Group from any Losses arising out of its serving as the Securityholder Representative hereunder under the Escrow Agreement, the PPP Escrow Agreement or under the Securityholder Representative Engagement Agreement,, except for Losses arising out of or caused by the Securityholder Representative’s gross negligence, bad faith or willful misconduct, including, without limitations, (i) the costs and expenses of investigations, defense of claims and in connection with seeking recovery from insurers and (ii) reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Securityholder Representative in such capacity (collectively, the “Representative Losses”) which shall be satisfied first, from the Securityholder Representative Reserve, second, from any distribution of the Escrow Fund or Earn-Out Payments otherwise distributable to the Effective Time Holders at the time of distribution, and third, directly from the Effective Time Holders. The Effective Time Holders acknowledge that the Securityholder Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, , the PPP Escrow Agreement, the Securityholder Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Securityholder Representative shall not be required to take any action unless the Securityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Securityholder Representative against the costs, expenses and liabilities which may be incurred by the Securityholder Representative in performing such actions. The Securityholder Representative is serving in its capacity as such solely for purposes of administrative convenience, and is not personally liable in such capacity for any of the obligations of the Effective Time Holders hereunder, and Parent agrees that they will not look to the personal assets of the Securityholder Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the Effective Time Holders hereunder.

(c)       Reliance on Appointment; Successor Securityholder Representative. Parent and the other Parent Indemnified Persons may rely on the appointment and authority of the Securityholder Representative granted pursuant to this Section 11.04 until receipt of written notice of the appointment of a successor Securityholder Representative made in accordance with this Section 11.04. In so doing, Parent the other Parent Indemnified Persons may rely on any and all actions taken by and decisions of the Securityholder Representative under this Agreement, the Escrow Agreement and the PPP Escrow Agreement notwithstanding any dispute or disagreement among any of the Effective Time Holders or the Securityholder Representative with respect to any such action or decision without any Liability to, or obligation to inquire of, any Effective Time Holder, the Securityholder Representative or any other Person. Any decision, act, consent or instruction of the Securityholder Representative shall constitute a decision of all the Effective Time Holders and shall be final and binding upon each of the Effective Time Holders, and all defenses which may be available to any Effective Time Holder to contest, negate or disaffirm the action of the Securityholder Representative taken in good faith under this Agreement, the Escrow Agreement, the PPP Escrow Agreement or the Securityholder Representative Engagement Agreement are waived. At any time after the Closing, with or without cause, by a written instrument that is signed in writing by holders of at least a majority-in-interest of the Effective Time Holders (determined by reference to their respective Pro Rata Portion) and delivered to

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Parent, the Effective Time Holders may remove and designate a successor Securityholder Representative. If the Securityholder Representative shall at any time resign or otherwise cease to function in its capacity as such for any reason whatsoever, and no successor is appointed by such holders of a majority-in-interest of the Effective Time Holders within ten (10) Business Days, then Parent shall have the right to appoint another Effective Time Holder to act as the replacement Securityholder Representative who shall serve as described in this Agreement and, under such circumstances, Parent and the other Parent Indemnified Persons shall be entitled to rely on any and all actions taken and decisions made by such replacement Securityholder Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Securityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement, the Escrow Agreement and the PPP Escrow Agreement.

(d)       Securityholder Representative Reserve. The Securityholder Representative Reserve shall be held by the Securityholder Representative in a segregated client account and shall be used (i) for the purposes of paying directly or reimbursing the Securityholder Representative for any Losses incurred pursuant to this Agreement, the Escrow Agreement, the PPP Escrow Agreement or the Securityholder Representative Engagement Agreement, or (ii) as otherwise determined by the Advisory Group. The Securityholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Securityholder Representative Reserve other than as a result of its gross negligence or willful misconduct. The Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholder Representative Reserve and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest on the Securityholder Representative Reserve and assign to the Securityholder Representative any such interest. Subject to Advisory Group approval, the Securityholder Representative may contribute funds to the Securityholder Representative Reserve from any consideration otherwise distributable to the Effective Time Holders. As soon as reasonably determined by the Securityholder Representative that the Securityholder Representative Reserve is no longer required to be withheld, the Securityholder Representative shall distribute the remaining Securityholder Representative Reserve (if any) to the Paying Agent for further distribution to the Effective Time Holders.

Section 11.05 Entire Agreement. This Agreement, together with the other Ancillary Agreements, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein. Each of the Company, on the one hand, and Parent, Merger Sub and Sister Subsidiary, on the other hand, acknowledges and agrees that none of the other party or any of its Affiliates or Representatives, or any other Person acting on behalf of the other party or any of their respective Affiliates or Representatives has made, and such party has not relied upon, any representation or warranty, express or implied, as to the other party or its subsidiaries or their respective businesses or assets, except as expressly set forth in this Agreement or the Ancillary Agreements to which it is a party, or, in the case of the Company, as and to the extent required by this Agreement to be set forth in the Company Disclosure Schedule.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

Section 11.06 Counterparts; Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed and delivered by each party hereto. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 11.07 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Legal Requirements, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirements.

Section 11.08 Governing Law. This Agreement, the rights of the parties hereunder and all Actions arising in whole or in part under or in connection herewith (including any Action based upon, arising out of, or related to any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), will be governed by and construed and enforced in accordance with the domestic substantive laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 11.09 Jurisdiction; Venue; Service of Process.

(a)       Jurisdiction. Upon the terms and subject to the conditions of Section 11.10, each of the parties to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware, or if such Action may not be brought in federal court, the state courts of Delaware for the purpose of any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, (ii) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

(b)       Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the State of Delaware. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c)       Service of Process. Each of the parties to this Agreement hereby (i) consents to service of process in any Action among any of the parties hereto relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01, will constitute good and valid service of process in any such Action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 11.10 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each of the parties agrees that, without posting a bond or other undertaking, the other parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each party further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

Section 11.11 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OF THE CONTEMPLATED

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

TRANSACTIONS AND THAT SUCH ACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature pages follows.]

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.

IN WITNESS WHEREOF, each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

PArent:	AMERICAN WELL CORPORATION

	By:	/s/ Keith Anderson
Name: Keith Anderson
Title: Chief Financial Officer

The Company:	CONVERSA HEALTH, INC.

	By:	/s/ Murry Brozinsky
Name: Murry Brozinsky
Title: Chief Executive Officer

MERGER SUB:	COPERNICUS MERGER SUBSIDIARY, Inc.,

	By:	/s/ Bradford Gay
Name: Bradford Gay
Title: Authorized Signatory

Sister subsidiary:	COPERNICUS MERGER Sister SubSIDIARY, LLC,

	By:	/s/ Bradford Gay
Name: Bradford Gay
Title: Authorized Signatory

Securityholder	FORTIS ADVISORS LLC
REPRESENTATIVE:

	By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

Certain confidential information contained in this document, marked by [***], has been omitted because American Well Corporation has determined that the information (i) is not material and (ii) is the type that American Well Corporation customarily and actually treats as private or confidential.